Exhibit 10.1

Execution Version

SUPPLY AND OFFTAKE AGREEMENT

dated as of June 1, 2015

between

J. ARON & COMPANY

and

HAWAII INDEPENDENT ENERGY, LLC

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TABLE OF CONTENTS

(continued)

		Page
ARTICLE 29	NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES	98

ARTICLE 30	MISCELLANEOUS	98

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Schedules

Schedule	Description
Schedule A	Products and Product Specifications

Schedule B	Current Month Pricing Benchmarks

Schedule C	Monthly True-Up Amounts

Schedule D	Operational Volume Range

Schedule E	Included Tanks

Schedule F	Determination and Application of Net Deferred Amount

Schedule G	Daily Settlement Schedule

Schedule H	Form of Inventory Reports

Schedule I	Initial Inventory Targets

Schedule J	Scheduling and Communications Protocol

Schedule K	Determination of Differential Adjustment Settlement Amount

Schedule L	Existing Financing Agreements

Schedule M	Notices

Schedule N	FIFO Balance Final Settlements

Schedule O	Form of Run-out Report

Schedule P	Pricing Group

Schedule Q	Form of Trade Sheet

Schedule R	Form of Step-Out Inventory Sales Agreement

Schedule S	Form of Refinery Production Volume Report

Schedule T	Initial Acceptable Account Debtors

Schedule U	Included Locations

Schedule V	Eligible Hydrocarbon Inventory Locations and Tanks

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Schedule W	SPM Master Buy/Sell Confirmations

Schedule X	Included Materials

Schedule Y	Roll Procedures

Schedule Z	Transition Adjustment Amount

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SUPPLY AND OFFTAKE AGREEMENT

This Supply and Offtake Agreement (this “Agreement”) is made as of June 1, 2015 (the “Effective Date”), between J. Aron & Company (“Aron”), a general partnership organized under the laws of New York and located at 200 West Street, New York, New York 10282-2198, and Hawaii Independent Energy, LLC (the “Company”), a Hawaii limited liability company, located at 800 Gessner Road, Suite 875, Houston, Texas 77024 (each referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, the Company owns and operates a crude oil refinery located in Kapolei, Hawaii (the “Refinery”) for the processing and refining of Crude Oil (as defined below) and other feedstocks and the recovery therefrom of refined products;

WHEREAS, the Company desires to have Aron deliver Crude Oil to the Company for use at the Refinery and purchase all Products (as defined below) upon and subject to the terms and conditions set forth below;

WHEREAS, it is contemplated that on the Commencement Date (as defined below), Aron will purchase from the Company or Existing Supplier/Offtaker (as defined below) all Crude Oil and Products then being held by either entity at the Included Locations (as defined below);

WHEREAS, the Parties have agreed that, for the Term of this Agreement, the Company will provide professional consulting, liaison, and other related services to assist Aron in the marketing and sale of the refined products acquired by Aron hereunder in accordance with the terms and conditions of the Marketing and Sales Agreement (as defined below); and

WHEREAS, it is contemplated that upon the termination of this Agreement, Aron will sell and the Company will purchase all of Aron’s Crude Oil and Products inventory held at the Included Locations in accordance with the term and conditions of the Step-Out Inventory Sales Agreement (as defined below) and Aron will transfer to the Company, through novations or reassignments, various contractual rights pursuant to the termination provisions provided herein;

NOW, THEREFORE, in consideration of the premises and respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions.

For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of September 25, 2013 (as amended by that First Amendment and Waiver to ABL Credit Agreement dated as of February 7, 2014, that Second Amendment and Waiver to ABL Credit Agreement dated as of March 30, 2015, and as further amended, restated, supplemented or otherwise modified from time to time), by and among Hawaii Independent Energy, LLC, formerly known as Tesoro Hawaii, LLC, a Hawaii limited liability company, its subsidiaries party thereto, and each other entity that becomes a borrower thereunder, as borrowers, Hawaii Pacific Energy, LLC, a Delaware limited liability company, as guarantor, the lenders party thereto, and Deutsche Bank AG New York Branch, as administrative agent.

“Acceptable Account Debtors” means such account debtors as Aron, in its reasonable judgment, from time to time determines are acceptable as account debtors for purposes of determining whether an Account will qualify as an Eligible Receivable for purposes hereof; provided that:

(a) each of the Initial Acceptable Account Debtors shall constitute an Acceptable Account Debtor for purposes hereof, subject to clause (c) below;

(b) from time to time the Company may propose to Aron that a new entity constitute an Acceptable Account Debtor for purposes hereof, in which case Aron shall make an examination and evaluation of such entity and determine whether to accept such entity as Acceptable Account Debtor; provided further that (i) in connection with such proposal, the Company shall obtain and provide to Aron such information as Aron shall reasonably request in connection with its determination as to whether such entity shall be accepted as an Acceptable Account Debtor; (ii) based on such information and such factors and considerations as Aron deems relevant, but in any event consistent with the standards and practices that Aron and its Affiliates generally and consistently apply in evaluating the eligibility of receivables in the context of secured financing transactions, which may include (without limitation) the proposed commercial terms, credit considerations (including credit quality and credit limits) and reputational considerations relating to such entity, Aron will promptly endeavor to make such determination and apprise the Company thereof, (iii) such entity shall only be accepted as and constitute an Acceptable Account Debtors if Aron, in its reasonable judgment makes an affirmative decision that such entity be so accepted, and (iv) once added to the list of Acceptable Account Debtors, such entity shall be subject to clause (c) below;

(c) An entity that at any time constitutes an Acceptable Account Debtor may, upon ten (10) Business Days’ prior written notice by Aron to the Company, be removed from such status and cease to be an Acceptable Account Debtor for purposes hereof; provided that Aron bases such determination on such information and such factors and considerations as Aron deems relevant in its commercially reasonable judgment, but in any event consistent with the standards and practices that Aron and its Affiliates generally and consistently apply in evaluating the eligibility of receivables in the context of secured financing transactions, which may include (without limitation) the proposed commercial terms, credit considerations (including credit quality and credit limits) and reputational considerations relating to such entity; and provided further that if the Company objects to such change in status and so notifies Aron in writing of its objection prior to the expiration of such ten (10) Business Day period, then such change in status shall not take effect until three (3) Business Days after the end of such ten (10) Business Day period, during which the Parties shall confer and the Company may provide any additional information regarding Aron’s determination; and

Notwithstanding the foregoing paragraphs (b) and (c), for any account debtor that posts (i) a customary trade letter of credit from a US bank, the US branch of a foreign branch or an Acceptable Foreign Bank that has an Investment Grade Rating, or (ii) cash collateral, to support its payment obligations with respect to any account, any credit-based considerations (but excluding other considerations which are not credit-based) made by Aron in making its determination as to whether such account debtor shall be accepted as or remain as an Acceptable Account Debtor shall be deemed to have been satisfied.

“Acceptable Foreign Bank” means any foreign bank or non-US branch of a foreign bank that is acceptable to Aron in accordance with its internal policies and procedures in effect from time to time, consistently applied.

“Accounts” means all present and future accounts, as defined in the UCC, of the Company.

“Additional Product Transaction” has the meaning specified in the Marketing and Sales Agreement.

“Affected Obligations” has the meaning specified in Section 17.3.

“Affected Party” has the meaning specified in Section 17.1.

“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person. For this purpose, “control” of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person; provided, however, a Permitted Holder shall not be deemed to be an Affiliate of the Company.

“Agency Agreement” means that certain Agency Agreement by and between the Company and Aron, dated as of even date herewith.

“Aggregate Monthly Product Sales Fee” has the meaning specified in Section 7.6.

“Aggregate Monthly Purchased Products Fee” has the meaning specified in Section 8.8.

“Aggregate Purchase Proceeds” has the meaning specified in Section 7.5(b)(iv)(A).

“Aggregate Sale Receipts” has the meaning specified in Section 7.5(a)(iv)(A).

“Ancillary Contract” has the meaning specified in Section 20.1(c).

“Ancillary Costs” means, to the extent reasonably demonstrated by Aron by trade ticket, invoice or other supporting documentation, all freight, pipeline, transportation, storage, tariffs and other costs and expenses incurred as a result of the purchase, movement and storage of

Crude Oil or Products undertaken in connection with or required for purposes of this Agreement (whether or not arising under Aron Procurement Contracts and regardless of the point at which or terms upon which delivery is made under any such Aron Procurement Contract), including, ocean-going freight and other costs associated with waterborne movements, inspection costs and fees, wharfage, port and dock fees, vessel demurrage, lightering costs, ship’s agent fees, import charges, waterborne insurance premiums, fees and expenses, broker’s and agent’s fees, load or discharge port charges and fees, pipeline transportation costs, pipeline transfer and pumpover fees, pipeline throughput and scheduling charges (including any fees and charges resulting from changes in nominations undertaken to satisfy delivery requirements under this Agreement), pipeline and other common carrier tariffs, blending, tankage, linefill and throughput charges, pipeline demurrage, superfund and other comparable fees, processing fees (including fees for water or sediment removal or feedstock decontamination), merchandise processing costs and fees, any charges imposed by any Governmental Authority (including transfer taxes (but not taxes on the net income of Aron) and customs and other duties), user fees, fees and costs for any credit support provided to any third party with respect to any transactions contemplated by this Agreement and any pipeline compensation or reimbursement payments that are not timely paid by the pipeline to Aron. Notwithstanding the foregoing, the following shall not be considered Ancillary Costs: (i) Aron’s hedging costs in connection with this Agreement or the transactions contemplated hereby (but such exclusion shall not change or be deemed to change the manner in which Related Hedges are addressed under Articles 19 and 20 below), (ii) any costs for which Aron has otherwise been compensated under this Agreement and the Transaction Documents by the inclusion of the full amount thereof in any other payment made hereunder, including pursuant to any true-up, adjustment, or netting mechanism provided for thereunder, or (iii) any costs which Aron has agreed, in accordance with the express terms hereof, shall be solely for Aron’s own account.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including Environmental Law, in each case as may be applicable to either Party or the subject matter of this Agreement.

“Aron Crude Purchases” means, for any month, any volumes delivered under Aron Procurement Contracts during such month.

“Aron Procurement Contract” means a procurement contract entered into by Aron for the purchase or sale of Crude Oil to be processed or sold at the Refinery, which may be (i) a contract with any Third Party Supplier or third party purchaser of Crude Oil (other than the Company or an Affiliate of the Company) or a contract with the Company (or an Affiliate of the Company) or such other contract to the extent the Parties deem such contract to be an Aron Procurement Contract for purposes hereof or (ii) a contract with the Company entered into pursuant to Section 5.3(g)(i) which shall provide for the purchase by Aron from the Company of Crude Oil delivered to Aron at the Crude Intake Point.

“Aron’s Policies and Procedures” shall have the meaning specified in Section 14.4(a).

“Arrangement Fee” has the meaning assigned to such term in the Fee Letter.

“Assignment of Claims Act” means the Assignment of Claims Act of 1940, as it may be amended from time to time, together with all regulations promulgated from time to time in respect thereof.

“Bank Holiday” means any day (other than a Saturday or Sunday) on which banks are authorized or required to close in the State of New York.

“Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to which, under Applicable Law, has an analogous effect to any of the foregoing events, (x) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within fifteen (15) days or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.

“Bankruptcy Code” means chapter 11 of Title 11, U.S. Code.

“Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.

“Base Agreements” means any agreements hereafter entered into between the Company and a third party pursuant to which the Company acquires any rights to use Included Product Pipelines or the Included Product Tanks.

“Best Available Inventory Data” means daily inventory reports produced by the Company or third parties in respect of the Crude Storage Tanks, Included Product Tanks and Included Product Pipelines, in the form specified in Schedule H.

“Billing Due Report” has the meaning as specified in Section 11.7(a).

“BPH Pipelines” has the meaning specified on Schedule U.

“BS&W” means basic sediment and water.

“Business Day” means any day that is not a Saturday, Sunday, or Bank Holiday.

“Change of Control” means an event or series of events by which:

(a) the Pledgor at any time ceases to own 100% of the Equity Interests of the Company;

(b) Par Petroleum Corporation (“Par Petroleum”) at any time ceases to own 100% of the Equity Interests of the Pledgor;

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Permitted Holders or any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the Equity Interests of Par Petroleum entitled to vote for members of the board of directors or equivalent governing body of Par Petroleum on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(d) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Par Petroleum cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(e) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of, the power to exercise, directly or indirectly, a controlling influence over the management or policies of Par Petroleum, or control over the equity securities of Par Petroleum entitled to vote for members of the board of directors or equivalent governing body of Par Petroleum on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities and such contract or arrangement shall have continued in effect for 30 consecutive days.

“Collateral” has the meaning specified in the Lien Documents.

“Commencement Date” has the meaning specified in Section 2.3.

“Commencement Date Crude Oil Volumes” means the total quantity of Crude Oil in the Crude Storage Tanks purchased by Aron on the Commencement Date, pursuant to the Inventory Sales Agreements.

“Commencement Date Products Volumes” means the total quantities of the Products in the Product Storage Facilities purchased by Aron on the Commencement Date, pursuant to the Inventory Sales Agreements.

“Commencement Date Purchase Value” means, with respect to the Commencement Date Volumes, initially the Estimated Commencement Date Value until the Definitive Commencement Date Value has been determined and thereafter the Definitive Commencement Date Value.

“Commencement Date Volumes” means, collectively, the Commencement Date Crude Oil Volumes and the Commencement Date Products Volumes.

“Commercial Accounts” means all Accounts other than Government Accounts.

“Company Included Locations” has the meaning specified in the Storage Facilities Agreement.

“Company Inventory Sales Agreement” means the purchase and sale agreement, in form and in substance mutually agreeable to the Parties, dated as of the Commencement Date, pursuant to which the Company is selling and transferring to Aron the portion of the Commencement Date Volumes then owned by the Company for the Commencement Date Purchase Value related thereto, free and clear of all liens, claims and encumbrances of any kind, other than Permitted S&O Liens.

“Company Purchase Agreement” has the meaning specified in the Marketing and Sales Agreement.

“Company Sourcing Transaction” has the meaning specified in Section 18.2(o).

“Contract Nominations” has the meaning specified in Section 5.4(b).

“Counterparty Crude Sales Fee” means, with respect to any month, the sum of all Crude Sales Fees relating to all Counterparty Crude Sales.

“Counterparty Crude Sales” means all sales of Barrels of Crude Oil under Aron Procurement Contracts made by Aron during any month at the direction of the Company to a counterparty other than the Company.

“Crude Buy Leg” has the meaning specified in Section 5.3(e).

“Crude Delivery Point” means the outlet flange of the Crude Storage Tanks.

“Crude Differential” means the Differential applicable to the Current Month Pricing Benchmark for Crude Oil as specified in Schedule B and adjusted monthly pursuant to Schedule K.

“Crude Differential Adjustment Settlement Amount” has the meaning specified in Schedule K.

“Crude Intake Point” means the inlet flange of the Crude Storage Tanks.

“Crude Oil” means crude oil of any type or grade, excluding any Sludge.

“Crude Procurement Request” has the meaning specified in Section 5.3(b).

“Crude Sales Fee” means, for any month, the number of Barrels sold by Aron in connection with any Counterparty Crude Sale multiplied by the Crude Sales Fee Rate for such Counterparty Crude Sale.

“Crude Sales Fee Rate” means, with respect to any Counterparty Crude Sale under which Aron is seller, the fee per Barrel agreed to by Aron and the Company in connection with such Counterparty Crude Sale that shall be due from the Company to Aron with respect to each Barrel sold thereunder.

“Crude Sell Leg” has the meaning specified in Section 5.3(e).

“Crude Storage Tanks” means any of the tanks at the Refinery listed on Schedule E that store Crude Oil.

“Current Deferred Payment Amount” has the meaning specified on Schedule F.

“Current Month Pricing Benchmark(s)” means, for any month and with respect to a particular Pricing Group, the pricing index, formula or benchmark plus or minus the applicable Differential (if any) set forth on and determined in accordance with Schedule B for such month.

“Customer” has the meaning specified in the Marketing and Sales Agreement.

“Daily Prices” means, with respect to a particular grade of Crude Oil or type of Product, the pricing index, formula or benchmark indicated on Schedule B as the relevant daily price.

“Daily Product Purchases” means, for any day and Product Group, Aron’s estimate of the aggregate volume of such Product purchased during such day pursuant to Included Purchase Transactions.

“Daily Product Sales” means, for any day and Product Group, Aron’s estimate of the aggregate sales volume of such Product sold during such day, pursuant to (a) any Included Sales Transaction, and (b) any Additional Product Transaction.

“Default” means any event that, with notice or the passage of time, would constitute an Event of Default.

“Default Interest Rate” means the lesser of (i) the per annum rate of interest calculated on a daily basis using the prime rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points and (ii) the maximum rate of interest permitted by Applicable Law.

“Defaulting Party” has the meaning specified in Section 19.2(a).

“Deferral Arrangement Fee” has the meaning specified in the Fee Letter.

“Deferral Fee” has the meaning specified in Schedule F.

“Deferred Payment Availability Fee” has the meaning specified in Schedule F.

“Deferred Payment Termination Date” has the meaning specified in Section 11.6(b).

“Deferred Payment Credit Support Amount” means, as of any day, the product of (i) 0.85 and (ii) sum of (A) the Eligible Receivables as most recently reported by the Company pursuant to Section 11.7(a) and subject to any adjustments by Aron pursuant to Section 11.7(b); and (B) the Eligible Hydrocarbon Inventory Value as of such day.

“Definitive Commencement Date Value” has the meaning specified in the Inventory Sales Agreements.

“Delivery Date” means any calendar day.

“Delivery Month” means (i) the month in which Crude Oil is to be delivered to the Refinery in accordance with the relevant Procurement Contract, or (ii) the month in which Product is to be delivered to the Refinery in accordance with the relevant Refinery Product Contract or Included Product Contract.

“Delivery Point” means a Crude Delivery Point or a Products Delivery Point, as applicable.

“Deposit Account Control Agreement” means an agreement in writing, in form and substance reasonably satisfactory to Aron, by and among Aron, the Company and the bank at which the Receivables Collection Account is at any time maintained which provides that such bank will comply with instructions originated by Aron directing disposition of the funds in the deposit account without further consent by the Company and has such other terms and conditions as Aron may reasonably require.

“Designated Affiliate” means, in the case of Aron, Goldman, Sachs & Co., and in the case of the Company, Par Petroleum Corporation and the Pledgor.

“Differential” means, for each Current Month Pricing Benchmark, the amount added to or subtracted from the reference pricing source to determine such Current Month Pricing Benchmark. The Differentials applicable during the Term, as shall be set forth on Schedule B and as may be adjusted from time to time pursuant to Section 7.4.

“Differential Adjustment Month” has the meaning specified in Section 7.4(d).

“Disposed Quantity” has the meaning specified in Section 9.4(a).

“Disposition Amount” has the meaning specified in Section 9.4(a).

“Effective Date” has the meaning specified in the introductory paragraph of this Agreement.

“Eligible Hydrocarbon Inventory” means, as of any day, the Hydrocarbons (including, for the avoidance of doubt, gasoline blendstock) owned by the Company and held for sale or that consists of raw materials and, in each case, that are subject to a valid, first priority perfected Lien and security interest in favor of Aron, including, without limitation, at any time and with respect to any such Hydrocarbons, the aggregate volume of such Hydrocarbons constituting linefill; provided that, unless Aron shall otherwise elect in its reasonable discretion, Eligible Hydrocarbon Inventory shall not include any Hydrocarbon:

(a) that is held on consignment or not otherwise owned by the Company;

(b) that is obsolete or returned or repossessed or used goods taken in trade;

(c) that is unmerchantable, constitutes Sludge or damaged product or constitutes product that is permanently off-spec;

(d) that is subject to any other Lien whatsoever (other than Permitted Liens (as defined in the Pledge and Security Agreement));

(e) that consists solely of chemicals (other than commodity chemicals maintained in bulk), samples, prototypes, supplies, or packing and shipping materials;

(f) that has been sold to a customer of the Company;

(g) that is not (i) located at a location owned or leased by the Company and set forth on Schedule V hereto, or (ii) in transit between any such locations (other than via pipeline movement within the Refinery and Storage Facilities);

(h) that is not currently either usable or salable, at market price, in the normal course of the Company’s business;

(i) that contains or bears any Intellectual Property (as defined in the Pledge and Security Agreement) licensed to the Company by any Person, if it would restrict Aron from selling or otherwise disposing of such Hydrocarbon Inventory in accordance with the terms of the Pledge and Security Agreement without infringing the rights of the licensor of such Intellectual Property or violating any contract with such licensor (and without payment other than any ordinary course royalty payments or similar payments due with respect to the sale or disposition of such Inventory pursuant to the applicable license agreement for such Intellectual Property) and as to which the Company has not delivered to Aron a consent or sublicense agreement from such licensor in form and substance acceptable to Aron if requested; and

(j) that is not identified on Schedule X, unless otherwise mutually agreed by the Parties.

“Eligible Hydrocarbon Inventory Value” means, as of any day, the aggregate value of the then existing Eligible Hydrocarbon Inventory, determined based on the applicable then current Daily Prices; provided that to the extent the price of any such Eligible Hydrocarbon Inventory is hedged under Swap Contracts (as defined in the Pledge and Security Agreement), such aggregate value shall be increased or decreased (as appropriate) by the then current aggregate mark-to-market value of such Swap Contracts as determined by Aron based on its then current methodology for marking outstanding positions; provided further that such Swap Contracts shall only include those that have been designated by the Company (which designation shall be no less frequent than monthly) to hedge the Company’s price exposure with respect to Eligible Hydrocarbon Inventory.

“Eligible Receivables” means Accounts created by the Company that in each case satisfy the criteria set forth below as reasonably determined by Aron:

(a) such Accounts arise from the actual and bona fide sale and delivery of refined petroleum products by the Company to an Acceptable Account Debtor in the ordinary course of the Company’s business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto and are evidenced by an invoice delivered to the relevant Acceptable Account Debtor;

(b) such Accounts (i) are not unpaid more than fifteen (15) days after the original due date therefor and (ii) are not unpaid more than forty-five (45) days after the date of the original invoice thereof;

(c) such Accounts comply with the following terms and conditions: (i) the amounts shown on any invoice delivered to Aron or schedule thereof delivered to Aron shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to the Receivables Collection Account, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any Acceptable Account Debtor except for credits, discounts, allowances or extensions made or given in the ordinary course of the Company’s business in accordance with practices and policies previously disclosed to Aron and (iv) none of the transactions giving rise thereto will violate any Applicable Law, all documentation relating thereto will be legally sufficient under such Applicable Law and all such documentation will be legally enforceable in accordance with its terms;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) such Accounts do not consist of percentage of completion accounts or progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon the Company’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Aron shall have received an agreement in writing from the Acceptable Account Debtor, in form and substance reasonably satisfactory to Aron, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(f) such Accounts are not owing by creditors of or suppliers to the Company or an Affiliate or employee of the Company, excluding HIE Retail and the Mid Pac Group;

(g) if such Accounts arise from the sale and delivery of refined petroleum products by the Company to HIE Retail and the Mid Pac Group, such sale shall have arisen in the ordinary course of the Company’s or such Affiliate’s business, be made upon fair and reasonable terms not less favorable to the Company or such Affiliate than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate of the Company, be promptly invoiced upon delivery and provide for payment thereunder being due no later than three Business Days after invoicing; provided that the amount of such Accounts from HIE Retail or the Mid Pac Group taken individually shall not constitute more than ten percent (10%) of the sum of all Eligible Receivables at any time (but the portion of the Accounts not in excess of such percentage shall be deemed Eligible Receivables); provided further that the aggregate amount of such Accounts shall not constitute more than eighteen percent (18%) of the sum of all Eligible Receivables at any time (but the portion of the Accounts not in excess of such percentage shall be deemed Eligible Receivables);

(h) there are no facts, events or occurrences which would materially impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or materially delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected security interest in favor of Aron pursuant to the Lien Documents and each Acceptable Account Debtor has been instructed that all payments in respect of such Accounts are to be made directly to the Receivables Collection Account;

(j) such Accounts are not subject to any other Liens and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens, in each case, other than Permitted S&O Liens;

(k) neither the Acceptable Account Debtor nor any officer or employee of the Acceptable Account Debtor with respect to such Accounts is an officer, employee, agent or Affiliate of the Company;

(l) there are no proceedings or actions which are pending or, to the knowledge of the Company, threatened against the account debtor with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m) such Account is not owed by an account debtor that has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver-manager, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, receiver-manager, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case or other Insolvency Proceeding under any Federal, State, foreign or other bankruptcy laws (other than post-petition accounts payable of an account debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to Aron), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(n) such Account is not owed by an account debtor that has sold all or substantially all its assets (unless such Account has been assumed by a Person that shall have acquired such assets and otherwise satisfies the requirements set forth in this definition);

(o) such Account is not owed by an account debtor that has Accounts classified as ineligible under clause (b) above which constitute more than twenty-five percent (25%) of the total Accounts of such account debtor;

(p) the account debtor is not located in a state requiring the filing of a “Notice of Business Activities Report” or similar report in order to permit the Company to seek judicial enforcement in such State of payment of such Account, unless the Company has qualified to do business in such state or has filed a “Notice of Business Activities Report” or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(q) such Accounts do not include any billing for interest, fees or late charges (but the portion of the Accounts in excess of such amounts shall be deemed Eligible Receivables if such Accounts are otherwise Eligible Receivables);

(r) which indicates any Person other than the Company as payee or remittance party or is owed in any currency other than U.S. dollars;

(s) which is owed by an account debtor (i) that maintains its chief executive office in the United States and is organized under applicable law of the United States or any State of the United States or (ii) (A) that maintains an Investment Grade Rating, (B) the obligations of which under any Account that is to be an Eligible Receivable are supported by a customary trade letter of credit from a US bank, the US branch of a foreign branch or an Acceptable Foreign Bank that has an Investment Grade Rating or (C) the obligations of which under any Account that is to be an Eligible Receivable are supported by credit insurance that is in form and substance and by an issuer reasonably satisfactory to Aron;

(t) such Accounts are owed by account debtors that at all times are Acceptable Account Debtors;

(u) no portion of any such Accounts is evidenced by a promissory note or other instrument or by chattel paper;

(v) such Accounts are not otherwise subject to any potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, rebate, credit or allowance (provided that if such Accounts are otherwise Eligible Receivables, the portion of such Accounts in excess of the amount at any time and from time to time owed by the Company to the Acceptable Account Debtor or claimed owed by such Acceptable Account Debtor may be deemed Eligible Receivables);

(w) if the Account is a Commercial Account, then it shall be an Eligible Receivable only if it satisfies the following additional criteria:

(I) the aggregate amount of such Accounts owing by a single account debtor do not constitute more than twenty-five percent (25%) of the sum of all Eligible Receivables (but the portion of the Accounts not in excess of such percentage shall be deemed Eligible Receivables);

(II) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof; and

(III) such Accounts are owed by account debtors whose total indebtedness to such the Company does not exceed the credit limit with respect to such account debtors as determined by the Company from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices and policies of the Company as of the Commencement Date and such credit limit is reasonably acceptable to Aron (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Receivables if such Accounts are otherwise Eligible Receivables); and

(x) if the Account is a Government Account and otherwise satisfies the criteria for an Eligible Receivable it shall be an Eligible Receivable except for any portion thereof:

(I) against which the applicable U.S. Governmental Authority has exercised its right of setoff or deduction or has formally notified the Company of its intention to do so;

(II) to the extent such Government Account is offset by a deferred revenue deposit related to such Government Account (but only to the extent of such deferred revenue deposit; provided, if and to the extent any such deferred revenue deposit exceeds the related Government Account (such excess, the “Deferred Revenue Excess”), such Deferred Revenue Excess shall further reduce the total Eligible Receivables on a dollar for dollar basis); and

(III) as to which the Company shall not have executed a Notice of Assignment and an Instrument of Assignment with respect to the underlying Government Contract and any other agreements, instruments and documents and performed all acts that Aron may reasonably require to ensure compliance with the Assignment of Claims Act (or any other similar state laws); provided, however, that the filing of such Notice of Assignment and Instrument of Assignment with the applicable U.S. Governmental Authority shall not occur until required pursuant to the Lien Documents;

provided that, in determining the amount of the Accounts to be included in as Eligible Receivables, the face amount of an Account shall be reduced, to the extent not reflected in such face amount, by (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Company may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)); (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Company to reduce the amount of such Account or (iii) the amount of any Reserve established for such Accounts by Aron.

“Ending In-Tank Crude Inventory” has the meaning specified in Section 9.2(a).

“Ending In-Tank Product Inventory” has the meaning specified in Section 9.2(a).

“Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Pledge Agreement” means the Equity Pledge Agreement, dated as of the Commencement Date, by and between Pledgor and Aron, pursuant to which Pledgor shall pledge to Aron, and grant Aron a first lien in, all Equity Interests of the Company.

“ERISA” has the meaning specified in the Pledge and Security Agreement.

“EST” means the prevailing time in the Eastern time zone.

“Estimated Commencement Date Value” has the meaning specified in the Inventory Sales Agreements.

“Estimated Daily Net Crude Sales” has the meaning specified in Section 10.1(c)(i).

“Estimated Daily Net Product Sales” has the meaning specified in Section 10.1(c)(ii).

“Estimated Termination Amount” has the meaning specified in Section 20.2(b).

“Estimated Yield” has the meaning specified in Section 8.3(a).

“Event of Default” means an occurrence of the events or circumstances described in Section 19.1.

“Excess Quantity” has the meaning specified in Section 7.10(a).

“Excluded Materials” means any materials other than Crude Oil or Products.

“Existing Financing Agreements” means the Financing Agreements listed on Schedule L.

“Existing Supplier/Offtaker” means Barclays Bank PLC, a public limited company organized under the laws of England and Wales.

“Existing Supplier/Offtaker Inventory Sales Agreement” means the purchase and sale agreements, in form and in substance reasonably satisfactory to Aron, dated as of the Commencement Date, pursuant to which the Existing Supplier/Offtaker and the Company is selling and transferring to Aron the portion of the Commencement Date Volumes then owned by the Existing Supplier/Offtaker and the Company for the Commencement Date Purchase Value related thereto, free and clear of all liens, claims and encumbrances of any kind, other than Permitted S&O Liens.

“Expiration Date” has the meaning specified in Section 3.1.

“Fed Funds Rate” means the rate set forth in H.15(519) or in H.15 Daily Update for the most recently preceding Business Day under the caption “Federal funds (effective)”; provided that if no such rate is so published for any of the immediately three preceding Business Days, then such rate shall be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged by each of three leading brokers of U.S. dollar Federal funds transactions prior to 9:00 a.m., EST, on that day, which brokers shall be selected by Aron in a commercially reasonable manner. For purposes hereof, “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System, available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/, or any successor site or publication and “H.15 Daily Update” means the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/, or any successor site or publication.

“Fee Letter” means that certain letter from Aron to the Company, executed on or after the date hereof and as from time to time thereafter amended and/or restated, which identifies itself as the “Fee Letter” for purposes hereof, and pursuant to which the Parties have set forth the amounts for and other terms relating to certain fees payable hereunder.

“FIFO Balance Final Settlement” has the meaning specified in Schedule N.

“Financing Agreement” means any credit agreement, indenture or other financing agreement under which the Company or any of its Affiliates may incur or become liable for indebtedness for borrowed money (including capitalized lease obligations and reimbursement obligations with respect to letters of credit) but only if the covenants thereunder limit or otherwise apply to any of the business, assets or operations of the Company and/or any of its Subsidiaries.

“Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of the Company or Aron); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome. Solely for purposes of this definition, the failure of any Third Party Supplier to deliver Crude Oil pursuant to any Aron Procurement Contract, whether as a result of Force Majeure as defined above, “force majeure” as defined in such Aron Procurement Contract, breach of contract by such Third Party Supplier or any other reason, shall constitute an event of Force Majeure for Aron under this Agreement with respect to the quantity of Crude Oil subject to that Aron Procurement Contract.

“Framework Agreement” means that certain Framework Agreement, dated as of September 25, 2013 (as may be amended, restated, supplemented or otherwise modified from time to time), by and among Tesoro Hawaii, LLC, a Hawaii limited liability company, Hawaii Pacific Energy, LLC, a Delaware limited liability company, and Existing Supplier/Offtaker.

“FTZ” means a foreign trade zone authorized in accordance with the Foreign Trade Zone Act of 1934.

“GAAP” means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.

“Government Accounts” means Accounts owing directly by any U.S. Governmental Authority to a Loan Party under a prime contract entered into between such U.S. Governmental Authority and such Loan Party.

“Governmental Authority” means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.

“Hazardous Substances” means any explosive or radioactive substances or wastes and any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.

“HIE Retail” means HIE Retail, LLC, a Hawaii limited liability company.

“Honolulu 10 Inch Pipeline” has the meaning specified on Schedule U.

“HST” means the prevailing time in Hawaii.

“Hydrocarbons” means crude oil, intermediate feedstocks, blendstocks, and finished and unfinished petroleum products, including without limitation, asphalt, gasoline, diesel fuels, fuel oil and jet fuels; provided that such term shall not include solvents.

“Identified Facilities” has the meaning specified in Section 14.4(a).

“Included Company Product Tanks” means all Included Product Tanks owned by the Company or any Affiliate of the Company.

“Included Locations” means, collectively, the Crude Storage Tanks and the Product Storage Facilities, as more particularly described on Schedule E and Schedule U.

“Included Product Pipelines” means the Product pipelines or sections thereof owned or leased by the Company or by a third party that is listed on Schedule U, as such schedule may from time to time be amended by the Parties.

“Included Product Tanks” means the Product storage tanks owned and operated by the Company or by third parties as further identified and described on Schedule E, including, as applicable with respect to the inventory report provided by such third party, any related facilities or pipelines used in connection with such tanks.

“Included Purchase Transaction” means (i) an agreement entered into by Aron at the request of the Company under Section 2.3 of the Marketing and Sales Agreement, pursuant to which Aron purchases any Products from a third party (a “Product Supplier”), or (ii) an agreement with the Company entered into pursuant to Section 8.1(c)(i) which shall provide for purchase by Aron from the Company of Products delivered to Aron at the Products Intake Point.

“Included Sales Transaction” has the meaning specified in the Marketing and Sales Agreement.

“Included Tanks” means the Crude Storage Tanks and Included Product Tanks, as more particularly described on Schedule E.

“Included Third Party Product Tanks” means any Included Product Tanks other than Included Company Product Tanks.

“Independent Inspection Company” has the meaning specified in Section 12.3.

“Index Purchase Value” has the meaning specified in Section 7.5(b)(iv)(B).

“Index Sale Value” has the meaning specified in Section 7.5(a)(iv)(B).

“Infrared Thermography” means the use of infrared images taken on four sides of each tank with the average value determined used to determine the level of Sludge from the appropriate strapping table, with values adjusted from Gross Standard Volume (GSV) to reflect Sludge volumes.

“Initial Acceptable Account Debtors” means the entities listed on Schedule T hereto.

“Initial Estimated Yield” has the meaning specified in Section 2.1(v).

“Initial Margin Amount” has the meaning specified in Section 4.3.

“Interim Differential Adjustment Month” has the meaning specified in Section 7.4(d).

“Interim Payment” has the meaning specified in Section 10.1(a).

“Inventory Report” has the meaning as specified in Section 11.7(a).

“Inventory Sales Agreements” means the Company Inventory Sales Agreement and the Existing Supplier/Offtaker Inventory Sales Agreement.

“Investment Grade Rating” means a rating of BBB- or better by Standard & Poor’s Rating Services and Baa3 or better by Moody’s Investors Service, Inc.

“Latest Commencement Date” has the meaning specified in Section 2.3(a).

“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.

“LIBOR” means, as of the date of any determination, the London Interbank Offered Rate for three-month U.S. dollar deposits appearing on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time). If such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen or its successor), LIBOR shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as the Parties, acting reasonably, select. LIBOR shall be established on the last Business Day of a calendar quarter and shall be in effect for the following three months in the next calendar quarter.

“Lien Documents” means the Pledge and Security Agreement, the Mortgage, the Deposit Account Control Agreement, the Equity Pledge Agreement and any other instruments, documents and agreements delivered by or on behalf of the Company and its Affiliates in order to grant to and perfect in favor of Aron a security interest in and lien on all real, personal or mixed property of any nature of the Company and its Affiliates (subject to customary exclusions acceptable to Aron) as security for the obligations of the Company pursuant to this Agreement, the other Transaction Documents and the Master Agreement.

“Liens” has the meaning specified in Section 18.2(l).

“Liquidated Amount” has the meaning specified in Section 19.2(f).

“Marketing and Sales Agreement” means the products marketing and sales agreement, dated as of the Commencement Date, between the Company and Aron pursuant to which the Product purchased by Aron hereunder shall from time to time be marketed and sold by the Company for Aron’s account or otherwise, as amended, supplemented, restated or otherwise modified from time to time.

“Master Agreement” means the ISDA Master Agreement, dated as of even date herewith, between the Company and Aron, including all schedules, annexes and exhibits thereto and all confirmations from time to time issued thereunder and subject thereto, as amended, supplemented, restated or otherwise modified from time to time.

“Master Agreement Termination Event” means, with respect to a party, any “Event of Default” under the Master Agreement with respect to such party or any “Additional Termination Event” under the Master Agreement for which such party is the sole Affected Party thereunder (other than the “Event of Default” referred to in Part 1(h) of the Schedule to the Master Agreement).

“Master Netting Agreement” means that certain Master Netting Agreement by and between the Company and Aron, dated as of even date herewith.

“Measured Crude Quantity” means, for any Delivery Date, the total quantity of Crude Oil that, during such Delivery Date, was withdrawn and lifted by and delivered to the Company at the Crude Delivery Point, as evidenced by either meter readings and meter tickets for that Delivery Date and tank gaugings conducted at the beginning and end of such Delivery Date.

“Measured Product Quantity” means, for any Delivery Date, the total quantity of a particular Product that, during such Delivery Date, was delivered by the Company to Aron at the Products Intake Point, as evidenced by either (i) meter readings and meter tickets for that Delivery Date or (ii) tank gaugings conducted at the beginning and end of such Delivery Date.

“Mid Pac Group” means Mid Pac Petroleum, LLC, a Delaware limited liability company, and its Subsidiaries.

“Monthly Cover Costs” has the meaning specified in Section 7.7.

“Monthly Crude Forecast” has the meaning specified in Section 5.2(b).

“Monthly Crude Oil True-Up Amount” has the meaning specified in Schedule C.

“Monthly Market Structure Roll Fees” has the meaning specified in Schedule Y.

“Monthly Net Crude Run” has the meaning specified in Section 6.3(b).

“Monthly Net Crude Sales” has the meaning specified in Section 9.3(a).

“Monthly Net Product Group Sales” has the meaning specified in Section 9.3(b).

“Monthly Product Purchase Adjustment” has the meaning specified in Section 7.5(b).

“Monthly Product Sale Adjustment” has the meaning specified in Section 7.5(a).

“Monthly Product True-Up Amount” has the meaning specified in Schedule C.

“Monthly True-Up Amount” has the meaning specified in Section 10.2(a).

“Mortgage” means the Mortgage and Security Agreement, dated as of the Commencement Date, between the Company, as mortgagor and Aron, as mortgagee, granting Aron a lien on all real property and improvements owned by the Company and related asset of the Company as further described therein, as amended, supplemented, restated or otherwise modified from time to time.

“Nomination Cutoff Date” means, with respect to any Aron Procurement Contract, the date and time (if any) by which Aron is required to provide its nominations to the Third Party Supplier thereunder for the next delivery for which nominations are then due or can then be made.

“Non-Affected Party” has the meaning specified in Section 17.1.

“Non-Defaulting Party” has the meaning specified in Section 19.2(a).

“NSV” means, with respect to any measurement of volume, the total liquid volume, excluding sediment and water and free water, corrected for the observed temperature to 60° F.

“Operational Volume Range” means the range of operational volumes for any given set of associated Crude Storage Tanks for each type of Crude Oil and for any given set of associated Product Storage Facilities for each group of Products, between the minimum volume and the maximum volume, as set forth on Schedule D.

“Other Barrels” has the meaning specified in Section 5.3(g)(ii).

“Other Product Barrels” has the meaning specified in Section 8.1(c)(ii).

“Party” or “Parties” has the meaning specified in the preamble to this Agreement.

“Permitted Holders” means Whitebox Advisors LLC, Zell Credit Opportunities Master Fund, L.P. and each of their respective Affiliates.

“Permitted S&O Liens” means: (a) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been made; (b) Liens of mechanics, laborers, suppliers, workers, materialmen, and other similar liens incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefore; (c) Liens securing rental, storage, throughput, transportation, handling or other similar fees or charges owing from time to time to carriers, bailees, transporters or warehousemen, solely to the extent of such fees or charges; and (d) Liens (1) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens arise by operation of law in favor of the seller or shipper of such goods or assets, only attach to such goods or assets and cease to be in effect upon payment in full of the purchase price for such goods or assets, and (2) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pipeline Cutoff Date” means, with respect to any third party Included Product Pipeline, the date and time by which a shipper on such Included Product Pipeline is required to provide its nominations to the entity that schedules and tracks Products in such Included Product Pipeline for the next shipment period for which nominations are then due.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement by and between the Company and Aron, dated of even date herewith.

“Pledgor” means Hawaii Pacific Energy, LLC, a Delaware limited liability company.

“PP&E” means property, plants and equipment.

“Pricing Group” means any of the Product Groups listed as a pricing group on Schedule P.

“Procurement Contract” means any Aron Procurement Contract or Refinery Procurement Contract, or such other contract to the extent the Parties mutually deem such contract to be a Procurement Contract for purposes hereof.

“Procurement Contract Assignment” means an instrument, in form and substance reasonably satisfactory to Aron, by which the Company assigns to Aron all rights and obligations under a Refinery Procurement Contract and Aron assumes such rights and obligations thereunder, subject to terms reasonably satisfactory to Aron providing for the automatic reassignment thereof to the Company in connection with the termination of this Agreement.

“Product” means any of the petroleum products listed on Schedule A, as from time to time amended by mutual agreement of the Parties, excluding any Sludge.

“Product Buy Leg” has the meaning specified in Section 8.1(d).

“Product Differential” means any Differential applicable to a Current Month Pricing Benchmark except for the Current Month Pricing Benchmark for Crude Oil as shall be set forth on Schedule B and as may be adjusted from time to time pursuant to Section 7.4.

“Product Differential Adjustment Settlement Amount” has the meaning specified in Schedule K.

“Product Group” means Crude Oil or a group of Products as specified on Schedule P.

“Product Linefill” means, at any time and for any grade of Product, the aggregate volume of linefill of that Product on the Included Product Pipelines for which Aron is treated as the exclusive owner by the Included Product Pipelines; provided that such volume shall be determined by using the volumes reported on the monthly or daily statements, as applicable, from the Included Product Pipelines.

“Product Procurement Fee” has the meaning specified in the Marketing and Sales Agreement.

“Product Sales Fee” has the meaning specified in the Marketing and Sales Agreement.

“Product Sell Leg” has the meaning specified in Section 8.1(d).

“Product Storage Facilities” means, collectively, Included Product Tanks and Included Product Pipelines.

“Products Delivery Point” means, with respect to any delivery of Product from an Included Location, (i) in the case of delivery from the Refinery Product Storage Tanks, (A) if the Product is to be transported via the Honolulu 10 Inch Pipeline, the last permanent flange of the Honolulu 10 Inch Pipeline and (B) if the Product is to be transported via any of the BPH Pipelines, the last permanent flange of the relevant BPH Pipeline, and (ii) in the case of delivery from any Product Storage Facility other than the Refinery Product Storage Tanks, the outlet flange of the Included Product Tank at such Product Storage Facility.

“Products Intake Point” means (i) in the case of the Refinery Product Storage Tanks, the inlet flange of the Refinery Product Storage Tanks and (ii) in the case of any Product Storage Facility other than the Refinery Product Storage Tanks, the inlet flange of the Included Product Tanks at such Product Storage Facility.

“Products Offtake Point” means the delivery point at which Aron transfers title to Products in accordance with sales transactions executed pursuant to the Marketing and Sales Agreement.

“Projected Monthly Run Volume” has the meaning specified in Section 7.2(a).

“Receivables Collection Account” means the deposit account identified in and subject to the Deposit Account Control Agreement which is the exclusive account maintained by the Company for the collection of all its Accounts.

“Receivables Report” has the meaning specified in Section 11.7(a).

“Refinery” has the meaning specified in the recitals hereto.

“Refinery Crude Purchase Fee” has the meaning specified in Schedule C.

“Refinery Crude Purchase Fee Price” has the meaning specified in the Fee Letter.

“Refinery Facilities” means (i) all the facilities located at the Refinery, and (ii) any associated or adjacent facility used by the Company to carry out the terms of this Agreement, excluding, however, the Crude Oil receiving and Products delivery facilities, pipelines, tanks and associated facilities which constitute the Storage Facilities.

“Refinery Procured Barrels” has the meaning specified in Section 5.3(g)(i).

“Refinery Procured Product Barrels” has the meaning specified in Section 8.1(c)(i).

“Refinery Procurement Contract” means a procurement contract entered into by the Company with any third party seller for the purchase by the Company of Crude Oil, which Crude Oil is to be resold by the Company to Aron at the time such Crude Oil passes the Crude Intake Point.

“Refinery Product Contract” means a procurement contract entered into by the Company with any third party seller for the purchase by the Company of Product, which Product is to be resold by the Company to Aron at the time such Product passes the Products Intake Point.

“Refinery Product Storage Tanks” means the Included Product Tanks owned by the Company and located adjacent to the Refinery used for the storage of Products, as identified on Schedule E.

“Regulatory Event” has the meaning specified in Section 9.6.

“Related Hedges” means any transactions from time to time entered into by Aron with third parties unrelated to Aron or its Affiliates to hedge Aron’s exposure resulting from this Agreement or any other Transaction Document and Aron’s rights and obligations hereunder or thereunder.

“Required Storage and Transportation Arrangements” means such designations and other binding contractual arrangements hereafter entered into, in form and substance reasonably satisfactory to Aron, pursuant to which the Company (or its Affiliates) hereafter shall provide Aron with the Company’s (or its Affiliates’) full right to use the third party Included Product Pipelines and third party Included Product Tanks, pursuant to the terms and conditions of the Base Agreements or such other agreements creating the Company’s rights in and to such facilities and the rights of existing third parties.

“Reserves” means as of any date of determination, such amounts as Aron may from time to time reasonably and in good faith establish and revise pursuant to the standards and practices that Aron and its Affiliates generally and consistently apply in evaluating the eligibility of receivables in the context of secured financing transactions, reducing the amount of Accounts that would otherwise be Eligible Receivables: (a) to reflect events, conditions, contingencies or risks which, as determined by Aron in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, such Account or the amount that might be received by Aron the sale or other disposition or realization upon such Account (but without duplication to the extent already addressed in the criteria which establishes Eligible Receivables) or (b) to reflect Aron’s good faith belief that (1) any collateral report (including the reports to be provided pursuant to Section 11.7(a)) or financial information furnished by or on behalf of the Company to Aron is or may have been incomplete, inaccurate or misleading in any material respect or (2) the information being used by Aron is no longer current as a result of any such collateral report or financial information not having been provided or having been provided after its required delivery date. Without limiting the generality of the foregoing, Reserves may, at Aron’s option, be established to reflect: (A) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in such Accounts for any period to the aggregate dollar amount of the sales for such period), if such dilution as calculated by Aron for any period is or is reasonably anticipated to be greater than five percent (5%); (B) returns, discounts, claims (including, without limitation, warranty claims), credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; or (C) sales, excise or similar taxes included in the amount of any such Accounts reported to Aron. To the extent that an event, condition or matter as to any Eligible Receivable or Eligible Hydrocarbon Inventory is addressed pursuant to the treatment thereof within the applicable definition of such term, Aron shall not also establish a Reserve to address the same event, condition or matter. The amount of any Reserve established by Aron shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Aron in good faith in its reasonable judgment.

“Revised Estimated Yield” has the meaning specified in Section 8.3(a).

“Run-out Report” has the meaning specified in Section 7.3(a).

“Scheduled Differential Adjustment Month” has the meaning specified in Section 7.4(d).

“Settlement Amount” has the meaning specified in Section 19.2(b)

“Sludge” means a semi-solid slurry consisting of hydrocarbons, sediment, paraffin and water, produced from a process or as a result of solids separated from suspension in a liquid.

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) of the Company in respect of borrowed money.

“Specified Transaction” means (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Aron (or any of its Designated Affiliates) and the Company (or any of its Designated Affiliates) (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this agreement or the relevant confirmation.

“SPM” means the self-contained single-point mooring buoy offshore terminal facility maintained by the Company offshore of the Refinery for the purposes of mooring and transferring Crude Oil and Product cargoes from oceangoing vessels.

“SPM Buy/Sell Crude Transaction” has the meaning specified in Section 5.3(e).

“SPM Buy/Sell Product Transaction” has the meaning specified in Section 8.1(d).

“SPM Buy/Sell Transaction” means any SPM Buy/Sell Crude Transaction or SPM Buy/Sell Product Transaction.

“SPM Delivery Point” means, with respect to any Aron Procurement Contract that contemplates delivery at the SPM, the delivery point specified in such Aron Procurement Contract at which title to the Crude Oil or Products being sold thereunder is to be transferred from the Third Party Supplier thereunder to Aron.

“SPM Master Buy/Sell Crude Confirmation” means the master confirmation for SPM Buy/Sell Crude Transactions in the form provided on Schedule W.

“SPM Master Buy/Sell Product Confirmation” means the master confirmation for SPM Buy/Sell Product Transactions in the form provided on Schedule W.

“Step-Out Inventory Sales Agreement” means the purchase and sale agreement, in the form provided on Schedule R, to be dated as of the Termination Date, pursuant to which the Company shall buy Crude Oil and Products from Aron subject to the provisions of this Agreement and any other terms agreed to by the Parties thereto.

“Storage Facilities” means the storage, loading and offloading facilities located at the Refinery including the Crude Storage Tanks and the Refinery Product Storage Tanks and the land, piping, marine facilities, truck facilities and other facilities related thereto, together with existing or future modifications or additions, which are excluded from the definition of Refinery. In addition, the term “Storage Facilities” includes all other Company Included Locations, except those storage, loading and offloading facilities which are used exclusively to store Excluded Materials.

“Storage Facilities Agreement” means the storage facilities agreement, in form and substance mutually agreeable to the Parties, to be dated as of the Commencement Date, between the Company and Aron, pursuant to which the Company has granted to Aron an exclusive right to use the Storage Facilities (to the extent that such exclusive right can be granted) in connection with this Agreement; provided that such storage facilities agreement shall also grant Aron the right to use the SPM for receiving delivery of material to the extent contemplated by this Agreement, it being acknowledged that Aron shall only receive and concurrently transfer to the Company title to materials delivered at the SPM Delivery Point and shall not at any time hold, store or transport any materials at or through the SPM or the pipelines, hoses and other infrastructure connecting the SPM to the Crude Storage Tanks or Refinery Product Storage Tanks.

“Subsidiaries” means, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Supplier’s Inspector” means any Person selected by Aron in a commercially reasonable manner that is acting as an agent for Aron or that (1) is a licensed Person who performs sampling, quality analysis and quantity determination of the Crude Oil and Products purchased and sold hereunder, (2) is not an Affiliate of any Party and (3) in the reasonable judgment of Aron, is qualified and reputed to perform its services in accordance with Applicable Law and industry practice, to perform any and all inspections required by Aron.

“Tank Maintenance” has the meaning specified in Section 9.5(c).

“Target Month End Crude Volume” has the meaning specified in Section 7.2(b).

“Target Month End Product Volume” has the meaning specified in Section 7.3(b).

“Tax” or “Taxes” has the meaning specified in Section 15.1(a).

“Term” has the meaning specified in Section 3.1.

“Termination Amount” means, without duplication, the total net amount owed by one Party to the other Party upon termination of this Agreement under Section 20.2(a).

“Termination Date” has the meaning specified in Section 20.1.

“Termination Date Crude Oil Volumes” has the meaning specified in Section 20.1(d).

“Termination Date Product Volumes” has the meaning specified in Section 20.1(d).

“Termination Date Volumes” has the meaning specified in Section 20.1(d).

“Termination Reconciliation Statement” has the meaning specified in Section 20.2(c).

“Third Party Supplier” means any seller of Crude Oil under a Procurement Contract (other than the Company or any Affiliate of the Company).

“Transaction Document” means any of this Agreement, Marketing and Sales Agreement, the Inventory Sales Agreements, the Storage Facilities Agreement, the Step-Out Inventory Sales Agreement, the Required Storage and Transportation Arrangements, the Fee Letter, any SPM Master Buy/Sell Crude Confirmation, any SPM Master Buy/Sell Product Confirmation, the Lien Documents, and any other agreement or instrument contemplated hereby or executed in connection herewith, including any guarantees or other credit support documents as may be from time to time provided by the Company and/or its Affiliates.

“Transition Adjustment Amount” has the meaning specified on Schedule Z hereto.

“U.S. Governmental Authority” means the federal government of the United States of America or any agency or instrumentality thereof or any state of the United States of America approved by Aron or any agency or instrumentality thereof.

“Volume Determination Procedures” means (a) in respect of determining the NSV of Crude Oil in the Crude Storage Tanks or Products in the Included Company Product Tanks, the Company’s ordinary daily and month-end procedures, which include manually gauging each Crude Storage Tank or Included Company Product Tank on the last day of the month to ensure that the automated tank level readings are accurate to within a tolerance of two inches; provided that if the automated reading cannot be calibrated to be within such tolerance, the Company shall use the manual gauge reading in its calculation of month-end inventory; (b) in respect of determining the NSV of Products in the Included Third Party Product Tanks, using the volumes reported on the most recently available daily reports or monthly statements in respect of such tanks; and (c) in respect of the linefill in the Company-owned Included Product Pipelines, such pipelines shall be deemed full, except when products owned by third parties are flowing through such pipelines.

“Weekly Projection” has the meaning specified in Section 5.2(c).

1.2 Construction of Agreement.

(a) Unless otherwise specified, reference to, and the definition of any document (including this Agreement) shall be deemed a reference to such document as may be, amended, supplemented, revised or modified from time to time.

(b) Unless otherwise specified, all references to an “Article,” “Section,” or Schedule” are to an Article or Section hereof or a Schedule attached hereto.

(c) All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(d) Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.

(e) Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.

(f) Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.

(g) A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.

(h) Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.

(i) Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

(j) Unless otherwise expressly stated herein, any reference to “volume” shall be deemed to refer to actual NSV, unless such volume has not been yet been determined, in which case, volume shall be an estimated net volume determined in accordance with the terms hereof.

(k) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(l) For the purposes of this Agreement, any reference to the “first month” shall be the period from and including the Commencement Date to and including June 30, 2015. Any reference to the “prior month” means the period from and including the Commencement Date of the Original Agreement (as defined therein) to and including the day immediately preceding the Commencement Date.

1.3 The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

ARTICLE 2

CONDITIONS TO COMMENCEMENT

2.1 Conditions to Obligations of Aron. The obligations of Aron contemplated by this Agreement shall be subject to satisfaction by the Company of the following conditions precedent on and as of the Commencement Date:

(a) The Company Inventory Sales Agreement shall have been duly executed by the Company and, pursuant thereto, the Company shall have agreed to transfer to Aron on the Commencement Date, all right, title and interest in and to the portion of the Commencement Date Volumes subject thereto, free and clear of all Liens, other than Permitted S&O Liens;

(b) The Existing Supplier/Offtaker Inventory Sales Agreement shall have been duly executed by the Existing Supplier/Offtaker and the Company and, pursuant thereto, the Existing Supplier/Offtaker and the Company shall have agreed to transfer to Aron on the Commencement Date, all right, title and interest in and to the portion of the Commencement Date Volumes subject thereto, free and clear of all Liens, other than Permitted S&O Liens;

(c) The Company shall have agreed to a form of the Step-Out Inventory Sales Agreement in form and in substance satisfactory to Aron;

(d) The Company shall have duly executed the Storage Facilities Agreement in form and in substance satisfactory to Aron and provided Aron satisfactory documentation that it has secured, for the benefit of Aron, full, unencumbered storage and usage rights of the Storage Facilities;

(e) The Company shall have duly executed the Marketing and Sales Agreement in form and in substance satisfactory to Aron;

(f) The Company shall have duly executed the Agency Agreement in form and in substance satisfactory to Aron;

(g) The Company shall have provided Aron with evidence, in a form reasonably satisfactory to Aron, that the Commencement Date Volumes will be sold to Aron free and clear of any Liens, other than Permitted S&O Liens;

(h) Aron shall have received evidence, reasonably satisfactory to it, confirming that, as of the Commencement Date, (i) the Framework Agreement between the Company and the Existing Supplier/Offtaker has been terminated and all obligations thereunder have been satisfied (other than customary indemnification and similar contingent obligations that expressly survive such termination); (ii) the ABL Credit Agreement has been terminated and all obligations thereunder have been satisfied (other than customary indemnification and similar contingent obligations that expressly survive such termination) and (iii) there are no other Existing Financing Agreements outstanding;

(i) The Company shall have duly executed the Fee Letter and performed any terms and conditions thereof to be performed by the Company on or before the Commencement Date;

(j) The Company shall have duly executed the Master Netting Agreement in form and in substance satisfactory to Aron;

(k) The Company shall have delivered to Aron a certificate signed by an appropriate officer of the Company certifying as to incumbency, due authorization, board approval and resolutions;

(l) The Company shall have delivered to Aron an opinion of counsel, in form and substance satisfactory to Aron, covering such matters as Aron shall reasonably request, including: good standing; existence and due qualification; power and authority; due authorization and execution; enforceability; no conflicts; provided that, subject to Aron’s consent, certain of such opinions may be delivered by the General Counsel of the Company;

(m) No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the Commencement Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement;

(n) Neither the Refinery nor any of the Included Locations shall have been affected adversely or threatened to be affected adversely by any loss or damage, whether or not covered by insurance, unless such loss or damages would not have a material adverse effect on the usual, regular and ordinary operations of the Refinery or the Included Locations;

(o) The Company shall have delivered to Aron insurance certificates evidencing the effectiveness of the insurance policies and endorsements required by Article 16 below;

(p) The Company shall have complied with all covenants and agreements hereunder that it is required to comply with on or before the Commencement Date;

(q) All representations and warranties of the Company and its Affiliates contained in the Transaction Documents shall be true and correct on and as of the Commencement Date;

(r) The Company shall have delivered to Aron such other certificates, documents and instruments as may be reasonably necessary to consummate the transactions contemplated herein;

(s) The Company shall have entered into the Lien Documents granting and perfecting in favor of Aron the security interest and lien contemplated thereby and all actions necessary to perfect the Liens granted thereunder shall have been completed, including (i) the filing of UCC financing statements, (ii) the submission of the Mortgage for filing with appropriate Governmental Authorities, and (iii) the delivery of any certificates and transfer instruments required under the Pledge and Security Agreement or the Equity Pledge Agreement;

(t) The Company shall have duly executed the Environmental Indemnity Agreement in form and in substance satisfactory to Aron;

(u) Aron shall have received written confirmation that (i) all UCC filings in favor of the Existing Supplier/Offtaker or the creditors under the Existing Financing Agreements have been authorized for termination and that applicable termination statements shall be submitted for filing upon the Commencement Date, (ii) any mortgages in favor of the Existing Supplier/Offtaker or such creditors have been authorized for release and that applicable mortgage releases shall be submitted for filing upon the Commencement Date and (iii) all liens in favor of the Existing Supplier/Offtaker or such creditors have been terminated or will be terminated upon proper filing;

(v) Aron shall have received written confirmation that, with respect to all Governmental Accounts (i) assignment of claims in favor of Aron under the Assignment of Claims Act of 1940, as amended (31 U.S.C. 3727, 41 U.S.C. 15), in form reasonably satisfactory to Aron, shall have been duly executed and filed with the relevant account debtors and (ii) all assignment of claims under such Act previously filed in favor of any other party have been cancelled;

(w) A report of bulk sale or transfer with respect to the transfers contemplated by the Company Inventory Sales Agreement and the Existing Supplier/Offtaker Inventory Sales Agreement shall have been filed with the Hawaii Department of Taxation and Aron shall have received a certificate from the Hawaii Director of Taxation confirming that Aron, as purchaser thereunder, has no liability with respect to any Hawaii state taxes due from either of the sellers thereunder;

(x) On or prior to the Commencement Date, the Company shall have provided to Aron an expected Product yield for the Refinery based on its then current operating forecast for the Refinery (the “Initial Estimated Yield”); and

(y) Aron shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Commencement Date required to be reimbursed or paid by the Company hereunder, under the Fee Letter or any other Transaction Document on or prior to such date, including (i) the Arrangement Fee, (ii) the Deferral Arrangement Fee and (iii) reimbursement or payment of Aron’s estimated out-of-pocket expenses of Aron and its Affiliates (including reasonable fees, charges and disbursements of Aron’s counsel, experts and consultants).

(z) The Initial Margin Amount shall have been posted with Aron as contemplated by Section 4.3.

2.2 Conditions to Obligations of the Company. The obligations of the Company contemplated by this Agreement shall be subject to satisfaction by Aron of the following conditions precedent on and as of the Commencement Date:

(a) Aron shall have duly executed the Company Inventory Sales Agreement in form and substance satisfactory to the Company;

(b) Aron shall have duly executed the Existing Supplier/Offtaker Inventory Sales Agreement;

(c) Aron shall have duly executed the Storage Facilities Agreement in form and in substance satisfactory to the Company;

(d) Aron shall have duly executed the Marketing and Sales Agreement in form and in substance satisfactory to the Company;

(e) Aron shall have duly executed the Agency Agreement in form and in substance satisfactory to the Company;

(f) Aron shall have agreed to the form of the Step-Out Inventory Sales Agreement in form and in substance satisfactory to the Company;

(g) Aron shall have duly executed the Fee Letter;

(h) Aron shall have duly executed the Master Netting Agreement;

(i) Aron shall have executed the Lien Documents to the extent its signature is required thereunder;

(j) All representations and warranties of Aron contained in the Transaction Documents shall be true and correct on and as of the Commencement Date;

(k) Aron shall have complied with all covenants and agreements hereunder that it is required to comply with on or before the Commencement Date;

(l) Aron shall have delivered to the Company such other certificates, documents and instruments as may be reasonably necessary to consummate the transactions contemplated herein; and

(m) Aron shall have delivered satisfactory evidence of its federal form 637 license.

2.3 Commencement Date.

(a) Subject to the satisfaction of the conditions set forth in Sections 2.1 and 2.2, the “Commencement Date” shall be a Business Day specified by Aron in a written notice to the Company given at least one (1) Business Day prior to such Commencement Date, which shall occur on or after the Effective Date and on or prior to June 1, 2015 or such later date as the Parties shall agree (the “Latest Commencement Date”).

(b) If the Commencement Date has not occurred on or before the Latest Commencement Date, this Agreement shall terminate on the first Business Day following the Latest Commencement Date. In such case, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in Article 2, Article 21, Article 22 and Article 24 and any obligation under the last sentence of this Section 2.3(b); provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. Without limiting the foregoing, if the failure of the Commencement Date to occur on or before the Latest Commencement Date is due to (i) any breach by the Company of its obligations hereunder, including its obligations under clause (c) below or (ii) the failure of any of the conditions contained in Section 2.1 to be satisfied on or before the Latest Commencement Date unless such failure is due to any breach by Aron of its obligations hereunder, including its obligations under clause (c) below, then the Company shall be obligated to reimburse Aron for any loss, costs and damages incurred or realized by Aron as a result of its maintaining, terminating or obtaining any Related Hedges.

(c) From and after the Effective Date, the Company shall use commercially reasonable efforts to cause each of the conditions referred to in Section 2.1 to be satisfied on or prior to the Latest Commencement Date and Aron shall use commercially reasonable efforts to cause each of the conditions referred to in Section 2.2 to be satisfied on or prior to the Latest Commencement Date.

(d) The Company covenants and agrees to take (or cause its Affiliates to take) all actions reasonably necessary to cause any Product Linefill included in the Commencement Date Volumes to be transferred to Aron on and effective as of the Commencement Date.

2.4 Post-Commencement Date Undertakings. From and after the Commencement Date, the Company may endeavor to negotiate and implement designations and other binding contractual arrangements, in form and substance reasonably satisfactory to Aron, pursuant to which the Company may transfer and assign to Aron the Company’s (or its Affiliates’) right to use any storage or transportation facility as may hereafter be identified by the Company; provided that (i) upon and concurrently with implementing any such assignment, designation or arrangement, any such storage or transportation facility shall be added to the appropriate Schedule hereto as an additional Included Crude Tank, Included Product Tank or Included Product Pipeline, as applicable, and such assignment, designation or arrangement shall constitute a Required Storage and Transportation Arrangement hereunder; (ii) to the extent requested by Aron, the Parties shall amend the Company Inventory Sales Agreement and any other applicable Transaction Document to include any inventory transferred to Aron as a result of such assignment, designation or arrangement; and (iii) without limiting the generality of the foregoing, the addition of an Included Location shall be subject to satisfaction of Aron’s Policies and Procedures (as defined in Section 14.4(a) below), which shall be applied in a nondiscriminatory manner as provided in Section 14.4(b)(i) below. In addition, if the relevant storage or transportation facility fails to satisfy Aron’s Policies and Procedures, then, upon the Company’s request, Aron shall consult with the Company in good faith to determine whether based on further information provided by the Company such storage or transportation facility complies with Aron’s Policies and Procedures and/or whether additional actions or procedures can be taken or implemented so that, as a result, such storage or transportation facility would comply with Aron’s Policies and Procedures and, based on such further information and/or the implementation of such additional actions or procedures, Aron will from time to time reconsider whether such storage or transportation facility satisfies clause (iii) above.

2.5 UCC Filings.

(a) From and after the Commencement Date, the Company will cooperate with Aron to cause to be prepared, and filed, in such jurisdictions as Aron shall deem necessary or appropriate, UCC-1 financing statements reflecting (i) Aron as owner of all Crude Oil and Products in the Included Locations and (ii) Aron as a secured party with respect to the Collateral to perfect Aron’s security interest under the Lien Documents. The Company shall execute and deliver to Aron, and the Company hereby authorizes Aron to file (with or without the Company’s signature), at any time and from time to time, all such financing statements, amendments to financing statements, continuation financing statements, termination statements, relating to such Crude Oil and Products and the Collateral, and other documents and instruments, all in form satisfactory to Aron, as Aron may request, to confirm Aron’s ownership of such Crude Oil and Products and to otherwise accomplish the purposes of this Agreement and as required pursuant to the Lien Documents.

(b) Without limiting the generality of the foregoing, the Company ratifies and authorizes the filing by Aron of any financing statements filed prior to the Commencement Date.

ARTICLE 3

TERM OF AGREEMENT

3.1 Term. The Agreement shall become effective on Effective Date with the Commencement Date occurring as provided in Section 2.3 above. This Agreement, subject to Section 3.2, shall continue for a period ending at 11:59:59 p.m., EST on May 31, 2018 (the “Term”; the last day of such Term being herein referred to as the “Expiration Date,” except as provided in Section 3.2 below).

3.2 Changing the Term. The Parties may, by mutual agreement, elect to extend the Term of this Agreement for up two additional successive twelve (12) month periods as follows: (i) no later than one hundred twenty (120) days prior to May 31, 2018, the Parties may mutually agree in writing that the Term of this Agreement has been extended to May 31, 2019 (which shall be the Expiration Date, unless and until the Term is further extend under the following clause); and (ii) if the Term has been extended as provided in the preceding clause (i), then no later than one hundred twenty (120) days prior to May 31, 2019, the Parties may mutually agree in writing that the Term of this Agreement has been extended to May 31, 2020 (which shall be the Expiration Date).

3.3 Obligations upon Termination. In connection with the termination of the Agreement on the Expiration Date, the Parties shall perform their obligations relating to termination pursuant to Article 20.

ARTICLE 4

COMMENCEMENT DATE TRANSFER

4.1 Transfer and Payment on the Commencement Date. The Parties acknowledge that Aron’s obligations hereunder (other than its obligation under Section 2.3 above) shall commence on the Commencement Date only if the Commencement Date Volumes shall be sold and transferred to Aron as provided under the Inventory Sales Agreements, against payment of the Estimated Commencement Date Value made as provided therein.

4.2 Post-Commencement Date Reconciliation and True-Up. The Parties further acknowledge that the determination and payment of the Definitive Commencement Date Value shall be made as provided in the Inventory Sales Agreements.

4.3 Initial Margin Amount. The Company shall post with Aron on the Commencement Date and maintain during the Term cash in the amount of $7,033,475 (the “Initial Margin Amount”); provided, as further agreed by the Parties, all or a portion of such amount may be posted by Aron holding back a portion of the amount payable to the Company under the Company Inventory Sales Agreement. The Initial Margin Amount shall (i) constitute credit support for all of the Company’s obligations under the Transactions Documents and the Master Agreement, (ii) be subject to the applicable provisions of this Agreement, including Section 13.4(a) and the applicable provisions of the Master Agreement, and (iii) except as otherwise applied in accordance with the terms of the Transaction Documents and the Master

Agreement, be returned to the Company only if the Transaction Documents and the Master Agreement have been terminated and all the Company’s obligations under the Transactions Documents and the Master Agreement having been satisfied in full.

4.4 Transition Adjustment Amount. Promptly after the Commencement Date, Aron shall determine in accordance with the procedure and methodology set forth on Schedule Z hereto the Transition Adjustment Amount and, after such determination is made, Aron shall provide to the Company written notice of such amount, together with a statement setting forth in reasonable detail Aron’s calculation thereof. If such notice is given at least two Business Days prior to the date on which payment with respect to the Definitive Commencement Date Value is to be made under the Inventory Sales Agreement, then the Party obligated to pay such Transition Adjustment Amount (as provided on Schedule Z) shall pay such amount on such payment date under the Inventory Sales Agreement and, to the extent appropriate, the Transition Adjustment Amount shall be aggregated with or netted against the amount being paid by one Party to the other under the Inventory Sales Agreement. If such notice is given at a later date than specified in the preceding sentence, then the Party obligated to pay the Transition Adjustment Amount (as provided in Schedule Z) shall be obligated to pay such amount no later than the second Business Day following the date such notice is given.

ARTICLE 5

PURCHASE AND SALE OF CRUDE OIL

5.1 Sale of Crude Oil. On and after the Commencement Date through the end of the Term, and subject to (a) Aron’s ability to procure Crude Oil in accordance with the terms hereof, (b) its receipt of Crude Oil under Aron Procurement Contracts and (c) the Company’s maintenance of the Base Agreements and Required Storage and Transportation Arrangements, if any, and compliance with the terms and conditions hereof, Aron will endeavor, in a commercially reasonable manner, to enter into Aron Procurement Contracts which will accommodate, in the aggregate, monthly deliveries of Crude Oil of up to an average of ninety-four thousand (94,000) Barrels per day and the Company agrees to purchase and receive from Aron all such Crude Oil as provided herein. Aron shall, in accordance with the terms and conditions hereof, have the right to be the exclusive owner of Crude Oil in the Crude Storage Tanks.

5.2 Monthly and Weekly Forecasts and Projections.

(a) No later than the fifth (5th) Business Day of the month preceding a Delivery Month, the Company shall provide Aron with a preliminary written forecast of the Target Month End Crude Volume and Target Month End Product Volume for the Delivery Month. During the first (1st) month of deliveries of Crude Oil made pursuant to this Agreement, the Target Month End Crude Volume and Target Month End Product Volume shall be the amounts set forth on Schedule I.

(b) No later than the fifth (5th) Business Day of the month preceding a Delivery Month, the Company shall provide Aron with a written forecast of the Refinery’s anticipated Crude Oil requirements for the following Delivery Month and the immediately following month (each, a “Monthly Crude Forecast”).

(c) No later than 5:00 p.m., EST on Friday, the Company shall provide Aron with a written summary of the Refinery’s projected Crude Oil runs for the upcoming production week (each, a “Weekly Projection”).

(d) The Company shall promptly notify Aron in writing upon learning of any material change in any Monthly Crude Forecast or Weekly Projection or if it is necessary to delay any previously scheduled pipeline nominations.

(e) The Parties acknowledge that the Company is solely responsible for providing the Monthly Crude Forecast and the Weekly Projection and for making any adjustments thereto, and the Company agrees that all such forecasts and projections shall be prepared in good faith, with due regard to all available and reliable historical information and the Company’s then-current business prospects, and in accordance with such standards of care as are generally applicable in the U.S. oil refining industry; provided, however, the Parties acknowledge and agree that such forecasts and projections are only estimates, and the Company shall have no liability to Aron for any differences between such forecasts and projections provided by Producer in good faith and the actual crude requirements or runs. The Company acknowledges and agrees that (i) Aron shall be entitled to rely and act, and shall be fully protected in relying and acting, upon all such forecasts and projections, and (ii) Aron shall not have any responsibility to make any investigation into the facts or matters stated in such forecasts or projections.

5.3 Procurement of Crude Oil.

(a) As of the Commencement Date, Aron may have entered into or novated from the Existing Supplier/Offtaker one or more Aron Procurement Contracts for the purchase of Crude Oil to be processed at the Refinery.

(b) From time to time during the Term of this Agreement, the Company may propose that one or more additional Aron Procurement Contracts be entered into, including any such additional Aron Procurement Contract as may be entered into in connection with the expiration of an outstanding Aron Procurement Contract. If the Parties mutually agree to seek additional Aron Procurement Contracts, then the Company shall endeavor to identify quantities of Crude Oil that may be acquired from one or more Third Party Suppliers under contracts that provide for one or more shipment(s) of Crude Oil. The Company may negotiate with any such Third Party Supplier regarding the price and other terms of such potential additional Aron Procurement Contract. The Company shall have no authority to bind Aron to, or enter into on Aron’s behalf, any additional Aron Procurement Contract or Procurement Contract Assignment, and the Company shall not represent to any third party that it has such authority. If the Company has negotiated an offer from a Third Party Supplier for an additional Aron Procurement Contract (and if relevant, Procurement Contract Assignment) that the Company wishes to be executed, the Company shall apprise Aron in writing, using the applicable trade sheet included in Schedule Q (the “Crude Procurement Request”), of the terms of such offer, and Aron shall promptly, but no later than two (2) Business Days after the Company’s delivery of such applicable trade sheet (at which time the Crude Procurement Request shall terminate), determine and advise the Company as to whether Aron desires to accept such offer; provided that the Company agrees that the delivery of a Crude Procurement Request shall also obligate the Company to enter into the related intermonth spread as contemplated by Section 5.3(h) below and the Company shall be obligated to enter into such intermonth spread concurrently with or promptly following Aron’s execution of an Aron Procurement Contract. If Aron indicates its desire to accept such offer, then Aron shall promptly endeavor to formally communicate its acceptance of such offer to the Company and such Third Party Supplier so that the Third Party Supplier and Aron may enter into a binding additional Aron Procurement Contract (and if relevant, Procurement Contract Assignment) provided that any additional Aron Procurement Contract (and, if relevant, related Procurement Contract Assignment) shall require Aron’s express agreement and Aron shall not have any liability under or in connection with this Agreement if for any reason it, acting in good faith, does not agree to any proposed additional Aron Procurement Contract or related Procurement Contract Assignment. If any Aron Procurement Contract is a term contract pursuant to which Aron may, from time to time, nominate a shipment by a Nomination Cutoff Date for expected delivery during a designated month, Aron will apprise the Company of such timing requirements relating to such Nomination Cutoff Date.

(c) Aron may, in its discretion, acting in good faith, elect to reject any such offer to enter into an Aron Procurement Contract, provided that from time to time during the Term hereof Aron shall, upon the reasonable request of the Company, consult with the Company regarding those counterparties that Aron would be prepared to trade with as of the time of such consultation upon review of acceptable documentation as further contemplated herein. Aron’s decision to reject any such offer shall be based on such factors and considerations as Aron deems relevant, which may include (without limitation) the proposed commercial terms, credit considerations (including credit quality and credit limits), reputational considerations, prior or current interactions between Aron and the proposed Third Party Supplier, the presence or absence of trading documentation between Aron and the proposed Third Party Supplier, the presence or absence of a pre-existing trading relationship with the proposed Third Party Supplier or the suitability of the proposed Third Party Supplier for such transaction. Without limiting the foregoing, any proposed Third Party Supplier shall be required to satisfy Aron’s internal requirements and policies as they relate to any applicable “know-your-customer” rules, anti-money laundering policies and procedures, laws, rules and regulations (including without limitation, the Patriot Act, rules and regulations of the Office of Foreign Assets Control) and other similar client identification and business conduct standard and dealing policies and procedures (including reputational considerations), in each case, as consistently applied by Aron and to have provided to Aron all material documentation and other information required by such policies and procedure and applicable regulatory authorities. Notwithstanding the foregoing, Aron shall not reject any such offer to enter into an Aron Procurement Contract with any counterparty based solely on the fact that such offer was presented to it by the Company hereunder where, at such time, Aron would otherwise have transacted with such counterparty on such terms and under all other applicable policies and limitations.

(d) If the Company determines, in its reasonable judgment, that it is commercially beneficial for the Refinery to run a particular grade and/or volume of Crude Oil that is available from a Third Party Supplier that is not a counterparty with which Aron is then prepared to enter into a contract, then the Company may execute a Refinery Procurement Contract to acquire such Crude Oil for the Company’s account, with such Crude Oil constituting Other Barrels pursuant to Section 5.3(g)(ii) below.

(e) With respect to each shipment of Crude Oil delivered under an Aron Procurement Contract and/or a Procurement Contract Assignment that provides for delivery at the SPM Delivery Point, (i) the Company and Aron shall automatically be deemed to have entered into a buy/sell transaction (each, an “SPM Buy/Sell Crude Transaction”) subject to and in accordance with the terms and conditions of the SPM Master Buy/Sell Crude Confirmation, with the Company buying such shipment of Crude Oil from Aron at the SPM Delivery Point (the “Crude Buy Leg”) and selling an equal quantity and quality of Crude Oil to Aron at the Crude Intake Point (the “Crude Sell Leg”), (ii) under the Crude Buy Leg of each SPM Buy/Sell Crude Transaction, the Company shall purchase from Aron the quantity of Crude Oil delivered under the relevant shipment with delivery and transfer of title and risk of loss all occurring at the SPM Delivery Point on the same basis as transfer of title and risk of loss are to occur under the Aron Procurement Contract and/or a Procurement Contract Assignment so that, simultaneously with the transfer of title to such Crude Oil from the Third Party Supplier to Aron, title to such Crude Oil is transferred from Aron to the Company and (iii) under the Crude Sell Leg of such SPM Buy/Sell Crude Transaction, the Company shall sell to Aron Crude Oil in a quantity equal to, and of a grade and quality at least equivalent to, that of the Crude Oil purchased by the Company under the Crude Buy Leg of such SPM Buy/Sell Crude Transaction, with delivery and transfer of title and risk of loss occurring at and as such Crude Oil passes the Crude Intake Point. With respect to each SPM Buy/Sell Crude Transaction, the parties acknowledge and agree that (A) any quantity shortfall, or grade or quality deficiency, with respect to the Crude Oil delivered under the Crude Sell Leg shall be borne by and is solely for the account of the Company, (B) as a result of the foregoing arrangements, title to Crude Oil shall be held exclusively by the Company at all times as and after such Crude Oil passes the SPM Delivery Point, while such Crude Oil is being held in or transported by any subsea hoses, subsea pipelines or other infrastructure connecting the SPM Delivery Point to the Crude Intake Point and until such Crude Oil passes the Crude Intake Point, (C) all such Crude Oil in which the Company holds title shall be subject to the security interest and lien in favor of Aron under the Lien Documents, (D) for purposes of calculating inventory measurements, determining cash settlements under Sections 10.1 and 10.2 and calculating any fees due hereunder or under any other Transaction Document, quantities of Crude Oil in which the Company has title as contemplated by clause (B) above shall not be counted as quantities of Crude Oil held in an Included Location and (E) for purposes hereof, neither an SPM Buy/Sell Crude Transaction nor the Crude Buy Leg or Crude Sell Leg thereunder shall constitute an Aron Procurement Contract, a Procurement Contract Assignment, or a Refinery Procurement Contract.

(f) For deliveries of Crude Oil not made via the SPM Delivery Point, title for each quantity of Crude Oil shall pass to Aron as the Crude Oil passes the Crude Intake Point. The Parties acknowledge that the consideration due from Aron to the Company for any Crude Oil that is not delivered under a Procurement Contract will be reflected in the Monthly True-Up Amounts determined following delivery and in accordance with Schedule C.

(g) The following provisions shall be applicable to Refinery Procured Barrels:

(i) No later than the fifth (5th) Business Day of the month preceding a Delivery Month, the Company shall inform Aron whether the Company has purchased or intends to purchase any Crude Oil that is being procured under a Refinery Procurement Contract for delivery during such Delivery Month (“Refinery Procured Barrels”). In connection with each such quantity of Refinery Procured Barrels, the Company shall provide to Aron a trade ticket stating the quantity, grade and delivery terms of such Refinery Procured Barrels expected to be delivered to the Crude Storage Tanks during such Delivery Month and, provided no Default or Event of Default with respect to the Company has occurred and is then continuing, the Company and Aron shall enter into an Aron Procurement Contract under which Aron shall purchase such quantity from the Company as and when it passes the Crude Intake Point and Aron shall promptly provide to the Company a written confirmation of such Aron Procurement Contract. If any change occurs in the quantity, grade or delivery terms of the Refinery Procured Barrels that the Company expects to procure for delivery during such month, the Company shall promptly advise Aron of such change and the related Aron Procurement Contract shall be modified accordingly.

(ii) In the event that the Company enters into a Refinery Procurement Contract, but does not enter into a related Aron Procurement Contract pursuant to a trade ticket as contemplated under Section 5.3(g)(i) above, and the Crude Oil procured under such Refinery Procurement Contract is delivered to the Crude Storage Tanks (“Other Barrels”), then such Other Barrels shall be deemed sold to Aron as and when they pass the Crude Intake Point at the Current Month Pricing Benchmark, provided that prior to the delivery of any Other Barrels hereunder, the Parties shall establish procedures and mechanisms, reasonably satisfactory to Aron, for determining and reporting specific volumes of such Other Barrels. With respect to any Other Barrels that the Company expects to deliver to the Crude Storage Tanks, the Company shall give Aron written notice of such expected delivery at least ten (10) Business Days preceding the expected delivery month for such Other Barrels and in such notice the Company shall provide to Aron the quantity, grade and delivery terms of such Other Barrels expected to be delivered. If thereafter any change occurs in the quantity, grade or delivery terms of the Other Barrels that the Company expects to procure for delivery during such month, the Company shall promptly advise Aron of such change.

(h) Concurrently with or promptly after entering into an Aron Procurement Contract pursuant to Section 5.3(b), Aron and the Company shall agree to the terms of the intermonth time spread transaction that the Parties have entered into in connection with such Aron Procurement Contract, which (unless otherwise agreed by Aron) shall consist of a time spread based on the period between cargo pricing and the expected delivery month, with pricing based on the first nearby ICE Brent Futures for the Cargo Pricing Window (as defined in Schedule K) and the ICE Brent calendar month swap for the relevant expected delivery month; provided that the Parties agree that each such time spread shall be a “Transaction” under and subject to the Master Agreement and Aron shall issue a confirmation of each such time spread confirming it as a “Transaction” under and subject to the Master Agreement.

5.4 Nominations under Aron Procurement Contracts.

(a) Concurrently with its delivery of a Monthly Crude Forecast to Aron, the Company shall provide to Aron the Company’s Target Month End Crude Volume and Target Month End Product Volumes for the related Delivery Month if different from the Target Month End Crude Volume and/or Target Month End Product Volumes for the related Delivery Month previously provided in Section 5.2(a). With respect to each Delivery Month, based on its Projected Monthly Run Volume, Crude Oil volumes then in Included Locations, shipments previously nominated under Aron Procurement Contracts, Other Barrels being delivered under Refinery Procurement Contracts and such other information as it deems relevant, the Company shall determine, in its commercially reasonable judgment, (i) the additional shipments of Crude Oil under Aron Procurement Contracts that the Company desires be delivered to the Included Locations during such Delivery Month and (ii) the aggregate number of shipments of Crude Oil under Aron Procurement Contracts that the Company desires be in transit but not delivered during such Delivery Month. With respect to each shipment under an Aron Procurement Contract that the Company desires be delivered by a specified Delivery Month, the Company shall notify Aron of such shipment at least 15 Business Days prior to the first applicable Nomination Cutoff Date for such month, if any (each, a “Shipment Notification”). As part of such Projected Monthly Run Volume, the Company may specify the grade of such Projected Monthly Run Volume, provided that such grades and their respective quantities specified by the Company shall fall within the grades and quantities then available to be nominated by Aron under the outstanding Aron Procurement Contracts.

(b) Provided that the Company provides Aron with the Projected Monthly Run Volume and the Shipment Notifications as required under Section 5.4(a), Aron and the Company shall consult regarding scheduling and other selections and nominations (collectively, “Contract Nominations”) to be made by Aron under then outstanding Aron Procurement Contracts on or before any applicable Nomination Cutoff Dates taking into account the quantities of Other Barrel being acquired pursuant to Refinery Procurement Contracts. To the extent reasonably practicable and in accordance with its consultation with the Company, Aron shall endeavor to make Contract Nominations that reflect the quantity of each grade specified by the Company in such Projected Monthly Run Volume. Should any Contract Nomination not be accepted by any Third Party Supplier under an Aron Procurement Contract, Aron shall promptly advise the Company and use commercially reasonable efforts with the Company and such Third Party Supplier to revise the Contract Nomination subject to the terms of any such Aron Procurement Contract. Aron shall provide the Company with confirmation of each such Contract Nomination that is made.

(c) The Parties agree that the Company may, from time to time, request that Aron make adjustments or modifications to Contract Nominations it has previously made under the Aron Procurement Contracts. Promptly following receipt of any such request, Aron will use its commercially reasonable efforts to make such adjustment or modification, subject to any limitations or restrictions under the relevant Aron Procurement Contracts. Any additional cost or expenses incurred as a result of such an adjustment or modification shall constitute an Ancillary Cost hereunder.

(d) Aron shall not nominate or to its knowledge otherwise acquire any Crude Oil with characteristics that are not previously approved by the Company for use at the Refinery, such approval to be in the Company’s sole and absolute discretion.

(e) In addition to the nomination process, Aron and the Company shall follow the mutually agreed communications protocol as set forth on Schedule J hereto, with respect to ongoing daily coordination with feedstock suppliers, including purchases or sales of Crude Oil or other feedstocks outside of the normal nomination procedures.

(f) Each of the Company and Aron agrees to use commercially reasonable efforts in preparing the forecasts, projections and nominations required by this Agreement in a manner intended to maintain Crude Oil and Product operational volumes within the Operational Volume Range.

(g) Prior to entering into any Ancillary Contract that is intended for the exclusive benefit of the Company in connection with this Agreement and does not by its terms expire or terminate on or before the Expiration Date, Aron will endeavor, in good faith and subject to any confidentiality restrictions, to afford the Company an opportunity to review and comment on such Ancillary Contract or the terms thereof and to confer with the Company regarding such Ancillary Contract and terms, and if Aron enters into any such Ancillary Contract without the Company’s consent, the Company shall not be obligated to assume such Ancillary Contract pursuant to Section 20.1(c) below.

5.5 Transportation, Storage and Delivery of Crude Oil.

(a) Aron shall have the exclusive right to inject (except for such injections by the Company otherwise contemplated hereby, which result in title to any injected Crude Oil being transferred to Aron), store and withdraw Crude Oil in and from the Crude Storage Tanks as provided in the Storage Facilities Agreement. Aron shall have exclusive right to store Crude Oil in the Crude Storage Tanks as provided in the Storage Facilities Agreement.

(b) Provided no Default or Event of Default has occurred and is continuing, the Company shall be permitted to withdraw from the Crude Storage Tanks and take delivery of Crude Oil on any day and at any time. The withdrawal and receipt of any Crude Oil by the Company at the Crude Delivery Point shall be on an “ex works” basis (EXW Incoterms 2010). Aron shall be responsible only for arranging transportation and delivery of Crude Oil into the Crude Storage Tanks and the Company shall bear sole responsibility for arranging the withdrawal of Crude Oil from the Crude Storage Tanks. The Company shall take all commercially reasonable actions necessary to maintain a connection with the Crude Storage Tanks to enable withdrawal and delivery of Crude Oil to be made as contemplated hereby.

5.6 Title, Risk of Loss and Custody.

(a) Title to and risk of loss of the Crude Oil shall pass from the Company to Aron at the Crude Intake Point. Aron shall retain title to and risk of loss of such Crude Oil during the time such Crude Oil is held in any Storage Facilities. Title to and risk of loss of the Crude Oil shall pass from Aron to the Company at the Crude Delivery Point. The Company shall assume custody of the Crude Oil as it passes the Crude Delivery Point.

(b) During the time any Crude Oil or Products are held in any Storage Facilities, the Company, in its capacity as operator of the Storage Facilities and pursuant to the Storage Facilities Agreement, shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Crude Oil or Products and shall indemnify and hold harmless Aron, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom except to the extent such Liabilities are caused by or attributable to any of the matters for which Aron is indemnifying the Company pursuant to Article 21.

(c) At and after transfer of any Crude Oil at the Crude Delivery Point, the Company and its Affiliates shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws pertaining to the possession, handling, use and processing of such Crude Oil and shall indemnify and hold harmless Aron, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom.

(d) To the extent the Company wishes to sell any Crude Oil to any third party, the Company acknowledges that it shall not have the authority to agree to such sale without Aron’s prior written consent.

5.7 Contract Documentation, Confirmations and Conditions.

(a) Aron’s obligations to deliver Crude Oil under this Agreement shall be subject to (i) the Company identifying and negotiating potential Aron Procurement Contracts, in accordance with Section 5.3, that are acceptable to both the Company and Aron relating to a sufficient quantity of Crude Oil to meet the Refinery’s requirements, (ii) the Company performing its obligations hereunder with respect to providing Aron with timely nominations, forecasts and projections (including Projected Monthly Run Volumes, as contemplated in Section 5.4(a)) so that Aron may make timely nominations under the Aron Procurement Contracts, (iii) all of the terms and conditions of the Aron Procurement Contracts, (iv) any other condition set forth in Section 5.1 above and (v) no Event of Default having occurred and continuing with respect to the Company.

(b) In documenting each Aron Procurement Contract, Aron will endeavor and cooperate with the Company, in good faith and in a commercially reasonable manner, to obtain the Third Party Supplier’s agreement that a copy of such Aron Procurement Contract may be provided to the Company; provided that this Section 5.7(b) in no way limits the Company’s rights to consent to all Aron Procurement Contracts as contemplated by Section 5.3. In addition, to the extent it is permitted to do so, Aron will endeavor to keep the Company apprised of, and consult with the Company regarding, the terms and conditions being incorporated into any Aron Procurement Contract under negotiation with a Third Party Supplier.

(c) The Company acknowledges and agrees that, subject to the terms and conditions of this Agreement, it is obligated to purchase and take delivery of all Crude Oil acquired by Aron under Aron Procurement Contracts executed in connection herewith and subject to the terms and conditions specified in Section 5.4 above. In the event of a dispute, Aron will provide, to the extent legally and contractually permissible, to the Company, a copy of the Aron Procurement Contract in question.

5.8 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE WARRANTY OF TITLE WITH RESPECT TO CRUDE OIL OR PRODUCTS DELIVERED HEREUNDER, NEITHER PARTY MAKES ANY WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF SUCH CRUDE OIL OR PRODUCTS FOR ANY PARTICULAR PURPOSE OR OTHERWISE. FURTHER, NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION THAT SUCH CRUDE OIL OR PRODUCTS CONFORMS TO THE SPECIFICATIONS IDENTIFIED IN ANY CONTRACT WITH ANY THIRD PARTY SUPPLIER.

5.9 Quality Claims and Claims Handling.

(a) The failure of any Crude Oil or Product that Aron hereunder sells to the Company to meet the specifications or other quality requirements applicable thereto as stated in an Aron Procurement Contract for that Crude Oil or Product shall be for the sole account of the Company and shall not entitle the Company to any reduction in the amounts due by it to Aron hereunder; provided, however, that any claims made by Aron with respect to such non-conforming Crude Oil or Product shall be for the Company’s account and resolved in accordance with this Section 5.9.

(b) The Parties shall consult with each other and coordinate how to handle and resolve any claims arising in the ordinary course of business (including claims related to Crude Oil, Products, pipeline, tank transfers, or ocean transportation, and any dispute, claim, or controversy arising hereunder between Aron and any of its vendors who supply goods or services in conjunction with Aron’s performance of its obligations under this Agreement) made by or against Aron. In all instances wherein claims are made by a third party against Aron which will be for the account of the Company, the Company shall have the right, subject to Section 5.9(d), to either direct Aron to take commercially reasonable actions in the handling of such claims or assume the handling of such claims in the name of Aron, all at the Company’s cost and expense; provided that Aron may require that the Company assume the handling of any such claim. To the extent that the Company believes that any claim should be made by Aron for the account of the Company against any third party (whether a Third Party Supplier, terminal facility, pipeline, storage facility or otherwise), and subject to Section 5.9(d) and the terms and conditions of the Agency Agreement, Aron will take any commercially reasonable actions as requested by the Company either directly, or by allowing the Company to do so, to prosecute such claim all at the Company’s cost and expense and all recoveries resulting from the prosecution of such claim shall be for the account of the Company.

(c) Aron shall, in a commercially reasonable manner, cooperate with the Company in prosecuting any such claim and shall be entitled to assist in the prosecution of such claim at the Company’s expense, if the Company so requests. In the event that Aron assists in the prosecution of such claim not at the request of Company, such prosecution shall be at Aron’s sole cost and expense.

(d) Notwithstanding anything in Section 5.9(b) or Section 5.9(c) to the contrary, Aron may notify the Company that Aron is retaining control over or limiting its participation in the resolution of any claim referred to in Section 5.9(b) or Section 5.9(c) if Aron, in its reasonable judgment, has determined that it has commercially reasonable business considerations for doing so based on any relationships that Aron or any of its Affiliates had, has or may have with the third party involved in such claim; provided that, subject to such considerations, Aron shall use commercially reasonable efforts to resolve such claim, at the Company’s expense and for the Company’s account. In addition, any claim that is or becomes subject to Article 21 shall be handled and resolved in accordance with the provisions of Article 21.

5.10 Communications.

(a) Each Party shall promptly provide to the other copies of any and all written communications and documents between it and any third party which in any way relate to Ancillary Costs, including but not limited to written communications and documents with Included Product Pipelines, provided that Aron has received such communications and documents in respect of the Included Product Pipelines and/or any communications and documents related to the nominating, scheduling and/or chartering of vessels; provided that neither Party shall be obligated to provide to the other any such materials that contain proprietary or confidential information and, in providing any such materials, such Party may redact or delete any such proprietary or confidential information.

(b) With respect to any proprietary or confidential information referred to in Section 5.10(a), Aron shall promptly notify the Company of the nature or type of such information and use its commercially reasonable efforts to obtain such consents or releases as necessary to permit such information to be made available to the Company.

(c) The Parties shall coordinate all nominations and deliveries according to the communications protocol on Schedule J hereto.

ARTICLE 6

PURCHASE PRICE FOR CRUDE OIL

6.1 Daily Volumes. Each Business Day the Company shall provide to Aron, by no later than 7:00 pm HST meter tickets and/or meter readings, and tank gauge readings confirming the Measured Crude Quantity for each Crude Storage Tank for all Delivery Dates since the prior Business Day.

6.2 Purchase Price for Crude Oil. The per Barrel purchase price for the Monthly Net Crude Sales shall equal the Current Month Pricing Benchmark specified for Crude Oil, subject to the calculation of the Total Monthly Crude Oil True-Up Amount as provided for on Schedule C.

6.3 Refinery Crude Purchase Fee. As used herein:

(a) For any month, the Company shall owe to Aron when due the Refinery Crude Purchase Fee.

(b) “Monthly Net Crude Run” means, for any month, (i) the Ending In-Tank Crude Inventory for the prior month, plus (ii) the Aron Crude Purchases for such month, plus (iii) the aggregate quantity of Other Barrels that are actually delivered and received at the Crude Storage Tanks during such month, minus (iv) the Ending In-Tank Crude Inventory for such month.

(c) The Refinery Crude Purchase Fee calculated under this Section 6.3 shall be incorporated under Schedule C as an amount due to Aron.

6.4 Material Crude Grade Changes. If either the Company or Aron concludes in its reasonable judgment that the specifications (including specific gravity and sulfur content of the Crude Oil) of the Crude Oil procured, or projected to be procured, differ materially from the grades that have generally been run by the Refinery or such grades that the Company may run from time to time acting as a prudent refinery operator, then the Company and Aron will endeavor in good faith to mutually agree on (i) acceptable price indices for such Crude Oil, and (ii) a settlement payment from one Party to the other that is sufficient to compensate the relevant Party for the relative costs and benefits to each of the price differences between the prior price indices and the amended price indices.

6.5 Counterparty Crude Sales. At the request of the Company and subject to the applicable provisions of Article 5 above, Aron may from time to time enter into one or more Counterparty Crude Sales. In such cases, the Counterparty Crude Sales Fee shall be applicable to such Counterparty Crude Sales, and shall be payable by the Company to Aron hereunder; provided, however, such Counterparty Crude Sales Fee shall not be applicable to any other disposition of Crude Oil made by Aron hereunder or under the Transaction Documents.

6.6 Upon Aron’s request, the Company will provide documentation evidencing all Barrels of Crude Oil purchased for any month under Refinery Procurement Contracts.

ARTICLE 7

TARGET INVENTORY LEVELS AND DIFFERENTIAL ADJUSTMENT

7.1 Target Inventory Levels. Monthly inventory targets for Crude Oil and Products shall be set pursuant to this Article 7. Such monthly inventory targets for Crude Oil and Products shall be subject to the minimum and maximum inventory levels in Schedule D for each Pricing Group. The Company represents and warrants that the respective Target Month End Crude Volumes and Target Month End Product Volumes that the Company sets for each month during the Term hereof shall be the Company’s good faith estimate, at the time it sets such targets, of the Ending In-Tank Crude Inventory and the Ending In-Tank Product Inventories at the end of such month.

7.2 Target Month End Crude Volume.

(a) By no later than the fifth (5th) Business Day of the month preceding each Delivery Month, the Company shall notify Aron of the aggregate quantity of Crude Oil that the Company expects to run at the Refinery during such Delivery Month (the “Projected Monthly Run Volume”).

(b) For each month of the Term, the Company shall from time to time (but subject to any applicable notification deadlines specified on Schedule D hereto) specify the “Target Month End Crude Volume” which shall equal (i) the Target Month End Crude Volume for the immediately preceding month, plus (ii) the aggregate volume of Crude Oil that Aron has nominated under the Aron Procurement Contracts for delivery during that month pursuant to Section 5.4(b), plus (iii) the aggregate volume of the Other Barrels expected to be delivered during such month, minus (iv) the Projected Monthly Run Volume for that month (except that the Target Month End Crude Volume as of the Commencement Date and as of the end of the first month of the Term shall be the respective volumes specified as such on Schedule I hereto).

(c) In establishing a Target Month End Crude Volume, the Parties acknowledge that any increase in a Target Month End Crude Volume is constrained to the extent that the Crude Oil available for delivery under the Aron Procurement Contracts with Third Party Suppliers plus Other Barrels available for delivery during such month are not greater than the Company’s Crude Oil requirements for the Refinery for the month related to such Target Month End Crude Volume.

(d) The Parties may, by mutual agreement, adjust the Target Month End Crude Volume for any month. Any change to a Target Month End Crude Volume shall affect only the subject month and does not impact the calculation of the Target Month End Crude Volume in subsequent months pursuant to Section 7.2(b).

7.3 Target Month End Product Volume.

(a) By no later than the fifth (5th) Business Day of the month preceding each Delivery Month, the Company shall provide to Aron its standard run-out report substantially in the form of Schedule O (the “Run-out Report”) showing the estimated quantities of each Product that it expects to produce and deliver to Aron during the following month and the quantities of each Product it expects to sell under the Marketing and Sales Agreement during such following month (for each Product, the “Projected Monthly Production Volume”), which may, from time to time, be adjusted by the Company.

(b) For each month and each type of Product, the Company shall from time to time (but subject to any applicable notification deadlines specified on Schedule D hereto) specify an aggregate quantity and grade that shall be the “Target Month End Product Volume” for that month, which shall represent a volume which may be zero or a positive number (except that the Target Month End Product Volume for each type of Product as of the Commencement Date and as of the end of the first month of the Term shall be the respective volumes specified as such on Schedule I hereto).

(c) Subject to events of Force Majeure, facility turnarounds, the performance of any third parties (including purchasers of Products under the Marketing and Sales Agreement), the Company will, in establishing each Target Month End Product Volume, cause such Target Month End Product Volume to be within the applicable range specified for such Product on Schedule D hereto.

(d) At any time prior to the beginning of the month to which a Target Month End Product Volume relates (but subject to any applicable notification deadlines specified on Schedule D hereto), the Parties may, by mutual agreement, change such Target Month End Product Volume.

(e) In addition, Aron may adjust the Target Month End Product Volume with the consent of the Company.

(f) For any calendar month in which quantities of Products are delivered by Aron under one or more Additional Product Transactions entered into during such month pursuant to the Marketing and Sales Agreement, the Target Month End Product Volume of any such Product for the end of such month shall be reduced by the aggregate net quantity of such Product so delivered to the extent such Additional Product Transactions are entered into after such Target Month End Product Volume is established.

7.4 Differential Adjustments.

(a) Pursuant to the procedures set forth in Schedule K hereto, Aron shall determine for each month during the term hereof whether any adjustment to the Crude Differential is required. Promptly after Aron has completed such calculation, it shall advise the Company in writing as to whether any Crude Differential adjustment is appropriate and if so the amount of such Crude Differential adjustments. Any such adjusted Crude Differential shall become applicable commencing with the month immediately following the month with respect to which such determination was made.

(b) Promptly following each Differential Adjustment Month, Aron shall review the realized sales data for such Differential Adjustment Month and calculate whether, based on such data, an adjustment to any of the Product Differentials is appropriate (or, in the case of an Interim Differential Adjustment Month, the Product Differentials identified by whichever Party provides notification thereof); provided that, if Aron determines in its reasonable judgment that the data for such Differential Adjustment Month do not provide a representative basis for such determination (due to anomalies, distortions or other factors identified by Aron), then Aron may, at its election, make such calculation based on data for the three calendar month period preceding the Differential Adjustment Month. Promptly after Aron has completed such calculation, it shall advise the Company in writing as to whether any Product Differential adjustments are appropriate and if so the amounts of such Product Differential adjustments. Any such adjusted Product Differentials shall become applicable commencing with the month immediately following such Differential Adjustment Month.

(c) For any month for which a Crude Differential adjustment is to be made pursuant to Section 7.4(a) or for any Differential Adjustment Month for which any Product Differential adjustments are to be made pursuant to Section 7.4(b), Aron shall determine either the Product Differential Adjustment Settlement Amount or the Crude Differential Adjustment Settlement Amount and such amount shall be included in the Total Monthly Crude True-Up Amount (in the case of a Crude Differential Adjustment) or Aggregate Monthly Product True-Up Amount (in the case of a Product Differential Adjustment) that is incorporated into the Monthly True-Up Payment for such month or Differential Adjustment Month; provided that, in the case of an Interim Differential Adjustment Month, such determination shall be made only with respect to those Product Differentials identified in Aron’s notification to the Company relating to such Interim Differential Adjustment Month.

(d) As used herein,

(i) “Differential Adjustment Month” means either a Scheduled Differential Adjustment Month or an Interim Differential Adjustment Month;

(ii) “Interim Differential Adjustment Month” means any month (other than a Scheduled Differential Adjustment Month) during which either Party notifies the other Party in writing (including via email) on or prior to the last Business Day of such month that, in such notifying Party’s commercially reasonable judgment, a material change has occurred in one or more of the market differentials used to establish any of the Product Differentials hereunder; provided that for each such Product Differential no more than one Interim Differential Adjustment Month shall occur between any two consecutive Scheduled Differential Adjustment Months; and

(iii) “Scheduled Differential Adjustment Month” means each January, April, July and October during the term hereof (except for the final month of the Term).

7.5 Monthly Product Adjustments.

(a) Monthly Product Sale Adjustment. For each month (or portion thereof) during the term of the Marketing and Sales Agreement and for each Product Group, Aron shall determine whether an amount is due by one Party to the other (for each Product Group, a “Monthly Product Sale Adjustment”) in accordance with the following terms and conditions:

(i) For each Product Group and relevant period, Aron shall determine the aggregate quantity of Barrels of such Product Group sold during such period under Included Sales Transactions;

(ii) If, for any Product Group and relevant period, (i) the Aggregate Sale Receipts exceeds the Index Sale Value (as defined below), then the Monthly Product Sale Adjustment for that Product Group shall equal such excess and shall be due to the Company and (ii) the Index Sale Value exceeds the Aggregate Sale Receipts, then the Monthly Product Sale Adjustment for that Product Group shall equal such excess and shall be due to Aron;

(iii) If Aron determines that any Monthly Product Sale Adjustment is due, it will include its calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 and such Monthly Product Sale Adjustment shall be incorporated as a component of the Monthly True-Up Amount due for such period which, if due to the Company, shall be expressed as a negative number and, if due to Aron, shall be expressed as a positive number;

(iv) As used herein:

(A) “Aggregate Sale Receipts” shall mean, for any Product Group and relevant period, the sum of the actual aggregate purchase value invoiced by Aron for all quantities of such Product Group that Aron delivered during such period under Included Sales Transactions with Customers (as defined in the Marketing and Sales Agreement); and

(B) “Index Sale Value” shall mean, for any Product Group and relevant period, the product of (i) the sum of the aggregate quantity of Barrels of such Product Group sold during such period under Included Sales Transactions, multiplied by (ii) the Current Month Pricing Benchmark for that Product Group and period.

(b) Monthly Product Purchase Adjustment. For each month (or portion thereof) during the term of the Marketing and Sales Agreement and for each Product Group, Aron shall determine whether an amount is due by one Party to the other (for each Product Group, a “Monthly Product Purchase Adjustment”) in accordance with the following terms and conditions:

(i) For each Product Group and relevant period, Aron shall determine the aggregate quantity of Barrels of such Product Group purchased during such period under Included Purchase Transactions;

(ii) If, for any Product Group and relevant period, (i) the Aggregate Purchase Proceeds exceeds the Index Purchase Value (as defined below), then the Monthly Product Purchase Adjustment for that Product Group shall equal such excess and shall be due to Aron and (ii) the Index Purchase Value exceeds the Aggregate Purchase Proceeds, then the Monthly Product Purchase Adjustment for that Product Group shall equal such excess and shall be due to the Company;

(iii) If Aron determines that any Monthly Product Purchase Adjustment is due, it will include its calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 and such Monthly Product Purchase Adjustment shall be incorporated as a component of the Monthly True-Up Amount due for such period which, if due to the Company, shall be expressed as a negative number and, if due to Aron, shall be expressed as a positive number;

(iv) As used herein:

(A) “Aggregate Purchase Proceeds” shall mean, for any Product Group and relevant period, the sum of the actual aggregate purchase value invoiced to Aron for all quantities of such Product Group that Aron purchased during such period under Included Purchase Transactions with Product Supplier (as defined in the Marketing and Sales Agreement); and

(B) “Index Purchase Value” shall mean, for any Product Group and relevant period, the product of (i) the sum of the aggregate quantity of Barrels of such Product Group purchased during such period under Included Purchase Transactions, multiplied by (ii) the Current Month Pricing Benchmark for that Product Group and period.

7.6 Monthly Product Sales Fees. For each month, the applicable Product Sales Fee shall be applied to each Barrel of Product, if any, sold by Aron under any Included Sales Transaction during such month. With respect to each month, the aggregate monthly value of the Product Sale Fees (the “Aggregate Monthly Product Sales Fee”) shall be calculated pursuant to Schedule C and shall be due and payable from the Company to Aron as specified in Schedule C.

7.7 Monthly Cover Costs. If, for any month (or portion thereof), Aron reasonably determines that, as a result of the Company’s failure to produce the quantities of Product projected under this Agreement or the Company’s failure to comply with its obligations under the Marketing and Sales Agreement, Aron retains insufficient quantities of Product to comply with its obligations to any third parties, under Included Sales Transactions, and Aron incurs any additional costs and expenses or related damages in procuring and transporting Product from other sources for purposes of covering such delivery obligations or the shortfall in the quantity held for its account (collectively, “Monthly Cover Costs”), then the Company shall be obliged to reimburse Aron for such Monthly Cover Costs, subject to the limitations set forth in Article 22. If Aron determines that any Monthly Cover Costs are due to it, Aron shall promptly communicate such determination to the Company and, subject to any mitigation of such costs actually achieved by the Company, include the calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.2 and such Monthly Cover Costs shall be incorporated as a component of the Monthly True-Up Amount due for such period hereunder. If, for any month (or portion thereof), Aron reasonably determines that, as a result of the Company’s failure to produce the quantities of Product projected under this Agreement or the Company’s failure to comply with its obligations under the Marketing and Sales Agreement, Aron retains insufficient quantities of Product to comply with its obligations to Company, under any Company Agreements or otherwise pursuant to Section 2.6 of the Marketing and Sales Agreement, the Company shall be solely responsible for covering any delivery obligations to third parties or the shortfall in the quantity held for such third parties in connection with the Company’s Product Marketing Operations (as defined in the Marketing and Sales Agreement).

7.8 Costs Related to Shortfall. To the extent that Aron is required to cover any shortfall in any Product delivery, under an Included Sales Transaction, by any inventory it owns and acquires separately from the inventory owned and maintained in connection with this Agreement, any cost or loss incurred by Aron in connection therewith that is not otherwise included as a Monthly Cover Cost shall constitute an Ancillary Cost that is to be reimbursed to Aron.

7.9 Excess Target Levels. No later than five (5) Business Days prior to the date on which the Company is obligated to establish the Target Month End Crude Volume or the Target Month End Product Volumes for any month, the Company may request that Aron agree to a level for any of the foregoing that exceeds that applicable maximum level set forth on Schedule D hereto (an “Excess Inventory Level”); provided that such request may be for only such month or for a period of two or more consecutive months starting with such month, as the Company shall specify in its request. If such request is made in a timely manner, Aron shall promptly review such request and advise the Company as to whether Aron accepts or rejects such Excess Inventory Level; provided that, Aron is under no obligation to accept any such request. If Aron accepts any request for an Excess Inventory Level, then for all purposes of this Agreement and in lieu of the relevant level set forth on Schedule D, such Excess Inventory Level shall constitute the maximum level the relevant Product Group for the period specified in such request; provided that, after such period, the applicable level set forth on Schedule D shall be in effect for purposes of this Agreement. If Aron rejects any such request, then the applicable level set forth on Schedule D shall continue in effect, unless otherwise expressly agreed by the Parties in writing.

7.10 Excess Inventory Levels.

(a) If, at any time, either Party determines, with respect to any Product Group, that the aggregate quantity of such Product Group being held in the Included Locations exceeds the Maximum Inventory Level for such Product Group (such excess, an “Excess Quantity”), such Party shall promptly notify the other Party of the existence and volume of such Excess Quantity. Within three (3) Business Days after such notice is given, Aron shall advise the Company as to whether Aron accepts such Excess Quantity (in which case Section 7.10(b) shall apply) or rejects such Excess Quantity (in which case Section 7.10(c) shall apply).

(b) If Aron accepts an Excess Quantity then, for all purposes of this Agreement, such Excess Quantity shall constitute the Maximum Inventory Level for the relevant Product Group for the balance of the month in which such Excess Quantity was first identified and, at Aron’s option, for such additional month or months as Aron may specify; provided that if Aron does not accept such Excess Quantity for any additional month or months, such Excess Quantity shall only be in effect for the then current month and if such Excess Quantity remains after the end of such current month, the provisions of this Section 7.10 shall apply anew as of the beginning the following month.

(c) If Aron rejects an Excess Quantity then, for purposes of determining amounts due under Sections 10.1 and 10.2 of this Agreement, such Excess Quantity shall not be counted as Crude Oil or Products being held at an Included Location. In such case, if the Company is able to segregate in one or more Included Tanks a quantity of the relevant Product Group at least equal to such Excess Quantity, the Company may, at its option, elect to designate such Included Tanks and purchase from Aron the segregated quantity of such Product Group held in such designated Included Tanks so that the quantity of such Product Group owned by Aron would not exceed the Maximum Inventory Level for the relevant Product Group after giving effect to such purchase, at a price equal to the product of (a) the volume of such Product Group held in such Included Tanks and (b) the Current Month Pricing Benchmark for the applicable Product Group. After settlement of such purchase, such Included Tanks shall no longer constitute Included Locations for purposes hereof unless and until Aron determines, in its reasonable discretion, that Aron’s ownership of the quantities held in such tanks would not result, as of the time of such determination, in the aggregate quantity of the relevant Product Group owned by Aron exceeding the applicable Maximum Inventory Level. If and when such determination is made, the Parties shall confirm the sale by the Company to Aron of the quantities held in such Included Tanks at a price equal to the product of (a) such quantity and (b) the Current Month Pricing Benchmark for the applicable Product Group and upon the settlement of such purchase, such Included Tanks shall thereafter again constitute Included Locations for all purposes hereof.

ARTICLE 8

PURCHASE AND DELIVERY OF PRODUCTS

8.1 Purchase and Sale of Products.

(a) Aron agrees to purchase and receive from the Company, and the Company agrees to sell and deliver to Aron, the entire Products output of the Refinery from and including the Commencement Date through the end of the Term of this Agreement, at the prices determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement.

(b) From time to time, under the Marketing and Sales Agreement, the Company may propose that Aron enter into an Included Purchase Transaction with an identified Product Supplier. Such proposal and Aron’s acceptance and rejection of such proposal shall be made pursuant to Section 2.3 of the Marketing and Sales Agreement.

(c) The following provisions shall be applicable to Refinery Procured Product Barrels:

(i) No later than the fifth (5th) Business Day of the month preceding a Delivery Month, the Company shall inform Aron whether the Company has purchased or intends to purchase any Product that is being procured under a Refinery Product Contract for delivery during such Delivery Month (“Refinery Procured Product Barrels”). In connection with each such quantity of Refinery Procured Product Barrels, the Company shall provide to Aron a trade ticket stating the quantity, grade and delivery terms of such Refinery Procured Product Barrels expected to be delivered to the Refinery Product Storage Tanks or such other location designated by the Company during such Delivery Month and, provided no Default or Event of Default with respect to the Company has occurred and is then continuing, the Company and Aron shall enter into a Included Purchase Transaction under which Aron shall purchase such quantity from the Company as and when it passes the Products Intake Point and Aron shall promptly provide to the Company a written confirmation of such Included Purchase Transaction. If any change occurs in the quantity, grade or delivery terms of the Refinery Procured Product Barrels that the Company expects to procure for delivery during such month, the Company shall promptly advise Aron of such change and the related Included Purchase Transaction shall be modified accordingly.

(ii) In the event that the Company enters into a Refinery Product Contract, but does not enter into a related Included Purchase Transaction pursuant to a trade ticket as contemplated under Section 8.1(c) above, and the Products procured under such Refinery Purchase Contract is delivered to the Refinery Product Storage Tanks or such other location designated by the Company (“Other Product Barrels”), then such Other Product Barrels shall be deemed sold to Aron as and when they pass the Products Intake Point at the Current Month Pricing Benchmarks, provided that prior to the delivery of any Other Product Barrels hereunder, the Parties shall establish reasonable procedures and mechanisms for determining and reporting specific volumes of such Other Product Barrels. With respect to any Other Product Barrels that the Company expects to deliver to the Refinery Product Storage Tanks or such other designated Included Product Tanks, the Company shall give Aron written notice of such expected delivery at least ten (10) Business Days preceding the expected delivery month for such Other Product Barrels and in such notice the Company shall provide to Aron the quantity, grade and delivery terms of such Other Product Barrels expected to be delivered. If thereafter any change occurs in the quantity, grade or delivery terms of the Other Product Barrels that the Company expects to procure for delivery during such month, the Company shall promptly advise Aron of such change.

(d) With respect to each shipment of Products delivered under an Included Purchase Transaction that provides for delivery at the SPM Delivery Point, (i) the Company and Aron shall automatically be deemed to have entered into a buy/sell transaction (each, an “SPM Buy/Sell Product Transaction”) subject to and in accordance with the terms and conditions of the SPM Master Buy/Sell Product Confirmation, with the Company buying such shipment of Products from Aron at the SPM Delivery Point (the “Product Buy Leg”) and selling an equal quantity and quality of Crude Oil to Aron at the Products Intake Point (the “Product Sell Leg”), (ii) under the Product Buy Leg of each SPM Buy/Sell Product Transaction, the Company shall purchase from Aron the quantity of Crude Oil delivered under the relevant shipment with delivery and transfer of title and risk of loss all occurring at the SPM Delivery Point on the same basis as transfer of title and risk of loss are to occur under the Included Purchase Transaction so that, simultaneously with the transfer of title to such Products from the Third Party Supplier to Aron, title to such Products is transferred from Aron to the Company and (iii) under the Product Sell Leg of such SPM Buy/Sell Products Transaction, the Company shall sell to Aron Products in a quantity equal to, and of a grade and quality at least equivalent to, that of the Products purchased by the Company under the Product Buy Leg of such SPM Buy/Sell Product Transaction, with delivery and transfer of title and risk of loss occurring at and as such Product passes the Products Intake Point. With respect to each SPM Buy/Sell Product Transaction, the parties acknowledge and agree that (A) any quantity shortfall, or grade or quality deficiency, with respect to the Products delivered under the Product Sell Leg shall be borne by and is solely for the account of the Company, (B) as a result of the foregoing arrangements, title to Product shall be held exclusively by the Company at all times as and after such Product passes the SPM Delivery Point, while such Product is being held in or transported by any subsea hoses, subsea pipelines or other infrastructure connecting the SPM Delivery Point to the Products Intake Point and until such Product passes the Products Intake Point, (C) all such Products in which the Company holds title shall be subject to the security interest and lien in favor of Aron under the Lien Documents, (D) for purposes of calculating inventory measurements, determining cash settlements under Sections 10.1 and 10.2 and calculating any fees due hereunder or under any other Transaction Document, quantities of Products in which the Company has title as contemplated by clause (B) above shall not be counted as quantities of Products held in an Included Location and (E) for purposes hereof, neither an SPM Buy/Sell Product Transaction nor the Product Buy Leg or Product Sell Leg thereunder shall constitute a Included Purchase Transaction.

(e) For purposes of all computations hereunder relating to the value of any materials held in the Honolulu 10” Pipeline, including without limitation, for the purposes of Sections 10.1 and 10.2 hereof, the per-barrel price of any such materials shall equal the applicable price benchmark for the Slop Product Group.

8.2 Delivery and Storage of Products.

(a) Unless otherwise agreed by Aron, all Products shall be delivered by the Company to Aron at the Products Intake Point of the Refinery Product Storage Tanks or any other Included Product Tanks (as the case may be) on a DDP (Incoterms 2010) basis, with the Company being responsible for ensuring delivery of such Product into the Refinery Product Storage Tanks.

(b) Aron shall have exclusive right (to the extent that such exclusive right can be granted) to store Products in the Refinery Product Storage Tanks and all other Included Product Tanks as provided under the Storage Facilities Agreement and, if hereafter entered into, any Required Storage and Transportation Arrangements.

8.3 Expected Yield and Estimated Output.

(a) From time to time, based on its then current operating forecast for the Refinery, the Company may provide to Aron a revised expected Product yield for the Refinery (each, a “Revised Estimated Yield” and, together with the Initial Estimated Yield, an “Estimated Yield”).

(b) On the Commencement Date and thereafter as set forth on Schedule J, the Company shall, based on the then current Estimated Yield and such other operating factors as it deems relevant, prepare and provide to Aron an estimate of the Product quantities it expects to deliver to Aron during such month (each, a “Monthly Product Estimate”).

8.4 Delivered Quantities.

(a) For each Delivery Date, the Company shall provide to Aron, by no later than 7:00 p.m., HST on the second (2nd) Business Day following such Delivery Date, meter tickets and/or meter readings and tank gauge readings confirming the Measured Product Quantity in each Included Product Tank for each Product delivered during that Delivery Date and other such relevant information including but not limited to Product identifiers and the location of Products, aggregated on a Product Group basis.

(b) If the Company determines that any meter tickets and/or meter readings and tank gauge readings provided pursuant to clause (a) above are inaccurate, the Company will provide to Aron such corrected meter tickets and/or meter readings and tank gauge readings by no later than 7:00 p.m., HST on the third (3rd) Business Day following the date on which such determination is made.

8.5 Title and Risk of Loss. Title and risk of loss to Products shall pass from the Company to Aron as Products pass the Products Intake Point. Aron shall retain title and risk of loss through the Included Product Pipelines and in the Included Product Tanks. Title and risk of loss to Products shall pass from Aron (i) to the Company as Products pass at a Products Delivery Point or (ii) in the case of sales of Product by Aron under the Marketing and Sales Agreement, to the Company or third parties (as the case may be) at a Products Offtake Point, including tank to tank transfer.

8.6 Product Specifications. The Company agrees that all Products sold to Aron hereunder shall conform to the respective specifications set forth on Schedule A or to such other specifications as are from time to time agreed upon by the Parties.

8.7 Purchase Price of Products. The per Barrel purchase price for the Monthly Net Product Group Sales for each type of Product Group sold to Aron hereunder shall equal the Current Month Pricing Benchmark specified for such Product Group, subject to the calculation of the Aggregate Monthly Product True-Up Amount as provided for on Schedule C.

8.8 Fees for Included Purchase Transactions. The Product Procurement Fee shall be applied to each Barrel of Product to be delivered to an Included Location or the Refinery pursuant to an Included Purchase Transaction. With respect to each month, the aggregate monthly value of the Product Procurement Fees (the “Aggregate Monthly Purchased Products Fee”) shall be calculated pursuant to Schedule C and shall be due and payable from the Company to Aron as specified in Schedule C.

8.9 Transportation, Storage and Delivery of Products.

(a) Aron shall have the exclusive right (to the extent that such exclusive right can be granted) to inject, store and withdraw Products in the Storage Facilities as provided in the Storage Facilities Agreement.

(b) Pursuant to the Required Storage and Transportation Arrangements, Aron shall have the exclusive right (to the extent that such exclusive right can be granted) to inject (except for such injections by the Company otherwise contemplated hereby), store, transport and withdraw Products in and on the Included Product Pipelines and the Included Product Tanks to the same extent as the Company’s rights to do so prior to the implementation of the Required Storage and Transportation Arrangements.

(c) Insofar as any pipeline nominations are required to be made by Aron for any Product prior to any applicable Pipeline Cutoff Date for any month, Aron shall be responsible for making such pipeline and terminal nominations for that month; provided that, Aron’s obligation to make such nominations shall be conditioned on its receiving from the Company scheduling instructions for that month a sufficient number of days prior to such Pipeline Cutoff Date so that Aron can make such nominations within the lead times required by such pipelines and terminals. Aron shall not be responsible if an Included Product Pipeline is unable to accept Aron’s nomination or if the Included Product Pipelines must allocate capacity among its shippers.

8.10 Material Product Grade Changes. If either the Company or Aron concludes in its reasonable judgment that the specifications or the mix of the constituents of a Pricing Group produced, or projected to be produced, differ materially from those that have generally been produced by the Refinery or those that the Company may produce from time to time acting as a prudent refinery operator, then the Company and Aron will endeavor in good faith to mutually agree on (i) acceptable price indices for such Product, and (ii) a settlement payment from one Party to the other sufficient to compensate the relevant Party for the relative costs and benefits to each of the price differences between the prior price indices and the amended price indices.

ARTICLE 9

ANCILLARY COSTS; MONTH END INVENTORY; CERTAIN DISPOSITIONS; TANK MAINTENANCE

9.1 Ancillary Costs.

(a) The Parties agree that, to the maximum extent reasonably practicable, the Company shall pay directly any item that would constitute an Ancillary Cost. The Parties shall cooperate and endeavor in a commercially reasonable manner to arrange for all such items to be billed directly to the Company and for the payee of such item to expect payment of such item solely from the Company.

(b) Without limiting the foregoing, the Company agrees to reimburse Aron for all Ancillary Costs incurred by Aron. Such reimbursement shall occur from time to time upon demand of Aron to the Company. When making such demand, Aron shall promptly provide the Company with copies of any relevant trade tickets, invoices or other supporting documentation for Ancillary Costs incurred by Aron.

(c) To the extent the Company has not paid or reimbursed Aron for any Ancillary Costs then outstanding and payable with respect to any month or any adjustments or refunds have occurred with respect to any Ancillary Costs previously paid or reimbursed, Aron may include in the Monthly True-Up Amount for such month as a separate line item on the applicable Monthly True-Up Amount invoice an amount to compensate the Parties, as appropriate, for such items.

(d) From time to time upon the reasonable request of either Party, the Parties shall consult to assess whether (i) Ancillary Costs actually being incurred are consistent with the expectations of the Parties and the terms of this Agreement, (ii) procedures for paying, handling or otherwise dealing with Ancillary Costs can be improved or should be modified, (iii) documentation relating to substantiation of Ancillary Costs is sufficient and (iv) in any other respect the processing of Ancillary Costs hereunder can or improved or modified.

9.2 Month End Inventory.

(a) As of 11:59:59 p.m., HST, on the last day of each month, the Company shall apply the Volume Determination Procedures to the Included Locations, and based thereon shall determine for such month (i) the aggregate volume of Crude Oil held in the Crude Storage Tanks at that time (the “Ending In-Tank Crude Inventory”) and (ii) for each Product, the aggregate volume of such Product held in the Refinery Product Storage Tanks and the other Included Product Tanks at that time, plus the Product Linefill for such Product at that time (each, an “Ending In-Tank Product Inventory”). The Company shall notify Aron of the Ending In-Tank Crude Inventory and each Ending In-Tank Product Inventory by no later than 5:00 p.m., HST on the tenth day thereafter, except that with respect to volume information provided by third parties, the Company shall endeavor to cause third parties to provide such information to Aron by the tenth (10th) day after the end of such month.

(b) Aron may, or may have Supplier’s Inspector, at Aron’s sole cost and expense, witness all or any aspects of the Volume Determination Procedures as Aron shall direct. If, in the reasonable judgment of Aron or Supplier’s Inspector, the Volume Determination Procedures have not been applied correctly, then the Company will cooperate with Aron, or Supplier’s Inspector, to ensure the correct application of the Volume Determination Procedures, including making such revisions to the Ending In-Tank Crude Inventory and any Ending In-Tank Product Inventory as may be necessary to correct any such errors.

(c) The Company agrees that in addition to reporting to Aron the volume determinations made by the Company pursuant to Section 9.2(a), the Company will provide to Aron copies of all volume reports and statements related to Crude Oil or Products held at any Included Locations or with respect to any hydrocarbon inventories held by the Company at any other locations including any inventory, quantity, or quality inspection reports prepared by a third party.

9.3 Calculation of Sales.

(a) For any month, the “Monthly Net Crude Sales” shall be determined as set forth on Schedule C.

(b) For any month, and for each Pricing Group (as defined on Schedule P), the “Monthly Net Product Group Sales” shall be determined as set forth on Schedule C.

9.4 Disposition Following Force Majeure.

(a) Notwithstanding anything to the contrary, if Aron decides or is required, due to an event of Force Majeure affecting either Party or otherwise, to sell to any unrelated third parties, in arm’s length transactions, any quantities of Crude Oil that, based on the then current Monthly Crude Forecast or Weekly Projection, Aron would reasonably have expected to have sold to the Company (any quantity of Crude Oil so disposed of by Aron being referred to as a “Disposed Quantity”), then the Company shall be obligated to pay to Aron an amount equal to the difference between the price at which such Disposed Quantity would have been sold to the Company, minus the amount realized in the sale to a third party (the “Disposition Amount”); provided, however, prior to Aron making any such disposition and provided that no Event of Default with respect to the Company has occurred and is continuing, the Company shall have a period equal to the lesser of (i) ten (10) Business Days from the occurrence of such Force Majeure event or (ii) the remaining time period before an event of default would occur under the contracts relevant to the Disposed Quantity as a result of such Force Majeure event, in which to arrange the disposition of such Disposed Quantity on commercially reasonable terms and conditions. In no event shall the Disposed Quantity exceed the aggregate amount of Crude Oil that the Company would have been expected to purchase based on their current Monthly Crude Forecast or Weekly Projection for the period during which the Company is unable to take delivery of Crude Oil as the result of the Force Majeure event or otherwise.

(b) In connection with its selling any Disposed Quantity, Aron shall promptly determine the Disposition Amount and issue to the Company an invoice for such amount. The Company shall pay to Aron the invoiced amount no later than the second Business Day after the date of such invoice. If, in connection with the sale of any Disposed Quantity, the Disposition Amount is a negative number, then Aron shall pay the amount of such excess to the Company no later than the second Business Day after the date of such invoice.

(c) In connection with any disposition by Aron permitted by this Section 9.4, Aron will endeavor, in good faith, to consult with the Company regarding, and keep the Company apprised of Aron’s negotiations relating to, such disposition so long as, in Aron’s commercially reasonable judgment, doing so does not in any way interfere with or limit Aron’s ability to execute such disposition in such manner as it deems acceptable.

9.5 Tank and Pipeline Maintenance.

(a) Promptly after the Company completes its annual business plan with respect to any year, it shall notify Aron of any tank maintenance contemplated with respect to such year that would result in any SPM Delivery Point, Crude Storage Tank, Product Storage Tank or Included Product Pipelines being unavailable.

(b) The Company immediately shall notify Aron orally (followed by prompt written notice) of any previously unscheduled downtime or maintenance of any SPM Delivery Point, or in the case of any Crude Storage Tank, Product Storage Tank or Included Product Pipeline, any previously unscheduled downtime or maintenance expected to have a duration in excess of ten (10) days.

(c) The Company shall give Aron at least thirty (30) days’ prior written notice of any scheduled maintenance that the Company and/or any of its Affiliates intends to conduct on any of the Crude Storage Tanks or the Included Company Product Tanks that would result in such storage tank being taken out of service for a period greater than thirty (30) days (“Tank Maintenance”).

(d) In connection with any Tank Maintenance, the Parties shall promptly consult and endeavor to agree on adjusted inventory minimum and maximum levels and other appropriate adjustments hereunder that are to apply during the period of such Tank Maintenance, if deemed necessary by the Parties.

(e) The Company agrees that it will use its best efforts, consistent with good industry standards and practices, to complete (and to cause any third parties to complete) any Tank Maintenance as promptly as practicable. The Company shall provide Aron with an initial estimate of the period of any Tank Maintenance and shall regularly update Aron as to the progress of such Tank Maintenance. If, the Company determines that the expected completion date for Tank Maintenance has or is likely to change by thirty (30) days or more, it shall promptly notify Aron of such determination.

9.6 Certain Regulatory Matters. If Aron shall determine, in its reasonable judgment, that as a result of (a) the adoption or taking effect of any Applicable Law, (b) any change in Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority, (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority or (d) any interpretation of or proposal to implement any of the foregoing (each, a “Regulatory Event”), Aron is or would (i) not permitted to hold or own all or certain types of Crude Oil and/or Products, (ii) be unable to perform in any material respect its obligations under this Agreement and/or the other Transaction Documents or (iii) were it to continue to hold or own such Crude Oil and/or Product or perform such obligations, be or likely to be subject to additional or increased burdens or costs, then it shall notify the Company in writing of such determination and the Parties shall promptly shall consult in good faith to determine and assess what actions or steps, if any, either Party or both Parties could implement to alleviate, minimize and/or mitigate the effect of any such Regulatory Event. If the Parties identify actions or steps that, in Aron’s reasonable judgment, can be implemented without resulting in Aron incurring any additional costs or expenses hereunder or under the other Transaction Documents while preserving the economic terms and conditions of this Agreement and the other Transaction Documents (including economic benefits, risk allocation, costs and liabilities), then the Parties shall, in good faith and in a commercially reasonable manner, endeavor to implement such actions and steps. If the Parties are unable to identify such actions or steps or are unable to implement any actions and steps that have been so identified, that so long as such Regulatory Event continues, Aron may, by written notice to the Company, elect to terminate this Agreement in the manner provided for in Article 20 on such date Aron shall specify in such notice, which date shall constitute a Termination Date for purposes of Section 20; provided that (unless such Regulatory Event has or is expected to become effective at an earlier date) the date specified in such notice shall occur at least thirty (30) days after the date such notice is given and if practicable on the last day of a month; provided further that, to the extent not inconsistent with or in violation of such Regulatory Event and subject to the expected or actual effective date of such Regulatory Event, Aron will specify a Termination Date occurring at least six (6) months but no more than nine (9) months after such notice, but is under no obligation to specify such later Termination Date if, in Aron’s sole good faith judgment, doing so presents any risk to Aron that it may become subject to such Regulatory Event or any additional material costs, burdens or restrictions as a result thereof.

ARTICLE 10

PAYMENT PROVISIONS

10.1 Interim Payments.

(a) For each day, Aron will calculate a provisional payment (each an “Interim Payment”) by applying the applicable Daily Prices to the Estimated Daily Net Crude Sales and Estimated Daily Net Product Sales for that day, in the manner illustrated on Schedule G and using Best Available Inventory Data; provided that if inventory data have not been reported on any day within a two (2) Business Day period, Aron will use the inventory data for the day occurring during the thirty (30) day period preceding such calendar day that results in the largest Estimated Daily Net Crude Sales or the smallest Estimated Daily Net Product Sales (as the case may be), in any case resulting in an amount equal to the highest daily amount that would be payable to Aron; provided further that, if Aron determines that any inventory data it has used in such determination was inaccurate by at least 20,000 barrels, then Aron shall adjust future Interim Payments to take account of any corrected inventory data.

The “Interim Payment” shall be an amount equal to the value of the Estimated Daily Net Crude Sales based on the applicable Daily Prices minus the sum of the value of the Estimated Daily Net Product Sales based on the applicable Daily Prices. If this is a negative amount, the absolute value will represent an amount payable to the Company and if this is a positive amount, it will represent an amount payable to Aron.

(b) With respect to the Estimated Daily Net Crude Sales and Estimated Daily Net Product Sales,

(i) The inventory data to be used in determining each shall include the Best Available Inventory Data.

(ii) The Company shall, at the end of each day, provide to Aron inventory reports in the form set forth on Schedule H, showing the quantity of Crude Oil held in the Crude Storage Tanks and the quantities of Products held in the Included Product Tanks; and

(c) For the purposes hereof,

(i) “Estimated Daily Net Crude Sales” “Estimated Daily Net Crude Sales” for any day shall be the estimate for that day of the Crude Oil volume, excluding any Other Barrels, that equals the Ending Inventory for the Material “#CRUDERUN” (as shown in the Inventory Report), which will equal the total number of Crude Oil Barrels run for such day, excluding any Other Barrels;

(ii) “Estimated Daily Net Product Sales” for any day and Product shall be the estimate for that day of the Product volume that equals (A) the total of (w) the aggregate volume of such Product held in the Product Storage Facilities at the end of such day, plus (x) the Daily Product Sales of such Product for such day, minus (y) the Daily Product Purchases of such Product for such day, minus (z) the aggregate volume of such Product held in the Product Storage Facilities at the beginning of such day; and

(d) For each day, Aron shall determine the Estimated Daily Net Crude Sales and Estimated Daily Net Product Sales, in a commercially reasonable manner based on the inventory data and otherwise in the manner contemplated by this Section 10.1 and Schedule G, and to the extent it deems appropriate taking into account such other data as may be relevant to the determination of such estimates.

(e) Aron shall advise the Company of the amount of an Interim Payment via invoice issued in accordance with Schedule G. The party obligated to make such Interim Payment shall cause such payment to be made on the applicable Payment Date indicated on Schedule G.

(f) For any Business Day, the Interim Payment to be determined and advised by Aron shall be the Interim Payment for that day, provided that if such Business Day is followed by one or more non-Business Days (whether weekends or Bank Holidays), then Aron shall determine and advise to the Company the Interim Payment for that Business Day as well as the Interim Payment each of such following non-Business Days and all such Interim Payments shall be due on the same day.

10.2 Monthly True-Up Amount.

(a) Aron will use commercially reasonable efforts to provide to the Company, within five (5) Business Days following receipt of the Ending In-Tank Crude Inventory and the Ending In-Tank Product Inventory pursuant to Section 9.2, a calculation and appropriate documentation to support such calculation for such month for a monthly true-up payment (the “Monthly True-Up Amount”). The Monthly True-Up Amount for any month shall be equal to:

(i) the Total Monthly Crude Oil True-Up Amount (as defined in Schedule C); plus

(ii) the Aggregate Monthly Product True-Up Amount (as defined in Schedule C), plus

(iii) the aggregate amount of unpaid or unreimbursed Ancillary Costs for such month and any adjustments relating to estimated or paid Ancillary Cost, plus

(iv) the Counterparty Crude Sales Fee for such month, plus

(v) the Deferral Fee for such month, plus

(vi) the Deferred Payment Availability Fee for such month, plus

(vii) the Monthly Cover Costs; plus

(viii) any other amount then due from the Company to Aron under this Agreement or any other Transaction Document, minus

(ix) any other amount then due from Aron to the Company under this Agreement or any other Transaction Document.

If the Monthly True-Up Amount is a negative number, then the absolute value of such number shall be the amount due from Aron to the Company, and if the Monthly True-Up Amount is a positive number, such amount shall be due from the Company to Aron. The Company shall pay any Monthly True-Up Amount due to Aron no later than the earlier of (i) fifteen (15) Business Days after the Company’s receipt of the monthly invoice and all related documentation supporting the invoiced amount or (ii) the last Business Day of such month. Aron shall pay any Monthly True-Up Amount due to the Company no later than the earlier of (i) fifteen (15) Business Days after making its definitive determination of such amount or (ii) the last Business Day of such month.

(b) For purposes of determining the amounts due under clauses (i) and (ii) of Section 10.2(a), the definitions and formulas set forth in Schedule C shall apply and for purposes of determining the amount due under clause (v) and (vi) of Section 10.2(a), the definitions and formula set forth in Schedule F shall apply. In addition, the Fee Letter contains various definitions and formulas that shall be applied for purposes of determining certain of the amounts referred to in Section 10.2(a).

10.3 Maximum Inventory Levels. Notwithstanding any transfer of title to Aron to all such Crude Oil or Products, Aron shall not be obligated at any time to pay for any quantity of Crude Oil or Product under Section 10.1 or 10.2 or otherwise hereunder to the extent such payment would relate to an aggregate quantity of Crude Oil or such Products in the Included Locations in excess of the then applicable maximum level as set forth on Schedule D or as may have been temporarily adjusted under Section 7.9.

10.4 Invoices.

(a) Invoices shall be prepared and submitted in accordance to Schedule G.

(b) If the Company in good faith disputes the amount of any invoice issued by Aron relating to any amount payable hereunder (including Interim Payments, Monthly True-Up Amounts or Ancillary Costs), it nonetheless shall pay Aron the full amount of such invoice by the due date and inform Aron in writing of the portion of the invoice with which it disagrees and why; provided that, to the extent that the Company promptly informs Aron of a calculation error that is obvious on its face, the Company shall pay Aron the undisputed amounts and may retain such disputed amount pending resolution of such dispute. The Parties shall cooperate in resolving the dispute expeditiously. If the Parties agree that the Company does not owe some or all of the disputed amount or as may be determined by a court pursuant to Article 25, Aron shall return such amount to the Company, together with interest at the Fed Funds Rate from the date such amount was paid, within two (2) Business Days from, as appropriate, the date of their agreement or the date of the final, non-appealable decision of such court. Following resolution of any such disputed amount, Aron will issue a corrected invoice and any residual payment that would be required thereby will be made by the appropriate Party within two (2) Business Days.

10.5 Other Feedstocks. If Aron procures any catfeed or other non-Crude Oil feedstocks for the Company to run at the Refinery, the Parties shall agree in connection with such procurement upon terms for incorporating the purchase of such feedstocks into the daily and monthly settlements contemplated by Sections 10.1 and 10.2 above.

10.6 Interest. Interest shall accrue on late payments under this Agreement at the Default Interest Rate from the date that payment is due until the date that payment is actually received by Aron.

10.7 Payment in Full in Same Day Funds. All payments to be made under this Agreement shall be made by wire transfer of same day funds in U.S. Dollars to such bank account at such bank as the payee shall designate in writing to the payor from time to time. Except as expressly provided in this Agreement, all payments shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which a Party may now have or hereafter acquire against the other Party, whether pursuant to the terms of this Agreement or otherwise.

ARTICLE 11

DEFERRED PAYMENT

11.1 Deferred Payment Period. From and after the Commencement Date until the Deferred Payment Termination Date (the “Deferred Payment Period”), payment of amounts due from the Company to Aron or Aron to the Company under this Agreement shall be deferred or applied to the extent provided in, and subject to the terms and conditions of, this Article 11.

11.2 Daily Deferrals. Aron shall, on each Business Day, pursuant to the terms and conditions set forth on Schedule F hereto, determine whether and the extent to which either (i) payments due hereunder from one Party to the other shall be subject to deferred settlement or (ii) payments previously deferred hereunder shall be subject to accelerated settlement. Promptly after such determination on any Business Day, Aron shall notify the Company in writing (which include notice by email) of the results of such determination and the Parties shall effect payment hereunder in accordance with such results.

11.3 Invoicing and Other Communications. Aron will make commercially reasonable efforts to incorporate payment deferrals and application under Sections 11.2 above in the invoice it issues for Interim Payments and Monthly True-Up Amounts if such information is available prior to such issuance; provided that if such information is not incorporated into such invoice, Aron will thereafter endeavor in a commercially reasonable manner to apprise the Company, via separate communication, of such information prior to the due date for such Interim Payment or Monthly True-Up Amount.

11.4 Interim Increases or Reductions of Current Deferred Payment Amount. As provided in Schedule F hereto, the Current Deferred Payment Amount will from time to time increase or decrease based on a combination of variables as determined and applied thereunder, including without limitation changes in the Deferred Payment Credit Support Amount. In addition, as provided in Schedule F, either Party may elect to prepay an amount that has been deferred prior to its deferred settlement date, which shall result in adjustment to the Current Deferred Payment Amount.

11.5 Deferral Fee. In consideration of the payment deferral provided for in this Article 11, the Company shall owe and pay to Aron, for each month (or portion of a month) during the Deferred Payment Period, the Deferral Fee for such month (or portion of a month). The Deferral Fee shall be calculated as of the end of each month or the last date of the Deferred Payment Period for the month or portion of a month ending on such date. For purposes of calculating such Deferral Fee, Aron shall determine the Average Deferral Amount for the relevant period in accordance with Schedule F. Each Deferral Fee calculated as of the end of a month shall be due as provided in Section 10.2. A Deferral Fee calculated as of the end of the Deferred Payment Period shall be due pursuant Section 19 or 20, as applicable.

11.6	Termination of Deferred Payment Period.

(a) On the Deferred Payment Termination Date, the Current Deferred Payment Amount shall be immediately due and payable by the Company to Aron, together any Deferral Fee due with respect to the period ending on such date.

(b) The “Deferred Payment Termination Date” shall be the earliest to occur of the following: (i) the Termination Date pursuant to Section 20; (ii) upon notice by Aron after the occurrence and during the continuance of any Event of Default with respect to the Company (other than an Event of Default under Section 19.1(d)); (iii) upon the occurrence of an Event of Default with respect to the Company under Section 19.1(d); and (iv) such date as the Parties shall mutually agree in writing.

11.7 Eligible Receivables and Eligible Hydrocarbon Inventory.

(a) By no later than 7:00 p.m. HST on each Business Day, the Company shall provide to Aron, via email, reports in form and substance reasonably satisfactory to Aron as illustrated in Schedule H (the “Receivables Report”, “Billing Due Report” and “Inventory Report”) showing (i) the then current total amount of Eligible Receivables and a breakdown of such Eligible Receivables by Acceptable Account Debtor, which breakdown shall indicate the amount and remaining tenor of each Eligible Receivable owing by the relevant Acceptable Account Debtor, and (ii) the inventory quantities that then constitute Eligible Hydrocarbon Inventory, including the quantity and location of each type of inventory.

(b) Promptly after receipt of each Receivables Report, Billing Due Report and Inventory Report, Aron shall calculate the Deferred Payment Credit Support Amount based on the information provided in such report; provided that Aron may only exclude from such calculation any receivables included in such report that Aron, in its reasonable judgment, determines in good faith do not constitute Eligible Receivables and any Hydrocarbons that Aron, in its reasonable judgement, determines in good faith do not constitute Eligible Hydrocarbon Inventory.

(c) The Company, by delivering a Receivables Report, Billing Due Report and Inventory Report shall be deemed to represent and warrant to Aron (to the same extent as if set forth in this Agreement) that (i) all Accounts identified as Eligible Receivables in such report meet all the requirements of an Eligible Receivable set forth in this Agreement and (ii) all Hydrocarbons identified as Eligible Hydrocarbon Inventory in such report meet all the requirements of Eligible Hydrocarbon Inventory set forth in this Agreement.

(d) The Company agrees that, at least once every 6 months, the Company shall procure and cause to be provided to Aron a due diligence report prepared by KPMG LLP (or such other independent auditor as shall be acceptable to Aron) and addressed to

Aron relating to the Company’s Eligible Receivables and other matters pertaining to the Company and its operations and financial condition, which report shall be in substance comparable to the reports previously provided by KPMG to the Company’s lenders (a “Receivables Assessment”). The Company further agrees that, if Aron has in its reasonable judgment identified material discrepancies between those Accounts that the Company has reported as Eligible Receivables and the Accounts that actually qualify as Eligible Receivables, then Aron may require that the Company procure and cause to be provided to Aron one or more additional Receivables Assessments, provided that Aron shall not be entitled to require more than two additional Receivables Assessments during any 12 month period. All costs of procuring such Receivables Assessment shall be borne by the Company.

ARTICLE 12

INDEPENDENT INSPECTORS; STANDARDS OF MEASUREMENT

12.1 Aron shall be entitled to have Supplier’s Inspector, at Aron’s sole cost and expense, present at any time the Volume Determination Procedures are to be applied in accordance with the terms of this Agreement and to observe the conduct of Volume Determination Procedures.

12.2 In addition to its rights under Section 12.1, Aron may, from time to time during the Term of this Agreement, upon reasonable prior notice to the Company, at Aron’s own cost and expense, have Supplier’s Inspector conduct surveys and inspections of any of the Storage Facilities or observe any Crude Oil or Product transmission, handling, metering or other activities being conducted at such Storage Facilities or the Delivery Points; provided that such surveys, inspections and observations shall not materially interfere with the ordinary course of business being conducted at such Storage Facilities or the Refinery.

12.3 Subject to the Storage Facilities Agreement between Aron and the Company, Aron will have the right to inspect the Storage Facilities. In the event that recalibration of meters, gauges or other measurement equipment is requested by Aron such as “strapping,” the Parties shall select a mutually agreeable certified and licensed independent petroleum inspection company (the “Independent Inspection Company”) to conduct such recalibration. The cost of the Independent Inspection Company is to be shared equally by the Company and Aron.

12.4 Standards of Measurement. All quantity determinations herein will be corrected to sixty (60) degrees Fahrenheit based on a U.S. gallon of two hundred thirty one (231) cubic inches and forty two (42) gallons to the Barrel, in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (Table 6A of ASTM-IP for Feedstocks and Table 6B of ASTM-IP for Products).

ARTICLE 13

FINANCIAL INFORMATION; CREDIT SUPPORT

13.1 Provision of Financial Information. The Company shall provide Aron (i) within ninety (90) days following the end of each of its fiscal years, (a) a copy of the annual report, containing audited consolidated financial statements of the Company and its consolidated subsidiaries for such fiscal year certified by independent certified public accountants and (b) the balance sheet, statement of income and statement of cash flow of the Company for such fiscal year, as reviewed by the Company’s independent certified public accountants, and (ii) within forty five (45) days after the end of its first three fiscal quarters of each fiscal year, a copy of the quarterly report, containing unaudited consolidated financial statements of the Company and its consolidated subsidiaries for such fiscal quarter; provided that so long as the Company is required to make public filings of its quarterly and annual financial results pursuant to the Exchange Act, such filings are available on the SEC’s EDGAR database and such filings are made in a timely manner, then the Company will not be required to provide such annual or quarterly financial reports to Aron.

13.2 Additional Information.

(a) Upon reasonable notice, the Company shall provide to Aron such additional information as Aron may reasonably request to enable it to ascertain the current financial condition of the Company, including product reports in the form of Schedule S; and

(b) From time to time, upon reasonable request by Aron, the Company shall obtain and provide to Aron additional information from third party arrangements, if any, but only to the extent the Company may contractually disclose such arrangements to Aron.

13.3 Notification of Certain Events. The Company shall notify Aron within one (1) Business Day after learning of any of the following events:

(a) The Company’s or any of its Affiliates’ binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any Person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or a material portion of the Refinery assets;

(b) The Company’s or any of its Affiliates’ binding agreement to consolidate or amalgamate with, merge with or into, or transfer all or substantially all of its assets to, another entity (including an Affiliate);

(c) An early termination of or any notice of any “event of default” under any Base Agreement, if any;

(d) An amendment to any Financing Agreement; provided that the Company shall notify Aron at least ten (10) Business Days prior to entering into any new Financing Agreement; and

(e) The execution of any agreement or other instrument or the announcement of any transaction or proposed transaction that contemplates or could or does result in a Change of Control.

13.4 Credit Support.

(a) As security for the prompt and complete payment of all amounts due or that may become due from the Company to Aron and the performance by the Company of all covenants and obligations to be performed by it pursuant to this Agreement and all other Transaction Documents and all outstanding transactions hereunder and thereunder (collectively, the “Obligations”), the Company hereby pledges, assigns, conveys and transfers to Aron as margin, and hereby grants to Aron a present and continuing security interest in and to, and a general first lien upon and right of set off against, to amount of U.S. dollars constituting the Initial Margin Amount and all interest and other proceeds from time to time received, receivable or otherwise distributed in respect thereof, or in exchange therefor; provided that (i) the Company shall effect such pledge, assignment, conveyance and transfer of the Initial Margin Amount as and when required under Section 4.3 hereof and (ii) once the full amount of the Initial Margin Amount has been so pledge, assigned conveyed and transferred, the Company agrees that for the duration of the Term, it shall maintain such pledge, assignment, conveyance and transfer and take such action as Aron reasonably requests in order to perfect Aron’s continuing security interest in, and lien on (and right of setoff against), such amount. Notwithstanding the provisions of Applicable Law, if no Event of Default has occurred and is continuing with respect to Aron, then Aron shall have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise use in its business all or any portion of the Initial Margin Amount, free from any claim or right of any nature whatsoever of the Company, including any equity or right of redemption by the Company. Nothing in this Section 13.4(a) shall limit any rights of Aron under any other provision of this Agreement or any other Transaction Documents, including without limitation, under Section 13.4(b) or Article 19 below. The Company acknowledges and agrees that, as provided in the Master Agreement, the Initial Margin Amount constitutes credit support for the Company’s obligations under the Master Agreement in accordance with the terms thereof. Aron will exercise reasonable care to assure the safe custody of the Initial Margin Amount to the extent required by Applicable Law.

(b) As further security for the prompt and complete payment of all amounts due or that may become due hereunder, the Company shall grant the Lien contemplated by, comply with the terms of and maintain in full force and effect the Lien Documents and assist Aron in maintaining any UCC financing statements or other filings necessary to preserve Aron’s Liens pursuant to the Lien Documents.

ARTICLE 14

REFINERY TURNAROUND, MAINTENANCE AND CLOSURE

14.1 The Company shall be responsible for all operations and maintenance of Included Locations which are, directly or indirectly, owned by the Company. The Company shall promptly notify Aron in writing of the date for which any inspection, maintenance, restart or turnaround at the Refinery or the Refinery Facilities has been scheduled, or any revision to previously scheduled inspection, maintenance, restart or turnaround, which may affect receipts of Crude Oil at the Refinery, the SPM or the Storage Facilities, the processing of Crude Oil in the Refinery or the delivery of Products to Aron or by Aron to the Company or any third parties; provided that, (i) promptly after the Company completes its annual business plan with respect to any year, it shall notify Aron of any such inspection, maintenance, restart or turnaround contemplated with respect to such year and (ii) the Company shall give Aron at least two (2) months’ prior written notice of any such scheduled inspection, maintenance, restart or turnaround.

14.2 The Company shall promptly notify Aron orally (followed by prompt written notice) of any previously unscheduled downtime at the Refinery hydrocracker or Crude Oil unit exceeding twenty-four (24) hours.

14.3 In the event of a scheduled shutdown of the Refinery, the Company shall, to the extent feasible, complete processing of all Crude Oil being charged to, processed at or consumed in the Refinery at that time.

14.4 (a) Subject to Section 14.4(b) below, if at any time Aron determines that all or any portion of the facilities constituting an Included Location (in each case, “Identified Facilities”) fail to satisfy Aron’s then applicable policies and procedures (such policies and procedures to be in reasonable accordance with and not to exceed industry, regulatory and customary practices) relating to the prudent maintenance and operation of storage tanks, pipeline facilities, vessels and other infrastructure used to store or transport crude oil and/or refined products (“Aron’s Policies and Procedures”), and without limiting any other rights and remedies available to Aron hereunder or under any other Transaction Document, Aron may provide the Company notice of such failure so long as such failure is continuing and, if Aron provides such notice, the following provisions shall be applicable: (i) in the case of any Identified Facilities that are subject to the Storage Facility Agreement, upon such date as Aron shall specify, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Aron in respect of any Crude Oil or Products held in such Identified Facilities shall become due in accordance with the provisions of Section 10 hereof; and (ii) in the case of any Identified Facilities that are subject to a Required Storage and Transportation Arrangement, the Parties shall endeavor as promptly as reasonably practicable to execute such rights, provide such notices, negotiate such reassignments or terminations and/or take such further actions as Aron deems necessary or appropriate to terminate Aron’s status as the party entitled to use and/or hold Crude Oil or Products at such Identified Facilities and, concurrently with effecting the termination of such status, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Aron in respect of any Crude Oil or Products held in such Identified Facilities shall become due in accordance with the provisions of Section 10 hereof.

(b) Aron’s rights under Section 14.4(a) above are subject to the following additional terms and conditions:

(i) Aron shall apply Aron’s Policies and Procedures with respect to the Included Locations in a non-discriminatory manner as compared with other similar storage tanks and pipeline facilities utilized by Aron in a similar manner;

(ii) If the failure of any Identified Facilities to satisfy Aron’s Policies and Procedures is a result of Aron’s Policies and Procedures exceeding the standards or requirements imposed under Applicable Law or good and prudent industry practice, then (1) Aron shall not require the removal of such Identified Facilities as Included Locations until the 120th day after giving the Company written notice of such failure, unless in Aron’s reasonable judgment such failure presents an imminent risk relating to such Identified Facility in which case Aron may require that such Identified Facility immediately cease to constitute an Included Location and the terms of Section 14.4(a) shall immediately become applicable, (2) during such 120 day period, Aron shall consult with the Company in good faith to determine whether based on further information provided by the Company such Identified Facilities comply with Aron’s Policies and Procedures and/or whether additional actions or procedures can be taken or implemented so that, as a result, such Identified Facilities would comply with Aron’s Policies and Procedures, and (3) if it is determined that such Identified Facilities do comply with Aron’s Policies and Procedures or, as a result of such additional actions or procedures, such Identified Facilities become so compliant within such 120 day period, then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Aron’s notice to the Company;

(iii) If within the 120 day period referred to in clause (ii)(2) above, the Company has identified and diligently commenced the implementation of additional actions or procedures that are intended to result in such Identified Facilities becoming compliant with Aron’s Policies and Procedures, but such implementation cannot through commercially reasonable efforts be completed within such 120 day period, then so long as the Company continues to diligently and in a commercially reasonable manner pursue the implementation of such additional actions and procedures, Aron will extend such 120 day period up for up to an additional 60 days (or such longer period as the Parties may mutually agree) to allow for such implementation to be completed and if such implementation is completed within such additional 60 day period (or such longer period as the Parties may mutually agree), then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Aron’s notice to the Company; and

(iv) If any Identified Facilities cease to be Included Locations pursuant to Section 14.4(a) above and thereafter Aron determines, in its reasonable good faith judgment, that such Identified Facilities have become compliant with Aron’s Policies and Procedures, then Aron shall promptly cooperate with the Company to reestablish such Identified Facilities as Included Locations hereunder.

ARTICLE 15

TAXES

15.1 (a) The Company shall pay and indemnify and hold Aron harmless against, the amount of all sales, use, gross receipts, value added, severance, ad valorem, excise, property, spill, environmental, transaction-based, or similar taxes, duties and fees, howsoever designated regardless of the taxing authority, and all penalties and interest thereon, except to the extent such penalties and interest are due to the willful misconduct of Aron (each, a “Tax” and collectively, “Taxes”), paid, owing, asserted against, or incurred by Aron directly or indirectly with respect to the Crude Oil procured and sold to Company hereunder, and the Products purchased and resold to Company hereunder, and other transactions contemplated hereunder to the greatest extent permitted by applicable law; in the event that the Company is not permitted to pay such Taxes, the amount due hereunder shall be adjusted by Aron such that the Company shall bear the economic burden of the Taxes. The Company shall pay when due such Taxes unless there is an applicable exemption from such Tax, with written confirmation of such Tax exemption to be contemporaneously provided to Aron. To the extent Aron is required by law to collect such Taxes, one hundred percent (100%) of such Taxes shall be added to invoices as separately stated charges and paid in full by the Company in accordance with this Agreement, unless the Company is exempt from such Taxes and furnishes Aron with a certificate of exemption; provided, however, that (i) the failure of Aron to separately state or collect Taxes from the Company shall not alter the liability of the Company for Taxes and (ii) Aron shall only be liable for Taxes if and to the extent that such Taxes have been separately stated and collected from the Company. Any refund or credit with respect to any Taxes paid or indemnified by Company hereunder shall belong to Company. Aron shall be responsible for all taxes imposed on Aron’s net or gross (or any derivative thereof) income, and the Company shall be responsible for all taxes imposed on the Company’s net or gross (or any derivative thereof) income. For avoidance of doubt, no taxes described in the immediately preceding sentence shall include gross receipts taxes described in the first sentence of this Section 15.1(a).

(b) In addition to paragraph (a), the Company shall complete and file all necessary property tax returns on Aron’s behalf with respect to Crude Oil and Products, regardless of whether property tax laws place the obligation to do so on Aron or the Company, disclose Aron’s ownership interest therein, and pay such amounts as due. Provided that the Company pays (or indemnifies Aron for) all property taxes, the Company shall have the first right to claim income tax credits for such property taxes paid and shall be solely responsible for the extent to which such credits are available to or realized by the Company.

15.2 If the Company disagrees with Aron’s determination that any Tax is due with respect to transactions under this Agreement, the Company shall have the right to seek an administrative determination from the applicable taxing authority, or, alternatively, the Company shall have the right to contest any asserted claim for such Taxes, subject to its agreeing to indemnify Aron for the entire amount of such contested Tax should such Tax be deemed applicable. Aron agrees to reasonably cooperate with the Company, in the event the Company determines to contest any such Taxes. Company shall be responsible for all costs and expenses incurred by Company or Aron in the event Company decides to seek an administrative determination from the applicable taxing authority or to contest any such Taxes.

15.3 (a) The Company and Aron shall promptly inform each other in writing of any assertion by a taxing authority of additional liability for Taxes in respect of said transactions. Any legal proceedings or any other action against Aron with respect to such asserted liability shall be under Aron’s direction but the Company shall be kept reasonably informed and consulted by Aron. Any legal proceedings or any other action against the Company with respect to such asserted liability shall be under the Company’s direction but Aron shall be consulted. In any event, the Company and Aron shall fully cooperate with each other as to the asserted liability. Each Party shall bear all the reasonable costs of any action undertaken by the other at the Party’s request.

(b) In addition to paragraph (a) and other information sharing requirements applicable to Aron and the Company, Aron and the Company shall seasonably and from time to time as is otherwise reasonable exchange and share information with each other as necessary to properly report, defend, challenge, and pay Taxes (including but not limited to sales taxes and fuel taxes and file tax returns (including without limitation any returns referred to in Section 15.1(b)), including information that supports and demonstrates total sales, sales that are exempt from Tax, and sales that are subject to Tax at a reduced rate.

15.4 Any other provision of this Agreement to the contrary notwithstanding, this Article 15 shall survive until ninety (90) days after the expiration of the statute of limitations for the assessment, collection, and levy of any Tax.

ARTICLE 16

INSURANCE

16.1 Insurance Coverages. The Company shall procure and maintain in full force and effect throughout the Term of this Agreement insurance coverages of the following types and amounts and with insurance companies rated not less than A- by A.M. Best Company, or otherwise equivalent in respect of the Company’s properties and operations:

(a) Property damage including business interruption coverage on an “all risk” basis, including but not limited to flood, earthquake, windstorm, and tsunami, covering damage to the Refinery Facilities and the Storage Facilities on a repair or replacement cost basis in an amount sufficient to repair major components of such Facilities as reasonably determined pursuant to an engineering report prepared by an expert recognized by underwriters for such purpose or loss limited reasonably acceptable to Aron. Aron shall be named as a co-loss payee under such property damage coverage, and the losses, if any, for property damage shall be payable to Aron for distribution by it to itself and to the Company, as their respective interests may appear, or order, except that, unless underwriters have been otherwise instructed by notice in writing from Aron, in the case of any loss involving any damage to the Refinery or Storage Facilities that is less than $10,000,000, the underwriters shall pay directly for the repair or replacement or other charges involved or, if the Company shall have first fully repaired the damage or replaced the damaged property and paid the cost thereof, or discharged any other charges directly related thereto, then the underwriters may pay the Company as reimbursement therefor without first obtaining the written consent thereto of Aron. Business interruption and extra expense coverage shall include at least 18 months indemnity period and shall be in an amount equal to the projected net income plus costs that would necessarily continue from such Facilities based upon the Company’s reasonable estimate thereof.

(b) Commercial general liability coverage which includes bodily injury, broad form property damage and contractual liability, cross suit liability, products and completed operations liability, sudden and accidental pollution liability (excluding events that result in acidic deposition), liability arising out of wharfinger, terminal operator and/or stevedoring operations and loss, and contamination or degradation of Aron’s Crude Oil and Products inventory coverage in a minimum amount of $1,000,000 per occurrence and $2,000,000 in the aggregate, which coverage may be self-insured by the Company.

(c) (i) Workers compensation in the amount required by Applicable Law, and (ii) employer’s liability with a minimum amount of $1,000,000 per accident, $1,000,000 per disease, and $1,000,000 aggregate.

(d) Commercial automobile liability insurance in a minimum amount of $1,000,000 per accident.

(e) Umbrella/excess liability coverage providing coverage on a follow-form basis with respect the coverage required under Sections 16.1(b) (not including contamination or degradation of Aron’s Crude Oil and Products inventory), (c)(ii) and (d) in a minimum amount of $400,000,000 per occurrence and in the aggregate; provided that, to the extent such limit exceeds the insurance limits available or the insurance limits available at commercially reasonable rates in the insurance marketplace, the Company will maintain the highest insurance limit available at commercially reasonable rates; provided further however, that the Company will promptly notify Aron of the Company’s inability to procure and maintain such limit of coverage.

(f) Pollution legal liability coverage (excluding events that result in acidic deposition) in a minimum amount of $100,000,000 per occurrence and in the aggregate.

(g) Charterer’s liability insurance (if applicable) in a minimum amount of $50,000,000 per occurrence and in the aggregate.

16.2 Additional Insurance Requirements.

(a) The foregoing policies shall include or provide that the underwriters waive all rights of subrogation against Aron and the insurance is primary without contribution from Aron’s insurance. The foregoing policies with the exception of those listed in Sections 16.1 (c) and (g) shall include Aron, its subsidiaries, and affiliates and their respective directors, officers, employees and agents as additional insured.

(b) The Company shall cause its insurance carriers or its authorized insurance broker to furnish Aron with insurance certificates, in Acord form or equivalent, evidencing the existence of the coverages and the endorsements required above. The Company shall provide thirty (30) days’ written notice prior to cancellation or material modification of insurance becoming effective. The Company also shall provide renewal certificates prior to expiration of the policy.

(c) The Company shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.

(d) The Company shall be responsible for any deductibles or retentions that are applicable to the insurance required pursuant to Section 16.1.

16.3 Aron Insurance Requirements. Aron shall, at Aron’s expense, carry and maintain in full force and effect throughout the Term of this Agreement all risk cargo insurance for the full market value with respect to the Crude Oil and Products that it owns. Aron shall pay all premiums required to maintain these policies in effect. In the event that the market value or potential full replacement cost of all Crude Oil and Products exceeds the insurance limits available or the insurance limits available at commercially reasonable rates in the insurance marketplace, Aron will maintain the highest insurance limit available at commercially reasonable rates.

16.4 No Reduction or Release. The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.

ARTICLE 17

FORCE MAJEURE

17.1 If a Party is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement (the “Affected Party”), it shall not be liable to the other Party to perform such obligation or condition (except for payment and indemnification obligations) for so long as the event of Force Majeure exists and to the extent that performance is hindered by such event of Force Majeure; provided, however, that the Affected Party shall use any commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that performance by the Affected Party of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party (the “Non-Affected Party”) likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations. The Parties acknowledge that if, as a result of a Force Majeure, the Company were to suspend its receipt and/or processing of Crude Oil, then Aron would be entitled to suspend, to a comparable extent, its purchasing of Products.

17.2 The Affected Party shall give prompt oral notice to the Non-Affected Party of its declaration of an event of Force Majeure, to be followed by written notice within twenty-four (24) hours after receiving such oral notice of the occurrence of a Force Majeure event, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of Crude Oil or Products affected. The Affected Party also shall promptly notify the Non-Affected Party when the event of Force Majeure is terminated. However, the failure or inability of the Affected Party to provide such notice within the time periods specified above shall not preclude it from declaring an event of Force Majeure.

17.3 In the event the Affected Party’s performance is suspended due to an event of Force Majeure in excess of thirty (30) consecutive days after the date that notice of such event is given, and so long as such event is continuing, the Non-Affected Party, in its sole discretion, may terminate or curtail its obligations under this Agreement affected by such event of Force Majeure (the “Affected Obligations”) by giving notice of such termination or curtailment to the Affected Party, and neither Party shall have any further liability to the other in respect of such Affected Obligations to the extent terminated or curtailed, except for the rights and remedies previously accrued under this Agreement, any payment and indemnification obligations by either Party under this Agreement and the obligations set forth in Article 20. Without limiting any rights of any Non-Affected Party under this Article 17, the parties agree that following notice of an event of Force Majeure, they will consult in good faith to assess potential actions or steps with respect thereto.

17.4 If any Affected Obligation is not terminated pursuant to this Article 17 or any other provision of this Agreement, performance shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this Agreement; provided, however, that the term of this Agreement shall not be extended.

17.5 The Parties acknowledge and agree that the right of Aron to declare a Force Majeure based upon any failure by a Third Party Supplier to deliver Crude Oil under a Aron Procurement Contract is solely for purposes of determining the respective rights and obligations as between Aron and the Company with respect to any Crude Oil delivery affected thereby, and any such declaration shall not excuse the default of such Third Party Supplier under one or more Aron Procurement Contracts. Any claims that Aron may have as a result of such Third Party Supplier’s failure shall be subject to Section 5.9 and any other applicable provisions of this Agreement relating to claims against third parties.

17.6 If at any time during the Term any of the Required Storage and Transportation Arrangements cease to be in effect (in whole or in part) or any of the applicable Included Product Pipelines or Included Product Tanks cease, in whole or in part, to be available to Aron pursuant to the Required Storage and Transportation Arrangements, and the foregoing is a result of or attributable to any owner or operator of such Included Product Pipelines or Included Product Tanks becoming Bankrupt or breaching or defaulting in any of its obligations relating to the Required Storage and Transportation Arrangements, then:

(a) The Company shall promptly use commercially reasonable efforts to establish for Aron’s benefit alternative and/or replacement storage and transportation arrangements no less favorable to Aron (in Aron’s reasonable judgment) than those that have ceased to be available;

(b) Until such alternative and/or replacement arrangements complying with clause (a) above have been established, each Party shall be deemed to have been affected by an event of Force Majeure and its obligations under this Agreement shall be curtailed to the extent such performance is hindered by such lack of effectiveness of any Required Storage and Transportation Arrangements or the availability of any pipeline or storage facility related thereto; and

(c) Without limiting the generality of the foregoing, in no event shall Aron have any obligation under or in connection with this Agreement to store Crude Oil or Product in any pipeline or store Crude Oil or Product in any storage facility at any time from and after the owner or operator thereof becoming Bankrupt. If any such storage facility is an Included Location then Aron may, in its discretion, elect upon written notice to the Company that such storage facility shall cease to be an Included Location as of a date specified in such written notice in which case any Crude Oil or Product held by Aron therein shall be purchased by the Company in accordance with the applicable provisions of Sections 10.1 and 10.2 hereof.

ARTICLE 18

REPRESENTATIONS, WARRANTIES AND COVENANTS

18.1 Mutual Representations. Each Party represents and warrants to the other Party as of the Effective Date and each sale of Crude Oil hereunder, that:

(a) It is an “Eligible Contract Participant,” as defined in Section 1a(18) of the Commodity Exchange Act, as amended.

(b) It is a “forward contract merchant” in respect of this Agreement and this Agreement and each sale of Crude Oil or Products hereunder constitutes a “forward contract,” as such term is used in Section 556 of the Bankruptcy Code.

(c) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.

(d) It has the corporate, governmental or other legal capacity, authority and power to execute and deliver the Transaction Documents and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.

(e) The execution, delivery and performance of the Transaction Documents and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby do not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(f) Except for the filing of UCC-1 or UCC-3 financing statements and the Lien Documents in applicable state and county filing offices, all governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to the Transaction Documents have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.

(g) Its obligations under the Transaction Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

(h) No Event of Default or Default has occurred and is continuing with respect to such Party, and no such event or circumstance would occur as a result of its entering into or performing its obligations under the Transaction Documents.

(i) There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under the Transaction Documents.

(j) It is not relying upon any representations of the other Party other than those expressly set forth in this Agreement.

(k) It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same, and is capable of assuming those risks.

(l) It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary and not in reliance upon any view expressed by the other Party.

(m) The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.

(n) It is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of this Agreement.

(o) Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Crude Oil or Products hereunder who is entitled to any compensation with respect thereto.

(p) None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.

18.2 Company’s Representations and Covenants.

(a) The Company will deliver true and complete copies of the Base Agreements and all amendments thereto to Aron as and when such agreements are entered into by the Company.

(b) The Company shall in all material respects perform its obligations under and comply with the terms of the Base Agreements and Required Storage and Transportation Arrangements as and when such agreements are entered into by the Company.

(c) The Company shall maintain and pursue diligently all its material rights under the Base Agreements and Required Storage and Transportation Arrangements and take all reasonable steps to enforce its rights and any rights granted to the Company thereunder as and when such agreements are entered into by the Company.

(d) With respect to any Aron Procurement Contract, Included Purchase Transaction, buy/sell transaction or other transaction subject hereto in which Aron is receiving delivery of any Crude Oil or Products from a vessel, the Company covenants and agrees that it will use commercially reasonable efforts to provide, or cause to be provided, a safe berth for such vessel free of all wharfage, dockage and quay dues or than those dues being contested in good faith for which adequate reserves have been established in accordance with GAAP, which such vessel can proceed to, lie at, and depart from, always safely afloat.

(e) The Company shall not modify, amend or waive rights arising under any of the Base Agreements or the Required Storage and Transportation Arrangements as and when such agreements are entered into by the Company without the prior written consent of Aron; provided, however, that if the Company provides Aron with notice, the Company may make such modifications or amendments, including extensions or elections under any of the foregoing, that do not adversely affect Aron’s rights thereunder, degrade, reduce or limit the standards applicable to the operator thereunder or otherwise interfere with Aron’s rights to use the Included Product Pipelines and Included Product Tanks subject thereto without the prior written consent of Aron.

(f) The Company shall not cause or permit any of the Crude Oil or Products held at the Included Locations to become subject to any Liens, except for Permitted S&O Liens.

(g) The Company represents and warrants that the Storage Facilities have been maintained, repaired, inspected and serviced in accordance with good and prudent industry standards and Applicable Law and are in good working order and repair in all respects.

(h) The Company (i) represents and warrants that each Included Location is within the FTZ and (ii) covenants and agrees that it will cause (and take such actions as are necessary to cause) each Included Location at all times during the Term of this Agreement to continue to be within FTZ or to otherwise be entitled to the benefits of being within the FTZ (should any FTZ designation change).

(i) Neither Company nor any Affiliate shall, from and after the Effective Date, enter into any Financing Agreement (an “Additional Financing Agreement”) unless such Additional Financing Agreement, at the time it is entered into, (i) contains provisions that recognize the respective rights and obligations of the Parties under this Agreement and the other Transaction Documents, (ii) does not adversely affect in any respect any of Aron’s rights or remedies under this Agreement or the other Transaction Documents and (iii) recognizes that Aron is the owner of Crude Oil and Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Financing Agreement, other than Permitted S&O Liens. Neither Company nor any Affiliate shall modify or amend (including any extensions of or elections under), or waive any rights arising under, any Additional Financing Agreement without the prior written consent of Aron, if doing so would (i) adversely affect in any respect any of Aron’s rights or remedies under this Agreement or the other Transaction Documents or (ii) cause such Additional Financing Agreement to no longer recognize that Aron is the owner of Crude Oil and Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Financing Agreement, other than Permitted S&O Liens.

(j) To the extent deemed necessary or appropriate by Aron, the Company shall cause acknowledgements and/or releases (including without limitation, amendments or termination of UCC financing statements), in form and substance satisfactory to Aron, to be duly executed by lenders or other creditors that are party to Financing Agreements, confirming the release of any lien in favor of such lender or other creditor, other than Permitted S&O Liens, that might apply to or be deemed to apply to any Crude Oil and/or Products of which Aron is the owner as contemplated by this Agreement and the other Transaction Documents or the priority of the Lien granted to Aron under the Lien Documents, and agreeing to provide Aron with such further documentation as it may reasonably request in order to confirm the foregoing.

(k) In the event the Company becomes Bankrupt, and to the extent permitted by Applicable Law, the Company intends that (i) Aron’s right to liquidate, collect, net and set off rights and obligations under this Agreement and liquidate and terminate this Agreement shall not be stayed, avoided, or otherwise limited by the Bankruptcy Code, including sections 362(a), 547, 548 or 553 thereof; (ii) Aron shall be entitled to the rights, remedies and protections afforded by and under, among other sections, sections 362(b)(6), 362(b)(17), 362((b)(27), 362(o), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy Code; and (iii) any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to the transactions contemplated hereby shall constitute “margin payments” as defined in section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby, shall constitute “settlement payments” as defined in section 101(51A) of the Bankruptcy Code.

(l) The Company agrees that each of them shall have no interest in or the right to dispose of, and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature (collectively, “Liens”), other than Permitted S&O Liens, with respect to, any quantities of Crude Oil prior to the delivery thereof by Aron to the Company at the Crude Delivery Point or any quantities of Products after delivery thereof to Aron at a Products Intake Point (collectively, “Aron’s

Property”). The Company authorizes Aron to file at any time and from time to time any Uniform Commercial Code financing statements describing the quantities of Aron’s Property subject to this Agreement and Aron’s ownership thereof and title thereto, as well as any cash, accounts receivables, inventory, PP&E or other Collateral on which the Company has granted to Aron as a first priority Lien pursuant to the Lien Documents, and the Company shall execute and deliver to Aron, and the Company hereby authorizes Aron to file (with or without the Company’s signature), at any time and from time to time, all amendments to financing statements, assignments, continuation financing statements, termination statements, and other documents and instruments, in form reasonably satisfactory to Aron, as Aron may reasonably request, to provide public notice of Aron’s ownership of and title to the quantities of Aron’s Property subject to this Agreement and to otherwise protect Aron’s interest therein.

(m) The Parties acknowledge that, as provided herein and in the other Transaction Documents, Crude Oil and Products owned by Aron may be subject to Permitted S&O Liens. Notwithstanding the foregoing, the Company covenants and agrees that (i) the Company in its capacity as owner and/or operator of any Storage Facilities shall not have or assert any Permitted S&O Lien with respect to any Crude Oil or Products owned by Aron (excluding, however, any Permitted S&O Lien granted to the Company by Aron pursuant to the Storage Facilities Agreement), (ii) the permissibility or existence of any Permitted S&O Liens does not, and shall not be deemed to, in any way limit the Company’s obligations hereunder and the other Transactions Documents to pay amounts that are or could be the basis for any third parties (whether or not a Governmental Authority) asserting or enforcing, or attempting to assert or enforce, any Permitted S&O Lien, including any obligations of the Company with respect to Ancillary Costs or Taxes and (iii) the permissibility or existence of any Permitted S&O Liens does not, and shall not be deemed to, limit any rights and remedies of Aron hereunder or under other Transactions Documents (subject, however, to the right of the Company to exercise any available rights, remedies, or defenses hereunder or under the other Transactions Documents).

(n) To the extent that Aron, under any Aron Procurement Contract or Included Purchase Transaction, is obligated to make available or provide any berthing, terminalling or other marine-related facilities or services, the Company covenants and agrees that it will (or will cause) such facilities or services to be provided as and when required in accordance with the terms and conditions of such Aron Procurement Contract or Included Purchase Transaction.

(o) If, in connection with the Company’s procurement of Crude Oil or Products from any third party (a “Company Sourcing Transaction”), Aron enters into Aron Procurement Contract or Included Purchase Transaction with the Company to purchase such Crude Oil or Products from the Company and thereunder agrees to make a prepayment to the Company for such Crude Oil or Products, then the Company covenants and agrees, with respect to such Company Sourcing Transaction, that:

(i) the Company will not request, make or agree to any modification to the bill of lading issued under any Company Sourcing Transaction (including without limitation any change to delivery location for the relevant shipment) without Aron’s prior written consent; and

(ii) the funds prepaid by Aron to the Company under the related Aron Procurement Contract or Included Purchase Transaction shall be used exclusively by the Company to make payment to the seller under such Company Sourcing Transaction and the date by which any prepayment from Aron is due to be made shall be fixed so that promptly after the Company’s receipt of such funds it shall be required remit the same to the seller under such Company Sourcing Transaction or to post such funds as cash collateral to support a letter of credit issued to the seller under such Company Sourcing Transaction.

(p) The volume of Sludge held in any Included Tanks shall be determined from time to time as follows:

(i) on an annual basis, the Company shall determine the volume of Sludge in each Included Tank using Infrared Thermography to make such determination;

(ii) so long as no Default or Event of Default with respect to the Company has occurred and is continuing, Aron may at any time require that the Company determine within thirty (30) Business Days the volume of Sludge in each Included Tank using Infrared Thermography if no such determination has been made in the immediately preceding six (6) months and the annual determination to be made under clause (i) above is not scheduled to occur within the next 30 days;

(iii) if a Default or Event of Default with respect to the Company has occurred and is continuing, Aron may at any time require that the Company determine within thirty (30) Business Days the volume of Sludge in each Included Tank using Infrared Thermography; provided that, if the Company does not or is not able to complete such determination within such period, then Aron may elect to have an Independent Inspection Company make such determination as promptly as practicable;

(iv) Infrared Thermography shall be used in determining the Sludge volumes to be determined as of any Termination Date;

(v) if the Company makes any volume determination pursuant to the preceding clauses, it shall promptly provide the results of such determination to Aron in writing; and

(vi) during the Term hereof, for purposes of calculations under Sections 10.1 and 10.2, Aron shall use the most recently Sludge volumes determined pursuant to the foregoing clauses to calculate the volumes of Crude Oil and Products owned by Aron in the Included Tanks.

(q) The Company shall be the importer of record of all shipments of Crude Oil or Products held in the Included Tanks.

18.3 Acknowledgment. The Company acknowledges and agrees that (1) Aron is a merchant of Crude Oil and Products and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of Aron’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for the Company, (2) Aron may, in its sole discretion, determine whether to advise the Company of any potential transaction with a Third Party Supplier and prior to advising the Company of any such potential transaction Aron may, in its discretion, determine not to pursue such transaction or to pursue such transaction in connection with another aspect of Aron’s business and Aron shall have no liability of any nature to the Company as a result of any such determination, (3) Aron has no fiduciary or trust obligations of any nature with respect to the Refinery or the Company or any of its Affiliates, (4) Aron may enter into transactions and purchase Crude Oil or Products for its own account or the account of others at prices more favorable than those being paid by the Company hereunder and (5) nothing herein shall be construed to prevent Aron, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in Crude Oil, Products or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transaction under this Agreement.

ARTICLE 19

DEFAULT AND TERMINATION

19.1 Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:

(a) Either Party fails to make payment when due (i) under Article 10, Article 20 or any Company Purchase Agreement within one (1) Business Day after a written demand therefor or (ii) under any other provision hereof or any other Transaction Document within five (5) Business Days; or

(b) Other than a default described in Section 19.1(a), 19.1(c), or 19.1(k), either Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) fails to perform any material obligation or covenant to the other under this Agreement or any other Transaction Document, which is not cured to the reasonable satisfaction of the other Party (in its reasonable discretion) within ten (10) Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed; or

(c) Either Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) breaches any material representation or material warranty made or repeated or deemed to have been made or repeated by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under any Transaction Document; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within ten (10) Business Days after the date that such Party receives notice that corrective action is needed; or

(d) Either Party becomes Bankrupt; or

(e) Either Party or any of its Designated Affiliates (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or any early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three (3) Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf); or either Party or any Affiliate of such Party that is party to any credit support document provided pursuant hereto or in connection herewith, disaffirms, disclaims, repudiates or rejects, in whole or in party, such credit support document or its obligations thereunder; or

(f) A Master Agreement Termination Event occurs with respect to either Party;

(g) A Change of Control; or

(h) The Company fails, after giving effect to any applicable notice requirement or grace period, to perform its obligations under, comply with, or maintain in any material respect a Base Agreement or the Required Storage and Transportation Arrangements, if any; or

(i) The Company or any of its Subsidiaries sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or a material portion of the assets of the Refinery; or

(j) The Company (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii) (A) the successor entity resulting from any such consolidation, amalgamation or merger or the Person that otherwise acquires all or substantially all of the assets of the Company does not assume, in a manner reasonably satisfactory to Aron, all of the Company’s obligations hereunder and under the other Transaction Documents, or (B) in the reasonable judgment of Aron, the creditworthiness of the resulting, surviving or transferee entity, taking into account any guaranties, is materially weaker than the Company immediately prior to the consolidation, amalgamation, merger or transfer; or

(k) The Company fails to perform or observe any term, covenant or agreement contained in any of Section 5(b)(i) (Liens), Section 5(b)(ii) (Indebtedness), Section 5(b)(iii) (Restricted Payments), Section 5(b)(v) (Asset Dispositions), or Section 5(b)(vi) (Transactions with Affiliates) of the Pledge and Security Agreement; or

(l) There shall occur, after giving effect to any applicable notice requirement or grace period, either (A) a default, event of default or other similar condition or event (however described) in respect of the Company under one or more agreements or instruments relating to Specified Indebtedness (other than the indebtedness under the Transaction Documents) in an aggregate amount of not less than One Million dollars ($1,000,000) which has resulted in such Specified Indebtedness becoming due and payable under such agreements and instruments before it would have otherwise been due and payable or (B) a default by the Company in making one or more payments on the due date thereof in an aggregate amount of not less than One Million dollars ($1,000,000) under such agreements or instruments (after giving effect to any applicable notice requirement or grace period).

19.2 Remedies Upon Event of Default.

(a) Notwithstanding any other provision of this Agreement, if any Event of Default with respect to the Company, on the one hand, or Aron, on the other hand (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, Aron (where the Company is the Defaulting Party) or the Company (where Aron is the Defaulting Party) (such non-defaulting Party or Parties, the “Non-Defaulting Party”) may, without notice, (i) declare all of the Defaulting Party’s obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party, including the Current Deferred Payment Amount as contemplated under Section 11.8(a) and/or (ii) subject to Section 19.2(c), exercise any rights and remedies provided or available to the Non-Defaulting Party under this Agreement or at law or equity, including all remedies provided under the Uniform Commercial Code and as provided under this Section 19.2.

(b) Notwithstanding any other provision of this Agreement, if an Event of Default has occurred and is continuing with respect to the Defaulting Party, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement (and any other contract or agreement that may then be outstanding among the Parties that relates specifically to this Agreement, including any Transaction Document) and, subject to Section 19.2(c), to liquidate and terminate any or all rights and obligations under this Agreement and such other Transaction Documents; provided that, in the event Aron is the Non-Defaulting Party, this Agreement shall not be deemed to have terminated in full until Aron shall have disposed of all Crude Oil and Products owned or maintained by Aron in connection herewith. The Settlement Amount (as defined below) shall be calculated in a commercially reasonable manner based on such liquidated and terminated rights and obligations and shall be payable by one Party to the other. The “Settlement Amount” shall mean the amount, expressed in U.S. Dollars, of losses and costs that are or would be incurred by the Non-Defaulting Party (expressed as a positive number) or gains that are or would be realized by the Non-Defaulting Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations under this Agreement and such other Transaction Documents. The determination of the Settlement Amount shall include (without duplication): (x) the losses and costs (or gains) incurred or realized (and determined in a commercially reasonable manner) by the Non-Defaulting Party in terminating, transferring, redeploying or otherwise modifying any outstanding Procurement Contracts, (y) the losses and costs (or gains) incurred or realized (and determined in a commercially reasonable manner) by the Non-Defaulting Party in terminating and liquidating any transactions evidenced by confirmations subject hereto (including the SPM Master Buy/Sell Crude Confirmation, SPM Master Buy/Sell Product Confirmation and any other buy/sell confirmation hereunder) and (z) all losses and costs (or gains) incurred or realized by the Non-Defaulting Party, as a result of the Non-Defaulting Party’s terminating, liquidating, maintaining, obtaining or reestablishing any Related Hedges (including, if Aron is the Non-Defaulting Party, all hedging transactions relating to the Monthly Market Structure Roll Fees). If the Settlement Amount is a positive number it shall be due to the Non-Defaulting Party and if it is a negative number, the absolute value thereof shall be due to the Defaulting Party.

(c) The Settlement Amount shall be determined by the Non-Defaulting Party, acting in good faith, in a commercially reasonable manner. The Non-Defaulting Party shall determine the Settlement Amount commencing as of the date on which such termination occurs by reference to such futures, forward, swap and options markets as it shall select in its commercially reasonable judgment; provided that the Non-Defaulting Party is not required to effect such terminations and/or determine the Settlement Amount on a single day, but rather may effect such terminations and determine the Settlement Amount over a commercially reasonable period of time. Without limiting the generality of the foregoing, it is agreed that for purposes of determining the Settlement Amount: (1) all fees hereunder and under the Fee Letter (other than the Refinery Crude Purchase Fee Price applicable to the Refinery Crude Purchase Fee) shall be due to Aron and determined by Aron based on the applicable minimum inventory levels specified in Schedule D and current forward curve and applicable Benchmark Prices as of the date of determination of the Settlement Amount; (2) for the period following the date of determination of the Settlement Amount, the Refinery Crude Purchase Fee Price applicable to the Refinery Crude Purchase Fee shall be included in the Settlement Amount based on an assumed net daily crude runs of 60,000 Barrels per day through the Expiration Date; (3) to the extent the Fee Letter provides for the calculation of any amount to be included in the Settlement Amount, the provisions of the Fee Letter shall be controlling for such purpose; and (4) to the extent the Non-Defaulting Party deems it commercially reasonable to do so, it may in referencing prices in the futures, forward, swap and options markets for purposes of calculating various elements of the Settlement Amount endeavor to align the dates as of which such reference prices are determined. In calculating the Settlement Amount, the Non-Defaulting Party shall discount to present value (in any commercially reasonable manner based on London interbank rates for the applicable period and currency) any amount which would be due at a later date and shall add interest (at a rate determined in the same manner) to any amount due prior to the date of the calculation.

(d) Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and Aron is the Non-Defaulting Party, Aron may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement or any other Transaction Documents, (ii) withdraw from storage any and all of the Crude Oil and/or Products then in the Included

Locations, (iii) otherwise arrange for the disposition of any Crude Oil and/or Products subject to any outstanding Aron Procurement Contract or Included Purchase Transaction and/or the modification, settlement or termination of such outstanding Aron Procurement Contract or Included Purchase Transaction in such manner as it elects and (iv) liquidate in a commercially reasonable manner any credit support, margin or collateral, to the extent not already in the form of cash (including applying any other margin or collateral) and apply and set off such credit support, margin or collateral or the proceeds thereof against any obligation owing by the Company to Aron (including without limitation the Initial Margin Amount). Aron shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. The Company shall in all events remain liable to Aron for any amount payable by the Company in respect of any of its obligations remaining unpaid after any such liquidation, application and set off.

(e) Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and the Company is the Non-Defaulting Party, the Company may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement and/or (ii) otherwise arrange for the settlement or termination of the Parties’ outstanding commitments hereunder, the sale in a commercially reasonable manner of Crude Oil and/or Product for Aron’s account, and the replacement of the supply and offtake arrangement contemplated hereby with such alternative arrangements as it may procure.

(f) The Non-Defaulting Party shall set off (i) the Settlement Amount (if due to the Defaulting Party), plus any performance security (including any other margin or collateral) then held by the Non-Defaulting Party pursuant to the Transaction Documents, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Defaulting Party hereunder (including under Article 10), against (ii) the Settlement Amount (if due to the Non-Defaulting Party), plus any performance security (including any other margin or collateral) then held by the Defaulting Party, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Non-Defaulting Party hereunder (including under Article 10), so that all such amounts shall be netted to a single liquidated amount payable by one Party to the other (the “Liquidated Amount”). The Party with the payment obligation shall pay the Liquidated Amount to the applicable other Parties within one (1) Business Day after such amount has been determined. In addition, the Parties acknowledge that, in connection with an Event of Default hereunder, the Step-out Inventory Sales Agreement may be terminated and with respect thereto any rights and remedies available hereunder, under any other agreement between the Parties hereto or the parties thereto, or at law or equity may be exercised.

(g) No delay or failure on the part of the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.

(h) The Non-Defaulting Party’s rights under this Section 19.2 shall be in addition to, and not in limitation or exclusion of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts or other rights under any credit support that may from time to time be provided in connection with this Agreement. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all reasonable costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.

(i) If an Event of Default has occurred and is continuing, the Non-Defaulting Party may, without limitation on its rights under this Section 19.2, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party (whether hereunder, under any other contract or agreement or otherwise and whether or not then due).

(j) The Parties acknowledge and agree that this Agreement is intended to be a “master netting agreement” as such term is defined in section 101(38A) of the Bankruptcy Code. As used in this Section 19.2, unless otherwise expressly provided, each reference to “this Agreement” shall, and shall be deemed to, be a reference to “this Agreement and the other Transaction Documents.”

(k) The Parties acknowledge and agree that the Non-Defaulting Party has such additional netting and setoff rights as are provided in the Master Netting Agreement.

ARTICLE 20

SETTLEMENT AT TERMINATION

20.1 Upon expiration or termination of this Agreement for any reason other than as a result of an Event of Default (in which case the Expiration Date or such other date as the Parties may agree shall be the “Termination Date”; provided that if such date is not a Business Day, the Termination Date shall occur on the immediately preceding Business Day), the Parties covenant and agree to proceed as provided in this Article 20; provided that (x) this Agreement shall continue in effect following the Termination Date until all obligations are finally settled as contemplated by this Article 20 and (y) the provisions of this Article 20 shall in no way limit the rights and remedies which the Non-Defaulting Party may have as a result of an Event of Default, whether pursuant to Article 19 above or otherwise:

(a) If any Aron Procurement Contract does not either (i) by its terms automatically become assigned to the Company on and as of the Termination Date in a manner which releases Aron from all obligations thereunder for all periods following the Termination Date or (ii) by its terms, expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the then existing Third Party Suppliers, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (w) such Aron Procurement Contract shall be assigned to the Company or shall be terminated, (x) all rights and obligations of Aron under each of the then outstanding Aron Procurement Contracts shall be assigned to the Company, (y) the Company shall assume all of such obligations to be paid or performed following such termination, and (z) Aron shall be released by such Third Party Suppliers and the Company from any further obligations thereunder. In connection with the assignment or reassignment of any Aron Procurement Contract, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the supply and payment arrangements, including any change in payment terms, under the relevant Aron Procurement Contracts so as to prevent any material disruption in the supply of Crude Oil thereunder.

(b) If, pursuant to the Marketing and Sales Agreement, any sales commitments are outstanding which, by their terms, extend beyond the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the purchasers thereunder, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (i) such sales commitment shall be assigned (or reassigned) to the Company or shall be terminated, (ii) all rights and obligations of Aron with respect to each then outstanding sales commitment shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by the purchasers thereunder and the Company from any further obligations with respect to such sales commitments. In connection with the assignment or reassignment of any Aron Procurement Contract, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the Product marketing and sales arrangements so as to prevent any material disruption in the distribution of Products from the Refinery.

(c) In the event that Aron has become a party to any other third party service contract in connection with this Agreement and the transactions contemplated hereby, including any pipeline, terminalling, storage and shipping arrangement including but not limited to the Required Storage and Transportation Arrangements (an “Ancillary Contract”) and such Ancillary Contract does not by its terms expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into with each service provider thereunder such instruments or other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which as of the Termination Date (i) such Ancillary Contract shall be assigned to the Company or shall be terminated, (ii) all rights and obligations of Aron with respect to each then outstanding Ancillary Contract shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by the third party service providers thereunder and the Company from any further obligations with respect to such Ancillary Contract.

(d) The volume of Crude Oil and Products at the Included Locations shall be purchased and transferred as contemplated in the Step-Out Inventory Sales Agreement. The Crude Oil volumes measured by Supplier’s Inspector at the Termination Date and recorded in Supplier’s Inspector’s final inventory report shall be the “Termination Date Crude Oil Volumes” for the purposes of this Agreement and the Product volumes measured by Supplier’s Inspector at the Termination Date and recorded in Supplier’s

Inspector’s final inventory report shall be the “Termination Date Product Volumes” for purposes of this Agreement, and such Termination Date Crude Oil Volumes and Termination Date Product Volumes shall collectively be referred to as the “Termination Date Volumes.”

(e) Aron shall promptly reconcile and determine the Termination Amount pursuant to Section 20.2. The Parties shall promptly exchange all information necessary to determine the estimates and final calculations contemplated by Section 20.2.

(f) Aron shall have no further obligation to purchase and shall not purchase or pay for Crude Oil or Products, or incur any such purchase obligations on and after the Termination Date. Except as may be required for Aron to fulfill its obligations hereunder until the Termination Date or during any obligatory notice period pursuant to any Aron Procurement Contract, Aron shall not be obligated to purchase, take title to or pay for any Crude Oil or Products following the Termination Date or such earlier date as the Parties may determine in connection with the transitioning of such supply arrangements to the Company. Notwithstanding anything to the contrary herein, no Delivery Date shall occur later than the calendar day immediately preceding the Termination Date.

20.2 Termination Amount.

(a) The “Termination Amount” shall equal:

(i) Any unpaid amounts owed by the Company to Aron pursuant to the Step-Out Inventory Sales Agreement, plus

(ii) all unpaid amounts payable hereunder by the Company to Aron in respect of Crude Oil delivered on or prior to the Termination Date, plus

(iii) all Ancillary Costs incurred through the Termination Date that have not yet been paid or reimbursed by the Company, plus

(iv) in the case of an early termination, the amount reasonably determined by Aron as the breakage costs it incurred in connection with the termination, unwinding or redeploying of all Related Hedges as a result of such early termination, plus

(v) the aggregate amount due under Section 10.2(a), calculated as of the Termination Date with such date being the final day of the last monthly period for which such calculations are to be made under this Agreement; provided that, if such amount under Section 10.2(a) is due to Aron, then such amount will be included in this Termination Amount as a positive number and if such amount under Section 10.2(a) is due to the Company, then such amount will be included in this Termination Amount as a negative number, plus

(vi) any unpaid portion of any fee owed to Aron pursuant to Article 11; plus

(vii) any FIFO Balance Final Settlement that is determined to be due pursuant to Schedule N; provided that, if such FIFO Balance Final Settlement is due to Aron, then such amount will be included in this Termination Amount as a positive number and if such amount under Section 10.2(a) would be due to the Company, then such amount will be included in this Termination Amount as a negative number, plus

(viii) the Current Deferred Payment Amount, minus

(ix) all unpaid amounts payable hereunder by Aron to the Company in respect of Product delivered on or prior to the Termination Date, minus

(x) all unpaid amounts payable under the Marketing and Sales Agreement by Aron to the Company for services provided up to the Termination Date.

All of the foregoing amounts shall be aggregated or netted to a single liquidated amount owing from one Party to the other. If the Termination Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to the Company.

(b) The Parties acknowledge that one or more of the components of the Termination Amount will not be able to be definitively determined by the Termination Date and therefore agree that Aron shall, in a commercially reasonable manner, estimate in good faith each of such components and use such estimated components to determine an estimate of the Termination Amount (the “Estimated Termination Amount”); provided that the Parties agree that Aron shall continue to hold the Initial Margin Amount until final settlement is completed pursuant to Section 20.2(c). Without limiting the generality of the foregoing, the Parties agree that the amount due under Section 20.2(a)(i) above shall be estimated by Aron in the same manner and using the same methodology as it used in preparing the Estimated Commencement Date Value, but applying the “Step-Out Prices” as indicated in Schedule B and other price terms provided for herein with respect to the purchase of the Termination Date Volumes. Aron shall use its commercially reasonable efforts to prepare, and provide the Company with, an initial Estimated Termination Amount, together with appropriate supporting documentation, at least five (5) Business Days prior to the Termination Date. To the extent reasonably practicable, Aron shall endeavor to update its calculation of the Estimated Termination Amount by no later than 12:00 p.m. HST on the Business Day prior to the Termination Date. If Aron is able to provide such updated amount, that amount shall constitute the Estimated Termination Amount and shall be due and payable by no later than 5:00 p.m., HST on the Business Day preceding the Termination Date. Otherwise, the initial Estimated Termination Amount shall be the amount payable on the Termination Date. If the Estimated Termination Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to the Company.

(c) On or before ten (10) Business Days following the Termination Date, Aron shall prepare, and provide the Company with, (i) a statement showing the calculation, as of the Termination Date, of the Termination Amount, (ii) a statement (the

“Termination Reconciliation Statement”) reconciling the Termination Amount with the sum of the Estimated Termination Amount pursuant to Section 20.2(b) and the Initial Margin Amount and indicating any amount remaining to be paid by one Party to the other as a result of such reconciliation. Within one (1) Business Day after receiving the Termination Reconciliation Statement and the related supporting documentation, the Parties will make any and all payments required pursuant thereto. Promptly after receiving such payment (but in any event within five (5) Business Days), Aron shall (x) cause any filing or recording of any UCC financing forms to be terminated, (y) release and terminate all Lien Documents pursuant to one or more instruments mutually acceptable to the Parties and (z) deliver, re-assign, reconvey and transfer, as applicable, to the Company any other Collateral or credit support held or maintained by Aron (including, without limitation, the remaining balance, if any, of the Initial Margin Amount after giving effect to this Article 20).

(d) Notwithstanding anything herein to the contrary, Aron shall not have any obligation to make any payment contemplated by this Section 20.2, transfer of title to Crude Oil or Products or to otherwise cooperate in the transition matters described in Section 20.1 unless (i) the Company shall have performed its obligations under the Step-Out Inventory Sales Agreement and this Section 20.02 as and when required pursuant to the terms hereof and thereof, and (ii) except as otherwise agreed by the Parties, the Master Agreement and all Transactions outstanding thereunder have been terminated and all amounts due with respect to such terminated Transactions shall have been paid in full.

20.3 Transition Services. To the extent necessary to facilitate the transition to the Purchasers of the storage and transportation rights and status contemplated hereby, each Party shall take such additional actions, execute such further instruments and provide such additional assistance as the other Party may from time to time reasonably request for such purposes.

ARTICLE 21

INDEMNIFICATION; EXPENSES

21.1 To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in the Transaction Documents, Aron shall defend, indemnify and hold harmless the Company, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Aron of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Aron made herein or in connection herewith proving to be false or misleading, (ii) any failure by Aron to comply with or observe any Applicable Law, (iii) Aron’s negligence or willful misconduct, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Aron or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, except to the extent that any Liability arising under clause (iv) has resulted from the negligence or willful misconduct on the part of the Company, its Affiliates or any of their respective employees, representatives, agents or contractors.

21.2 To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, the Company shall defend, indemnify and hold harmless Aron, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by the Company of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Company made herein or in connection herewith proving to be false or misleading, including, without limitation the Company’s obligation for payment of taxes pursuant to Section 15.1, (ii) the Company’s transportation, handling, storage, refining or disposal of any Crude Oil or the products thereof, including any conduct by the Company on behalf of or as the agent of Aron under the Required Storage and Transportation Arrangements, (iii) the Company’s failure to comply with its obligations under the terminalling, pipeline and lease agreements underlying the Required Storage and Transportation Arrangements, (iv) the Company’s negligence or willful misconduct, (v) any failure by the Company to comply with or observe any Applicable Law, (vi) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by the Company or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, (vii) actual or alleged presence or release of Hazardous Substances in connection with the Transaction Documents or the transactions contemplated thereby, or any liability under any Environmental Law related in any way to or asserted in connection with the Transaction Documents or the transactions contemplated thereby or (viii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether Aron is a party thereto, except to the extent that any Liability arising under clause (vi), (vii) or (viii) above has resulted from the negligence or willful misconduct on the part of Aron, its Affiliates or any of their respective employees, representatives, agents or contractors.

21.3 The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of the Transaction Documents shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in the Transaction Documents.

21.4 Each Party agrees to notify the other as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense; provided that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the indemnifying Party is materially adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder.

21.5 The Company shall pay (i) all reasonable out-of-pocket expenses incurred by Aron and its Affiliates (including the reasonable fees, charges and disbursements of counsel and tax consultants for Aron) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by Aron and its Affiliates in connection with the enforcement or protection of Aron’s rights under or in connection with this Agreement and the other Transaction Documents.

ARTICLE 22

LIMITATION ON DAMAGES

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES’ LIABILITY FOR DAMAGES IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY (WHICH INCLUDE ANY AMOUNTS DETERMINED UNDER ARTICLE 19) AND NEITHER PARTY SHALL BE LIABLE FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT, SUCH LIMITATION SHALL NOT APPLY WITH RESPECT TO (I) ANY THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS AVAILABLE UNDER THIS AGREEMENT OR (II) ANY BREACH OF ARTICLE 24. EACH PARTY ACKNOWLEDGES THE DUTY TO MITIGATE DAMAGES HEREUNDER.

ARTICLE 23

AUDIT AND INSPECTION

During the Term of this Agreement each Party and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the other Party, or any of the other Party’s contractors and agents, which relate to this Agreement; provided that, neither this Section nor any other provision hereof shall entitle the Company to have access to any records concerning any hedges or offsetting transactions or other trading positions or pricing information that may have been entered into with other parties or utilized in connection with any transactions contemplated hereby or by any other Transaction Document. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the Termination Date. Each Party shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the Termination Date.

ARTICLE 24

CONFIDENTIALITY

24.1 In addition to the Company’s confidentiality obligations under the Transaction Documents, the Parties agree that the specific terms and conditions of this Agreement, including any list of counterparties, the Transaction Documents and the drafts of this Agreement exchanged by the Parties and any information exchanged between the Parties, including calculations of any fees or other amounts paid by the Company to Aron under this Agreement and all information received by Aron from the Company relating to the costs of operation, operating conditions, and other commercial information of the Company not made available to the public, are confidential and shall not be disclosed to any third party, except (i) as may be required by court order or Applicable Laws or as requested by a Governmental Authority, (ii) to such Party’s or its Affiliates’ employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors for purposes of administering, negotiating, considering, processing or evaluating this Agreement and the other Transaction Documents or the transactions contemplated thereby, or (iii) to such Party’ insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage; provided that, prior to any disclosure permitted by this clause (iii), such insurance providers shall have agreed in writing to keep confidential any information or document subject to this Section 24.1. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of two (2) years following the Termination Date. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

24.2 In the case of disclosure covered by clause (i) of Section 24.1, to the extent practicable and in conformance with the relevant court order, Applicable Law or request, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure.

24.3 Tax Disclosure. Notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

ARTICLE 25

GOVERNING LAW

25.1 THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.

25.2 EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE CITY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 27. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

25.3 Each Party waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any proceedings relating to this agreement.

ARTICLE 26

ASSIGNMENT

26.1 This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

26.2 The Company shall not assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of Aron. Aron may, without the Company’s consent, assign and delegate all of Aron’s rights and obligations hereunder to (i) any Affiliate of Aron, provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes Aron’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity, in the Company’s reasonable credit judgment, is equal or superior to the creditworthiness of Aron immediately prior to such assignment. Any other assignment by Aron shall require the Company’s consent.

26.3 Any attempted assignment in violation of this Article 26 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

ARTICLE 27

NOTICES

All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier. A notice shall be deemed to have been received when transmitted by email to the other Party’s email set forth in Schedule M, or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth in Schedule M and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Section, which is effective upon receipt.

ARTICLE 28

NO WAIVER, CUMULATIVE REMEDIES

28.1 The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default or Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or Default under, this Agreement, whether of a like kind or different nature.

28.2 Each and every right granted to the Parties under this Agreement or allowed it by law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

ARTICLE 29

NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES

29.1 This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that each Party is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make such Party, or any employee or agent of the Company, an agent or employee of the other Party.

29.2 Neither Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other; or to otherwise act as the representative of the other, unless expressly authorized in writing by the other.

ARTICLE 30

MISCELLANEOUS

30.1 If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

30.2 The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly authorized representatives.

30.3 No promise, representation or inducement has been made by either Party that is not embodied in this Agreement or the Transaction Documents, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

30.4 Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

30.5 Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any person other than the Parties and their successors and permitted assigns.

30.6 All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive for the time periods specified herein.

30.7 This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

30.8 All transactions hereunder are entered into in reliance on the fact that this Agreement and all such transactions constitute a single, integrated agreement between the Parties, and the Parties would not have otherwise entered into any other transactions hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

J. ARON & COMPANY

By:	/s/ Simon Collier
Name:	Simon Collier
Title:	Attorney-in-Fact

[Signature Page to Supply and Offtake Agreement]

HAWAII INDEPENDENT ENERGY, LLC

By:	/s/ William Monteleone
Name:	William Monteleone
Title:	Executive Vice President

[Signature Page to Supply and Offtake Agreement]